Execution Version

CREDIT AGREEMENT

Among

LDRV HOLDINGS CORP.,

a Delaware Corporation, and

Lazydays RV America, LLC, Lazydays RV Discount, LLC, and

Lazydays Mile Hi RV, LLC,

Each a Delaware Limited Liability Company

And

VARIOUS OTHER AFFILIATED ENTITIES HEREAFTER PARTIES HERETO,

“As Borrowers”

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

A New York Banking Corporation,

“As Administrative Agent, Swingline Lender and Issuing Bank”

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

A New York Banking Corporation,

AND VARIOUS OTHER FINANCIAL INSTITUTIONS

NOW OR HEREAFTER PARTIES HERETO

“As Lenders”

Dated: To Be Effective As Of March 15, 2018

TABLE OF CONTENTS

ARTICLE 1	CERTAIN DEFINITIONS; RULES OF CONSTRUCTION	1

Section 1.01.	Certain Definitions	1
Section 1.02.	Terms Generally	39
Section 1.03.	Joint and Several Liability of Borrowers	39
Section 1.04.	Accounting Principles	40

ARTICLE 2	CREDIT FACILITIES	40

Section 2.01.	Floor Plan Loans	40
2.01.1.	Floor Plan Loan Promissory Notes	41
2.01.2.	Procedure For Floor Plan Loan Borrowings	41
2.01.3.	Overadvances	42
2.01.4.	Settlement Of Floor Plan Loans Among Lenders	42
2.01.5.	Repayment Of Floor Plan Loans	42
2.01.6.	Payments Due Upon Sale or Ineligibility Of Floor Plan Vehicles or Units	43
2.01.7.	Eligible New Floor Plan Unit Curtailment	43
2.01.8.	Eligible Used Floor Plan Unit Curtailment	43
2.01.9.	Eligible Rental Floor Plan Unit and Permitted Company Vehicle Curtailment	43
2.01.10.	Out Of Balance Floor Plan Vehicles or Units	43
2.01.11.	Deposit And Application Of Payment	44
2.01.12.	Permitted Purposes Of Floor Plan Loans	44
2.01.13.	Title Documents	44
2.01.14.	Power of Attorney	44
2.01.15.	Floor Plan Unused Commitment Fees	44
2.01.16.	Permanent Reduction Of Floor Plan Line of Credit Dollar Cap	45
2.01.17.	Floor Plan Equity Offset Arrangement	45
Section 2.02.	M&T Advances	46
2.02.1.	Advances	46
2.02.2.	Automated Sweep Program	47
2.02.3.	Repayment Obligations of Borrowers	47
Section 2.03.	Revolving Credit Loans	47
2.03.1.	Revolving Credit Loan Promissory Notes	48
2.03.2.	Procedure For Revolving Credit Loan Borrowings	48
2.03.3.	Repayment Of Revolving Credit Loans	48
2.03.4.	Permitted Purposes Of Revolving Credit Loans	48
2.03.5.	Revolving Credit Unused Commitment Fees	49
2.03.6.	Permanent Reduction Of Revolving Credit Dollar Cap	49
Section 2.04.	Swingline Loan Subfacility	49
2.04.1.	Advances	49
2.04.2.	Repayment of Swingline Loans Upon Swingline Conversion Event	50
2.04.3.	Participations	50
Section 2.05.	Letter of Credit Subfacility	51
2.05.1.	Request for Issuance; Amendment; Renewal; Extension; Certain Conditions	51
2.05.2.	Expiration Date	51
2.05.3.	Agreement of Lenders To Purchase Proportionate Share of Letters of Credit	52
2.05.4.	Reimbursement Obligations of the Borrower	52
2.05.5.	Borrowers’ Reimbursement Obligations Are Absolute	52
2.05.6.	Applicability of ISP98	53
2.05.7.	Interim Interest	53
2.05.8.	Cash Collateralization	53
2.05.9.	Letter of Credit Fees	53
2.05.10.	Letters of Credit Issued for Other Loan Parties or Subsidiaries	53

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Section 2.06.	Term Loans	54
2.06.1.	Term Loan Notes	54
2.06.2.	Payment	54
2.06.3.	Mandatory Prepayments	54
2.06.4.	Voluntary Prepayments	55
2.06.5.	Permitted Purposes Of Term Loan	55
Section 2.07.	Interest Terms Applicable To The Loans	55
2.07.1.	Adjusted Base Rate	55
2.07.2.	LIBOR Borrowing Option	56
2.07.3.	Breakage Costs	58
2.07.4.	Illegality	58
2.07.5.	Termination Of Right to Elect LIBOR Borrowings	59
2.07.6.	Calculation Of Interest	59
2.07.7.	Default Interest	59
2.07.8.	Maximum Rate Of Interest	59
2.07.9.	Late Payment Charges	59
Section 2.08.	Pro Rata Treatment And Payments	60
2.08.1.	Distribution Of Payments To Lenders	60
2.08.2.	Funding Of Loans	60
2.08.3.	Ratable Sharing	60
2.08.4.	Setoffs, Counterclaims, Other Payments	61
Section 2.09.	Application Of Payments	61
Section 2.10.	Increased Costs	61
2.10.1.	Increased Costs Generally	61
2.10.2.	Capital Requirements	62
2.10.3.	Certificate for Reimbursement	62
2.10.4.	Delay in Requests	62
Section 2.11.	Taxes	62
2.11.1.	Defined Terms	62
2.11.2.	Payments Free of Taxes	63
2.11.3.	Payment of Other Taxes by the Borrower	63
2.11.4.	Indemnification	63
2.11.5	Indemnification by Lenders	63
2.11.6	Evidence of Payments	63
2.11.7	Status of Lenders	64
2.11.8	Treatment of Certain Refunds	65
2.11.9	Survival	66
Section 2.12	Mitigation, Obligations; Replacement of Lenders.	66
2.12.1	Designation of a Different Lending Office	66
2.12.2	Replacement of Lenders	66
Section 2.13	Cash Collateral	67
2.13.1	Certain Credit Support Events	67
2.13.2	Grant of Security Interest	67
2.13.3	Application	67
2.13.4	Release	67
Section 2.14	Defaulting Lenders	68
2.14.1	Defaulting Lender Adjustments	68
2.14.2	Defaulting Lender Cure	69
2.14.3	New Swingline Loans/Letters of Credit	69
Section 2.15	Fees	70
Section 2.16	Payments	70
Section 2.17	Advancements	70
Section 2.18	Co-Borrower Provisions	70
2.18.1	Borrower Representative	70
2.18.2	Subordination	71

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2.18.3	Postponement of Subrogation	71
2.18.4	No Discharge	71
2.18.5	Waivers	72
2.18.6	Cross-Guaranty	72
2.18.7	Obligations Among Loan Parties	72
Section 2.19	Swap Obligations; Keepwell	73
Section 2.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	73

ARTICLE 3	REPRESENTATIONS AND WARRANTIES	74

Section 3.01	Organization and Qualification	74
Section 3.02	Capitalization and Ownership	74
Section 3.03	Subsidiaries	74
Section 3.04	Power and Authority	74
Section 3.05	Validity and Binding Effect	75
Section 3.06	No Conflict	75
Section 3.07	Litigation	75
Section 3.08	Financial Statements; Financial Projections	75
3.08.1	Financial Statements	75
3.08.2	Books and Records	76
3.08.3	Absence of Material Liability	76
3.08.4	Financial Projections	76
Section 3.09	Margin Stock	76
Section 3.10	Full Disclosure	76
Section 3.11	Tax Returns and Payments	76
Section 3.12	Consents and Approvals	77
Section 3.13	No Event of Default; Compliance with Instruments	77
Section 3.14	Compliance with Laws	77
Section 3.15	ERISA Compliance	77
3.15.1	Plans and Contributions	77
3.15.2	Pending Claims	77
3.15.3	ERISA Events	77
Section 3.16	Title to Properties	78
Section 3.17	Insurance	78
Section 3.18	Employment Matters	78
Section 3.19.	Solvency	78
Section 3.20	Material Contracts; Burdensome Restrictions	78
Section 3.21	Patents, Trademarks, Copyrights, Licenses, Etc	78
Section 3.22	Liens	78
Section 3.23.	Environmental Compliance	79
Section 3.24.	Anti-Money Laundering/International Trade Law Compliance	79

ARTICLE 4	CONDITIONS PRECEDENT	79

Section 4.01.	Conditions to Closing	79
4.01.1.	Closing Submissions	79
4.01.2.	Fees	82
4.01.3.	Credit Party Expenses	82
4.01.4	No Material Adverse Change	82
Section 4.02.	Conditions To Advances Of Proceeds Of Loans And Issuance Of Letters Of Credit After Closing Date	82
4.02.1.	Representations And Warranties	82
4.02.2.	Absence Of Defaults And Events Of Default	82
4.02.3.	No Material Adverse Changes	82

ARTICLE 5	AFFIRMATIVE COVENANTS	83

Section 5.01.	Payment and Performance	83

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Section 5.02.	Insurance	83
Section 5.03.	Collection Of Accounts; Sale Of Inventory.	83
Section 5.04.	Notice Of Litigation And Proceedings	83
Section 5.05.	Payment Of Liabilities To Third Persons	83
Section 5.06.	Notice Of Change Of Business Location Or Of Jurisdiction of Organization; Notice of Name Change	84
Section 5.07.	Payment Of Taxes	84
Section 5.08.	Notice Of Events Affecting Collateral; Compromise Of Receivables; Returned Or Repossessed Goods	84
Section 5.09.	Reporting Requirements	84
5.09.1	Dealership Financial Statements	84
5.09.2.	Monthly Financial Statements.	84
5.09.3.	Annual Financial Statements.	85
5.09.4.	Management Letters.	85
5.09.5.	Compliance Certificate	85
5.09.6.	Reports To Other Creditors	85
5.09.7.	Management Changes	85
5.09.8.	Projections	85
5.09.9.	Notice of Defaults and Events of Default	85
5.09.10.	ERISA Event.	85
5.09.11.	SEC Filings.	86
5.09.12.	Reportable Anti-Terrorism Compliance Event.	86
5.09.13.	General Information	86
Section 5.10.	Preservation of Existence, Etc.	86
Section 5.11.	Maintenance of Assets and Properties	86
Section 5.12.	Compliance with Laws	86
Section 5.13.	Inspection Rights	87
Section 5.14.	Environmental Matters and Indemnification	87
Section 5.15.	Additional Subsidiaries	87
5.15.1.	Domestic Subsidiaries.	87
5.15.2.	Requirements for All Additional Subsidiaries.	87
5.15.3.	Joinder of Additional Borrowers.	88
Section 5.16.	Deposit and Operating Accounts	88
Section 5.17.	Post-Closing Deliverables	88

ARTICLE 6	NEGATIVE COVENANTS	88

Section 6.01.	Liens	88
Section 6.02.	Investments And Loans	89
Section 6.03.	Indebtedness	89
Section 6.04.	Fundamental Changes	90
Section 6.05.	Dispositions	90
Section 6.06.	Restricted Payments	90
Section 6.07.	Change in Nature Of Business	91
Section 6.08.	Transactions With Affiliates	91
Section 6.09.	Burdensome Agreements; Negative Pledges	91
Section 6.10.	Use Of Proceeds	91
Section 6.11.	Tax Consolidation	91
Section 6.12.	Maximum Total Leverage Ratio	91
Section 6.13.	Minimum Consolidated Fixed Charge Coverage Ratio	92
Section 6.14.	Capital Expenditures	92
Section 6.15.	Anti-Money Laundering/International Trade Law Compliance	92
Section 6.16	Amendments to Amended Charter, Securities Purchase Agreement, or Certificate of Designations	92

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v

Section 10.07.	Right of Setoff	106
Section 10.08.	Expenses; Indemnity; Damage Waiver	106
10.08.1.	Costs and Expenses.	106
10.08.2.	Indemnification by the Borrowers.	107
10.08.3.	Reimbursement by Lenders.	107
10.08.4.	Waiver of Consequential Damages, Etc..	107
10.08.5.	Payments.	108
10.08.6.	Survival.	108
Section 10.09.	Course of Conduct	108
Section 10.10.	Notices; Effectiveness; Electronic Communication	108
10.10.1.	Notices Generally.	108
10.10.2.	Electronic Communications.	109
10.10.3.	Change of Address, etc..	109
10.10.4.	Platform.	109
Section 10.11.	Treatment of Certain Information; Confidentiality	110
Section 10.12.	Counterparts And Integration	110
Section 10.13.	Electronic Execution	111
Section 10.14.	Severability	111
Section 10.15.	Survival	111
Section 10.16.	Time	111
Section 10.17.	Advertisement	111
Section 10.18.	Acknowledgments	112
Section 10.19.	Governing Law	112
Section 10.20.	Jurisdiction	112
Section 10.21.	Venue	112
Section 10.22.	Service Of Process	112
Section 10.23.	WAIVER OF JURY TRIAL	112
Section 10.24.	USA Patriot Act Notice	112

SCHEDULES

Schedule 1.01	Lenders and Commitments
Schedule 1.02	Existing Letters of Credit
Schedule 1.03	Preferred Stockholders
Schedule 1.04	Facilities
Schedule 3.20	Material Contracts
Schedule 5.17	Post-Closing Deliverables
Schedule 6.03	Indebtedness

EXHIBITS

Exhibit A	Form of Assignment And Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Floor Plan Loan Note
Exhibit D	Form of Lender Addendum
Exhibit E	Form of Revolving Credit Note
Exhibit F	Form of Swingline Note
Exhibit G	Form of Term Loan Note
Exhibit H	Form of Loan Request
Exhibit IA	Notice of Election (Term Loans)
Exhibit IB	Notice of Election (Revolving Credit Loans)
Exhibit IC	Notice of Election (Floor Plan Loans)
Exhibit J-1	Certificate pursuant to §881(c)
Exhibit J-2	U.S. Tax Compliance Certificate
Exhibit J-3	U.S. Tax Compliance Certificate
Exhibit J-4	U.S. Tax Compliance Certificate
Exhibit K	Form of Joinder Agreement and Counterpart

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated to be effective as of March 15, 2018, by and between LDRV HOLDINGS CORP., a Delaware corporation (“LDRV”), Lazydays RV America, LLC, Lazydays RV Discount, LLC, and Lazydays Mile Hi RV, LLC, each a Delaware limited liability company (together with LDRV, each a “Borrower” and, collectively, the “Borrowers”), each lender from time to time that is a party hereto (each a “Lender” and collectively, the “Lenders”), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Administrative Agent, Swingline Lender and Issuing Bank.

RECITALS:

The Borrowers have requested that the Lenders extend loans and other financial accommodations to the Borrowers as more particularly described in this Credit Agreement.

The Lenders have agreed to extend such loans and financial accommodations to the Borrowers in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Account” means any “account” within the meaning of that term under the Uniform Commercial Code.

“Account Debtor” means any “account debtor” within the meaning of that term under the Uniform Commercial Code, including any Person who is obligated to pay an Account.

“Acquisition Target” means any Person (or substantially all of the assets and business operations of any Person) which is to be acquired in a Permitted Acquisition by one or more Borrowers or by a Subsidiary of a Borrower.

“Adjusted Base Rate” means that rate of interest equal to the Base Rate plus the Applicable Margin.

“Adjusted Base Rate Borrowing” means each amount of the unpaid principal balance of a Loan which accrues interest at the Adjusted Base Rate.

“Adjusted Daily LIBOR Borrowing” means each unpaid principal balance of a Loan which accrues interest at the Adjusted Daily LIBOR Rate.

“Adjusted Daily LIBOR Rate” means with respect to the unpaid principal balances of the Floor Plan Loans, that rate per annum that is equal to the sum of: (a) the Daily LIBOR Rate; plus (b) the Applicable Margin.

1

“Adjusted LIBOR Rate” means for any LIBOR Borrowing for any Interest Period, an interest rate per annum that is equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin.

“Adjusted LIBOR Rate Borrowing” means each unpaid principal balance of a Loan which accrues interest at the Adjusted LIBOR Rate.

“Administrative Agent” means M&T Bank, in its capacity as Administrative Agent for the Lenders in accordance with this Agreement, and its successors and assigns in such capacity as authorized by the terms of this Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning provided to such term in Section 10.10.4 of this Agreement.

“Agreement” means this Credit Agreement, as it may be amended or modified from time to time, together with all schedules and exhibits hereto.

“Amended Charter” means (i) the Certificate of Incorporation of Andina II Holdco Corp. dated October 24, 2017 as filed with the office of the Secretary of State for the State of Delaware on October 24, 2017, as amended and restated by the Amended and Restated Certificate of Incorporation attached as Exhibit A to the Certificate of Merger of Andina Acquisition Corp. II and Andina II Holdco Corp. dated March 15, 2017, and filed with the office of the Secretary of State for the State of Delaware on March 15, 2017, and including the Certificate of Designations, and (ii) the Certificate of Incorporation of Parent Guarantor dated December 22, 2009, as filed with the office of the Secretary of State for the State of Delaware on December 22, 2009, as amended and restated by the Amended and Restated Certificate of Incorporation attached as Exhibit A to the Certificate of Merger of Lazy Days’ R.V. Center, Inc. and Andina II Merger Sub, Inc. dated March 15, 2018 and as filed with the office of the Secretary of State for the State of Delaware on March 15, 2018.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Curtailment Date” means, with respect to any Floor Plan Vehicle or Unit and a Floor Plan Loan relating to such Floor Plan Vehicle or Unit, the date that a curtailment payment is due based on the following methodology: The phrase “Applicable Curtailment Date” is typically followed by a numeral, which represents the number of days after the Applicable Starting Date for the Floor Plan Vehicle or Unit. For example, “Applicable Curtailment Date 365” refers initially to a date (a “Target Date”) that is 365 days after the date of the Applicable Starting Date for the Floor Plan Vehicle or Unit. However, the Target Date is not necessarily the actual payment date. The actual curtailment payment date is the Payment Due Date of the month following the calendar month that contains the Target Date. Again, as an example, if the Applicable Starting Date for a Floor Plan Vehicle or Unit was January 20, 2018, then “Applicable Curtailment Date 365” for that unit would be the Payment Due Date in February 2019.

2

“Applicable Margin” means the following percentages corresponding to the Total Leverage Ratio in effect as of the most recent Calculation Date:

		applicaBLE MARGIN FOR ADJUSTED BASE RATE BORROWINGS		APPLICABLE MARGIN FOR LIBOR BORROWINGS
tier LEVEL	TOTAL Leverage Ratio	revolving CREDIT loans, TERM LOANS, and swingline loans	floor plan loans	revolving CREDIT loans AND TERM LOANS	FLOOR PLAN loans	APPLICABLE MARGIN FOR FLOOR PLAN UNUSED COMMITMENT FEES	APPLICABLE MARGIN FOR REVOLVING CREDIT UNUSED COMMITMENT FEES	APPLICABLE MARGIN FOR LETTER OF CREDIT FEES
1	2.50 ≤ x	2.00%	1.30%	3.00%	2.30%	0.15%	0.50%	3.00%
2	2.00 ≤ X < 2.50	1.75%	1.15%	2.75%	2.15%	0.15%	0.375%	2.75%
3	1.50 ≤ X < 2.00	1.50%	1.10%	2.50%	2.10%	0.15%	0.375%	2.50%
4	X < 1.50	1.25%	1.00%	2.25%	2.00%	0.15%	0.25%	2.25%

The initial Applicable Margin shall be based on Tier Level 1. Beginning with the Calculation Date immediately following the Fiscal Quarter of the Borrowers ending on June 30, 2018 and after each consecutive Fiscal Quarter thereafter, the Applicable Margin shall be determined and adjusted by the then current Total Leverage Ratio as determined in accordance with the quarterly Compliance Certificates to be provided by the Borrowers in accordance with this Agreement. If the Borrowers fail to timely provide a Compliance Certificate for any Fiscal Quarter of the Borrowers as required by and within the time limitations set forth in this Agreement, the Applicable Margin from the applicable date of such failure shall be based on Tier Level 1 until five (5) Business Days after a Compliance Certificate has been provided, whereupon the applicable Tier Level shall be determined by the Total Leverage Ratio set forth in such Compliance Certificate. Except as set forth above, each Applicable Margin shall be effective from a Calculation Date until the next Calculation Date. If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers and their Subsidiaries or for any other reason, the Borrowers or the Lenders determine that (a) the Total Leverage Ratio (or any component thereof) as calculated by the Borrowers as of any applicable date was inaccurate, and (b) a proper calculation would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The obligations of the Borrowers to make such payment shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Applicable Starting Date” means, with respect to any Eligible New Floor Plan Unit, Eligible Rental Floor Plan Unit, Permitted Company Vehicle, or Eligible Used Floor Plan Unit, the date of the original borrowing of Floor Plan Loans for such Floor Plan Vehicle or Unit. For the avoidance of doubt, if an M&T Advance is made with respect to any such Floor Plan Vehicle or Unit, the Applicable Starting Date shall be the date of such M&T Advance.

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means M&T Bank, in its capacity as arranger.

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“Assignment And Assumption” means an Assignment And Assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Officer” means, with respect to any Person (other than a natural Person), any officer, partner, member, manager or other representative authorized to act on behalf of such Person and shall include, with respect to any Loan Party, those Persons duly designated as such in any incumbency certificates delivered to the Administrative Agent from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” means any one or more of the following types of services or facilities extended to any of the Loan Parties by any Credit Party or Affiliate of a Credit Party: (a) Automated Clearing House (ACH) transactions and other similar money transfer services; (b) cash management, lockbox services, controlled disbursement accounts, treasury management arrangements, and other similar services; (c) the establishment and maintenance of depository accounts; (d) credit cards, debit cards, purchase cards, or stored value cards; (e) merchant services; (f) foreign currency exchange; and (g) other similar or related bank products and services.

“Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code, as from time to time amended or supplemented.

“Base Rate” means, for any day, the fluctuating rate per annum equal to the highest of (a) the Prime Rate for such day, (b) the Federal Funds Rate in effect on such day plus fifty (50) Basis Points, and (c) the one-month LIBOR Rate, determined on a daily basis, plus one hundred (100) Basis Points. Any change in the Base Rate shall be effective on the opening of business on the day of such change.

“Basis Point” means one one-hundredth (.01) of one percent.

“Borrower” means each of the entities set forth in the preamble to this Agreement and identified as a Borrower and “Borrowers” means all of such entities.

“Borrower Pro Rata Share” means the amount of proceeds of the Loans advanced to or for the benefit of a Borrower, including without limitation the refinancing of existing Indebtedness for which the Borrower is an obligor.

“Borrower Representative” means LDRV, and any successor thereto as appointed by all of the Borrowers.

“Borrowing Date” means any Business Day on which the Borrowers have requested that the Lenders advance proceeds of the Floor Plan Loans or Revolving Credit Loans, that M&T advance proceeds of the M&T Advances, or that the Swingline Lender advance proceeds of the Swingline Loans, as the case may be, to or for the account of the Borrowers.

4

“Business Day” means (a) any day other than a Saturday or Sunday or a legal holiday on which commercial banks in either the State of New York are authorized or required to be closed under the Laws of either the State of New York, and (b) if the applicable Business Day relates to any day for the determination of LIBOR, any day that satisfies the conditions of clause (a) above which is also a day on which dealings in Dollar deposits are conducted by and between banks in the London Interbank Eurodollar Market.

“Calculation Date” means each of the dates upon which the Applicable Margins are to be determined and adjusted, which adjustments shall be made quarterly on the date occurring five (5) Business Days after the date on which the Administrative Agent receives the quarterly Compliance Certificate in accordance with the provisions of this Agreement, or otherwise as required by the terms of this Agreement.

“Capital Expenditures” means for any Person for any period of determination thereof, (a) all net expenses incurred during such period by such Person in connection with capital replacements, additions, renewals or improvements to any of the capital assets of such Person which are required to be capitalized on the books and accounts of such Person in accordance with GAAP, and (b) the amount of Capital Lease Obligations paid by such Person during such period; provided, however, Capital Expenditures shall not include (i) expenditures for fixed assets acquired in connection with a Permitted Acquisition, or (ii) the acquisition of any Permitted Company Vehicles if such Permitted Company Vehicles are financed with Floor Plan Loans.

“Capitalized Rents” means, as of any date of determination, the total amount of all operating rents and leases due for the Measurement Period multiplied by a factor of eight (8).

“Capital Lease” means, with respect to any Person, any lease by that Person which requires such Person to concurrently recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person and a Capital Lease, the amount of the obligations of such Person as the lessee under such Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and/or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, or as otherwise required under this Agreement with respect to other Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

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“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) time deposits, certificates of deposit and Eurodollar time deposits with maturities of not more than six months from the date of acquisition, bankers’ acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with the Administrative Agent or any Lender or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of any of the types described in clause (a) or (b) and entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper maturing in one hundred eighty (180) days or less rated not lower than A-1 or A-2 by Standard & Poor’s Ratings Group or P-1 or P-2 by Moody’s Investors Service, Inc. on the date of acquisition, and (e) interests in pooled investment funds (including mutual funds and money market funds) the assets of which are invested in investments referred to in items (a) through (d) above.

“Cash Taxes” means, with respect to any referenced Person, for any applicable period, the taxes paid in cash by such Person during such period.

“Casualty Event” means any loss of or damage to, or any condemnation or other taking of, any of the Collateral for which any Loan Party receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” means the Commodity Futures Trading Commission.

“Certificate of Designations” means the Certificate of Designations of Series A Convertible Preferred Stock Par Value $100 Per Share of Lazydays Holdings, Inc. pursuant to Section 151 of the General Corporation Law of the State of Delaware duly adopted by the Board of Directors of Lazydays Holdings, Inc., a Delaware corporation (Pubco Guarantor hereunder and under the Credit Documents), a true and correct copy of which is submitted to the Administrative Agent as part of the officer’s closing certificate pursuant to Section 4.01.1 hereof.

“Change in Control” means an event or series of events by which:

(a) (i) Pubco Guarantor does not own legally and beneficially, directly or indirectly, 100% of the Equity Interests of Parent Guarantor, free and clear of all Liens, except Liens in favor of the Credit Parties; or

(ii) Parent Guarantor does not own legally and beneficially, directly or indirectly, 100% of the Equity Interests of LDRV, free and clear of all Liens, except Liens in favor of the Credit Parties; or

(iii) LDRV does not own legally and beneficially, directly or indirectly 100% of the Equity Interests of Lazydays RV America, LLC, Lazydays RV Discount, LLC, Lazydays Mile Hi RV, LLC, and Lazydays Land Holdings, LLC, free and clear of all Liens, except Liens in favor of the Credit Parties; or

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(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of, in the case of Permitted Holders, forty percent (40%) or more, or, in any other case, twenty-five percent (25%) or more, of the Capital Stock of Pubco Guarantor entitled to vote for members of the board of directors or equivalent governing body of Pubco Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Pubco Guarantor, Parent Guarantor, or LDRV cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(d) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Pubco Guarantor, or control over the equity securities of Pubco Guarantor entitled to vote for members of the board of directors or equivalent governing body of Pubco Guarantor on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing, in the case of Permitted Holders, forty percent (40%) or more, or, in any other case, twenty-five percent (25%) or more, or more of the combined voting power of such securities; or

(e) there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of any of the Loan Parties to any Person or group of Persons, together with any Affiliates thereof; or

(f) the direct or indirect holders of Equity Interests of the Company or Parent Guarantor approve any plan or proposal for the liquidation or dissolution of the Parent Guarantor, LDRV or any of the other Borrowers; or

(f) the Administrative Agent ceases to hold for the ratable benefit of the Secured Parties a perfected, first priority Lien in all issued and outstanding Capital Stock of all of the Parent Guarantor, the Borrowers and their Subsidiaries.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Coliseum” means Coliseum Capital Management, LLC, any affiliate thereof, or any successor thereto which is the “Coliseum Purchaser” under the Securities Purchase Agreement or otherwise a holder of Preferred Stock under a Securities Purchase Agreement.

“Closing” means the execution and delivery of this Agreement by the parties hereto.

“Closing Date” means the above stated effective date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means all of the tangible and intangible assets and real and personal property of the Loan Parties which is pledged from time to time to the Credit Parties in accordance with the Security Documents to secure the Obligations.

“Collateral Information Certificate” means each of the Collateral Information Certificates prepared, executed and delivered to the Administrative Agent by an Authorized Officer of a Loan Party.

“Commercial Account” means the commercial checking account to be established and maintained with the Administrative Agent by the Borrowers and which may be utilized as the means of advancing funds under the Loans.

“Commitment Percentages” means, with respect to any Lender, such Lender’s Floor Plan Loan Commitment Percentage, Revolving Credit Commitment Percentage, and Term Loan Commitment Percentage, and with respect to all Lenders, all of the Floor Plan Loan Commitment Percentages, all of the Revolving Credit Commitment Percentages, and all of the Term Loan Commitment Percentages.

“Commitment Period” means (a) with respect to the Floor Plan Loans (including the M&T Advances), the period from the period from and including the Closing Date but not including the Floor Plan Line of Credit Termination Date, (b) with respect to the Revolving Credit Loans, the period from and including the Closing Date to but not including the Revolving Credit Termination Date, and (c) with respect to the Swingline Loans, the period from and including the Closing Date to but not including the Swingline Termination Date.

“Commitments” means, with respect to any Lender, such Lender’s Floor Plan Loan Commitment, obligations hereunder to purchase participations in M&T Advances, Revolving Credit Commitment, Term Loan Commitment, and obligations hereunder to purchase participations in L/C Obligations and Swingline Loans, and with respect to all Lenders, all Floor Plan Loan Commitments, obligations of all Lenders hereunder to purchase participations in M&T Advances, Revolving Credit Commitments, Term Loan Commitments, and obligations of all Lenders hereunder to purchase participations in L/C Obligations and Swingline Loans.

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“Communications” has the meaning provided to such term in Section 10.10.4 of this Agreement.

“Compliance Certificate” means a certificate provided by the Chief Financial Officer, Chief Executive Officer or President of the Borrower Representative in accordance with the requirements of Section 5.09.5 of this Agreement in form and substance as Exhibit B attached hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for Pubco Guarantor and its Subsidiaries on a consolidated basis, without duplication, an amount equal to Consolidated Net Income for the most recently completed Measurement Period plus (a) the following to the extent deducted in accordance with GAAP in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Expense for such period (other than Consolidated Interest Expense with respect to the Floor Plan Loans), (ii) the provision for Federal, state, local and foreign income taxes payable by Pubco Guarantor and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) non-recurring cash fees, costs and expenses incurred in connection with entering into this Agreement, the other Credit Documents, and the transactions contemplated thereby, and the refinancing of the credit facilities between Bank of America, N.A. and the Borrowers, in each case to be consummated on the Closing Date, in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00), (v) non-cash charges (including, without limitation, stock-based compensation expense, currency translations, impairment charges, gains or losses on asset dispositions, and the net change in the LIFO Reserve, but excluding noncash charges related to receivables) which do not represent a cash item in such period or any future period, (vi) non-recurring cash fees, costs and expenses incurred in connection with Permitted Acquisitions and other Investments permitted, in each case, whether or not consummated, in an aggregate amount not to exceed (Seven Hundred Fifty Thousand Dollars ($750,000.00) in any Measurement Period, and (vii) reasonable out of pocket general administrative fees, costs and expenses of Pubco Guarantor or Parent Guarantor in any Measurement Period (which may include out of pocket legal, accounting and filing costs, director fees and other reasonable and customary corporate overhead expenses incurred in the ordinary course of business), and other extraordinary or non-recurring cash fees, costs, expenses and losses, in an aggregate amount not to exceed, in any Measurement Period, five percent (5%) of Consolidated EBITDA as of the most recent Fiscal Quarter end for which the Borrowers were required to deliver financial statements and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Pubco Guarantor or any of its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated EBITDAR” means, for any period, for Pubco Guarantor and its Subsidiaries on a consolidated basis, without duplication, an amount equal to Consolidated Net Income for such period plus, (a) the following to the extent deducted in accordance with GAAP in calculating such Consolidated Net Income (without duplication): (i) items (a)(i) – (vii) in the definition of Consolidated EBITDA above, plus (ii) net rents (excluding non-cash capitalized or deferred rents as required under FASB ASC 840-10, 840-20 and 420-10), and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Pubco Guarantor or any of its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

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“Consolidated Fixed Charges” means, for any period of determination, for Pubco Guarantor and its Subsidiaries determined on a consolidated basis, the sum of (a) the sum of all scheduled principal payments upon Consolidated Funded Indebtedness made during such period (including the principal components of Capital Lease payments during such period), plus (b) Consolidated Interest Expense (other than Consolidated Interest Expense on account of the Floor Plan Loans), including Letter of Credit Fees and other fees paid in connection with Letters of Credit, including fronting, issuance, amendment and processing fees. For purposes of this definition, “scheduled principal payments” shall (a) be determined without giving effect to any reduction of such scheduled payments resulting from the application of any mandatory or voluntary prepayments (including any prepayments required pursuant to Section 2.06.3 and 2.06.4 of this Agreement) made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations, and (c) shall not include any principal payment required to be made on the maturity date of any such Consolidated Funded Indebtedness.

“Consolidated Fixed Charge Coverage Ratio” means, as of the date of determination for any Measurement Period, the ratio for such Measurement Period of (a) Consolidated EBITDA of Pubco Guarantor and its Subsidiaries for such period minus (i) the aggregate amount of all Non-Financed Capital Expenditures of Pubco Guarantor and its Subsidiaries for such period, (ii) Cash Taxes For Pubco Guarantor and its Subsidiaries on a consolidated basis paid for such period, and (iii) all dividends, and distributions, other Restricted Payments paid in cash by Pubco Guarantor or any Subsidiary on a consolidated basis to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Pubco Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations owing by the Borrowers with respect to the Loans) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any of their Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Pubco Guarantor or a Subsidiary of Pubco Guarantor is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Pubco Guarantor or such Subsidiary. For the avoidance of doubt, Consolidated Funded Indebtedness shall not include Indebtedness in the nature of the clause (g) of the definition of Indebtedness to preferred shareholders with respect to the Series A Convertible Preferred Stock of Pubco Guarantor under the Securities Purchase Agreement, the Certificate of Designation, or other related documents.

“Consolidated Interest Expense” means, for any period, for the Pubco Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Pubco Guarantor and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Pubco Guarantor and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

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“Consolidated Net Income” means, for any period, for Pubco Guarantor and its Subsidiaries on a consolidated basis, the net income of Pubco Guarantor and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for such period, determined in accordance with GAAP.

“Contamination” means the presence of any Hazardous Substance at any real property owned or leased by any Loan Party which may require investigation, clean-up or remediation under any Environmental Law.

“Control” means with respect to a Person (a) the direct or indirect ownership of, or power to vote twenty-five percent (25%) or more of the issued and outstanding Equity Interests of such Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means (a) any of the Borrowers, any of the Borrowers’ Subsidiaries, any of the Guarantors and any pledgors of Collateral and (b) each Person that, directly or indirectly, is in Control of a Person described in clause (a) above.

“Credit Documents” means collectively, this Agreement, the Notes, the Guaranty Agreements, the Security Documents, the L/C Documents, and all agreements, instruments and documents evidencing or securing the Obligations, including without limitation each document listed as a “Credit Document” on a Closing Index dated as of the Closing Date, and all amendments and modifications thereto; provided, however, that the definition of “Credit Documents” is not intended to include Swap Agreements.

“Credit Parties” means the Administrative Agent, the Lenders (including but not limited to M&T in connection with the M&T Advances), the Swingline Lender, and the Issuing Bank, and their respective successors and assigns as permitted by the terms of this Agreement.

“Credit Party Expenses” means, without duplication (a) all costs and expenses incurred by the Administrative Agent, the Arranger, and their Affiliates, including the reasonable fees, charges, and disbursements of counsel for the Administrative Agent arising out of, pertaining to, or in any way connected with this Agreement, any of the other Credit Documents or the Obligations, the administration thereof, the due diligence performed in connection with the transactions contemplated hereby, the syndication of the credit facilities provided for herein, or otherwise in connection with such credit facilities, (b) all costs and reimbursements required to be paid by the Borrowers to the Administrative Agent by the terms of the Credit Documents, (c) all costs and expenses incurred by the Administrative Agent and the Arranger relating to the Platform or to Intralinks, SyndTrak or to any other dedicated agency web page on the internet to distribute to the Lenders and to other investors or potential investors any required documentation and financial information regarding the Credit Documents and the Loans, (d) taxes and insurance premiums advanced or otherwise paid by the Administrative Agent or any other Credit Party in connection with the Collateral or on behalf of any of the Loan Parties, (e) filing and recording costs, title insurance premiums, environmental and consulting fees, audit fees, search fees, appraisal fees, and other expenses paid or incurred by the Administrative Agent, (f) reasonable costs and expenses incurred by the Administrative Agent in the collection of the accounts (with or without the institution of legal action), or to enforce any provision of this Agreement or any other Credit Document on behalf of the Credit Parties, or in gaining possession of, maintaining, handling, evaluating, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell or foreclose upon the Collateral or any other property of any of the Loan Parties whether or not a sale is consummated, (g) reasonable costs and expenses of litigation incurred by the Credit Parties, including reasonable attorney’s fees, in enforcing or defending this Agreement or any portion hereof or any other Credit Document, or in collecting any of the Obligations after the occurrence and during the continuance of any Event of Default, (h) reasonable attorneys’ fees and expenses incurred by the Administrative Agent in obtaining advice or the services of its attorneys with respect to the structuring, drafting, negotiating, reviewing, amending, terminating, waiving, enforcing or defending of this Agreement and the other Credit Documents, or any agreement or matter related hereto, whether or not litigation is instituted, (i) reasonable travel expenses of the Administrative Agent or its agents (including its counsel and consultants) related to any of the foregoing, and (j) all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent or the Issuing Bank in connection with the Letters of Credit and L/C Obligations.

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“Daily LIBOR Rate” means, for any day, LIBOR for a term of one (1) month, determined at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) on such day, or if such day is not a Business Day, then the immediately preceding Business Day. The Daily LIBOR Rate shall fluctuate and be adjusted with each change in such rate.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, insolvency, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any occurrence, event or condition which with notice, the passage of time, or both would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.14.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, M&T as the lender of the M&T Advances, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in M&T Advances, Letters of Credit, or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, M&T, the Issuing Bank, or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14.2) upon delivery of written notice of such determination to the Borrowers, the Issuing Bank, the Swingline Lender, and each Lender.

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“Default Rate” means (a) with respect to Loans accruing interest at the Adjusted LIBOR Rate, prior to the expiration of the Interest Period applicable thereto, such Loans shall bear interest at a rate per annum of 2% in excess of the rate otherwise then applicable thereto, (b) with respect to all other Loans and outstanding Obligations, including Loans accruing interest at the Adjusted LIBOR Rate as the Interest Periods for such Loans then in effect expire, such Loans and other Obligations shall bear interest at the Adjusted Base Rate plus two hundred (200) Basis Points per annum; or (c) with respect to the Letters of Credit, the Letter of Credit Fees otherwise payable under this Agreement plus two hundred (200) Basis Points per annum.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any real or personal property by any Loan Party or any Subsidiary of a Loan Party (other than the sale or lease of Inventory in the ordinary course of business), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the Laws of the United States or any state thereof or under the Laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Credit Document becomes effective with respect to such Swap. For the avoidance of doubt, the Eligibility Date shall be the date such Swap becomes effective if this Agreement or any other Credit Document is then in effect with respect to such Loan Party; otherwise, it shall be the Closing Date of this Agreement with respect to a Borrower or with respect to any other Loan Party the date of execution and delivery of the applicable Loan Documents by such Loan Party unless such Loan Documents specify a subsequent effective date.

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“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than those Persons expressly excluded below) approved (each such approval not to be unreasonably withheld or delayed) by (i) the Administrative Agent, (ii) in the case of any assignment of a Floor Plan Loan Commitment or Revolving Credit Commitment, the Issuing Bank, and the Swingline Lender, and (iii) unless either a Default or Event of Default has occurred and is continuing, the Borrowers; provided that notwithstanding the foregoing, the definition of “Eligible Assignee” shall not include (A) any Defaulting Lender or a Subsidiary thereof, (B) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), or (C) any Loan Party or any Affiliate or Subsidiary of a Loan Party, The Borrowers shall be deemed to have approved any proposed assignee unless the Borrowers object to such proposed assignee by written notice to the Administrative Agent within five (5) Business Days after having received notice of the proposal of such assignee.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Floor Plan Vehicle or Unit” means any Eligible New Floor Plan Unit, Eligible Used Floor Plan Unit, Eligible Rental Floor Plan Unit, or Permitted Company Vehicle.

“Eligible New Floor Plan Unit” means any Floor Plan Unit of any Borrower that is new and unused, including, without limitation, any Floor Plan Unit purchased by any Borrower from another dealer of Floor Plan Units, and in any case, that the Administrative Agent, in its sole discretion, deems to be an Eligible New Floor Plan Unit; provided that in no event shall any Floor Plan Unit be deemed an Eligible New Floor Plan Unit unless all representations and warranties set forth in the Security Documents with respect to such Floor Plan Unit are true and correct and such Floor Plan Unit:

(a) is an asset to which a Borrower has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;

(b) is located at any of the Facilities listed on Schedule 1.04 or such other locations as are approved in writing by the Administrative Agent and, in the case of facilities not owned by a Borrower, that are at all times subject to landlord waiver agreements in form and substance satisfactory to the Administrative Agent;

(c) is a Class A, Class B, or Class C recreational vehicle and/or towable as classified by the Recreational Vehicle Industry Association and is of the then current model year;

(d) has not been owned or held by any Borrower or, if applicable, any dealer from whom any Borrower purchased such Floor Plan Unit for a combined period (including the sum of any periods of ownership by any Borrower or any such dealer) of more than 24 months; and

(e) is not obsolete or slow moving, and is of good and merchantable quality and complies in all respects with all governmental standards applicable thereto, free from any defects that might adversely affect the market value thereof.

For the avoidance of doubt, in no event shall an Eligible Rental Floor Plan Unit or a Permitted Company Vehicle be an Eligible New Floor Plan Unit.

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“Eligible Rental Floor Plan Unit” means, from the time at which any Borrower designates such Floor Plan Unit as an Eligible Rental Floor Plan Unit, any Floor Plan Unit of any Borrower that is held by any Borrower for short-term rentals to consumers or as a demonstration unit and which the Administrative Agent, in its sole discretion, deems to be an Eligible Rental Floor Plan Unit; provided that in no event shall any Floor Plan Unit be deemed an Eligible Rental Floor Plan Unit unless all representations and warranties set forth in the Security Documents with respect to such Floor Plan Unit are true and correct and such Floor Plan Unit:

(a) is an asset to which a Borrower has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;

(b) is located at any of the Facilities listed on Schedule 1.04, or such other locations as are approved in writing by the Administrative Agent and, in the case of facilities not owned by a Borrower, that are at all times subject to landlord waiver agreements in form and substance satisfactory to the Administrative Agent;

(c) is a Class A, Class B, or Class C recreational vehicle and/or towable as classified by the Recreational Vehicle Industry Association and is of the then current model year or the previous seven model years;

(d) has not been owned or held by any Borrowers for more than 36 months;

(e) has an odometer reading of no greater than 65,000 miles; and

(f) is not obsolete or slow moving, and is of good and merchantable quality and complies in all respects with all governmental standards applicable thereto, free from any defects that might adversely affect the market value thereof.

“Eligible Used Floor Plan Unit” means any Floor Plan Unit of any Borrower that is used (i.e., a Floor Plan Unit that has been previously sold at retail, has been registered, documented or titled in any state or jurisdiction, or has been purchased or acquired by such Borrower from a source other than the original Manufacturer, including trade-in inventory), or any Floor Plan Unit that is new and unused but otherwise does not meet the conditions for being an Eligible New Floor Plan Unit, and, in any case, that the Administrative Agent, in its sole discretion, deems to be an Eligible Used Floor Plan Unit; provided that in no event shall any Floor Plan Unit be deemed an Eligible Used Floor Plan Unit unless all representations and warranties set forth in the Collateral Documents with respect to such Floor Plan Unit are true and correct and such Floor Plan Unit:

(a) is an asset to which a Borrower has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;

(b) is located at any of the Facilities listed on Schedule 1.04, or such other locations as are approved in writing by the Administrative Agent and, in the case of facilities not owned by a Borrower, that are at all times subject to landlord waiver agreements in form and substance satisfactory to the Administrative Agent;

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(c) is a Class A, Class B, or Class C recreational vehicle and/or towable as classified by the Recreational Vehicle Industry Association and is (at the time of any Floor Plan Loan with respect thereto) of the then current model year or the previous twelve model years; and

(d) is not obsolete or slow moving, and is of good and merchantable quality and complies in all respects with all governmental standards applicable thereto, free from any defects that might adversely affect the market value thereof.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Balance” has the meaning given to such term in Section 2.01.17 of this Agreement.

“Equity Interests” means, with respect to any Person, the shares of Capital Stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance of any Equity Interests by any Loan Party or any Subsidiary of a Loan Party to any Person which is not a Loan Party or by any Foreign Subsidiary of a Loan Party which is not a Loan Party.

“Equity Offset” has the meaning given to such term in Section 2.01.17 of this Agreement.

“Equity Transaction” has the meaning given to such term in Section 2.01.17 of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common Control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning given to such term in Article 7 hereof of this Agreement.

“Excluded Stock” means the Capital Stock of any Foreign Subsidiary to the extent such Capital Stock represents proportionate ownership interests in such Foreign Subsidiary which are in excess of sixty-five percent (65%) of the total ownership interests in such Foreign Subsidiary, or such greater percentage that as a result of any Change In Law after the Closing Date, would not result in material adverse tax consequences to a Borrower.

“Excluded Swap Liabilities” means, with respect to any Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Credit Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Credit Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which a guarantee of payment or the granting of a security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a co-borrower agreement or a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Liability but the grant of a security interest would not cause such obligation to be an Excluded Swap Liability, such Swap Obligation shall constitute an Excluded Swap Liability for purposes of the co-borrower agreement or the guaranty (as applicable) but not for purposes of the grant of the security interest, and (c) if a Swap Obligation would be an Excluded Swap Liability with respect to one or more of the Loan Parties, but not all of them, the definition of Excluded Swap Liabilities with respect to each such Loan Party shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Liabilities with respect to such Loan Party, and (ii) the particular Loan Party with respect to which such Swap Obligations constitute Excluded Swap Liabilities.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.10.7 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means, collectively, the letters of credit issued by Bank of America N.A. for the account of a Loan Party and further described on Schedule 1.02 attached hereto.

“Facilities” means all real property and the improvements thereon owned or occupied by any Loan Party and all other real property and improvements used or occupied or leased by any of the Loan Parties or otherwise used at any time by any of the Loan Parties in the operation of their respective businesses or for the storage or location of any of the Collateral. As of the Closing Date the Facilities of the Loan Parties are listed on Schedule 1.04 attached hereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum, (rounded, if necessary, to the next greater 1/100 of 1%) determined (which determination shall be conclusive and binding, absent manifest error) by the Administrative Agent to be equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent (which determination shall be conclusive and binding, absent manifest error).

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System as constituted from time to time.

“Fee Letter” means the letter agreement dated as of even date herewith between M&T Bank and the Borrowers.

“Fiscal Quarter” means each three (3) month fiscal period of the Borrowers beginning on the first (1st) day of each consecutive January, April, July, and October during the term of this Agreement.

“Fiscal Year” means each 12-month fiscal period of the Borrowers beginning each January 1 and ending on the immediately succeeding December 31.

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“Floor Plan Equity Offset Arrangement” has the meaning given to such term in Section 2.01.17 of this Agreement.

“Floor Plan Line of Credit” means the Floor Plan Line of Credit described in Sections 2.01 and 2.02 of this Agreement providing for Floor Plan Loans to the Borrowers by the Lenders.

“Floor Plan Line of Credit Dollar Cap” means One Hundred Seventy-Five Million Dollars ($175,000,000.00), as such amount may be decreased in accordance with Section 2.01.16.

“Floor Plan Line of Credit Termination Date” means March 15, 2021.

“Floor Plan Loan Adjustment Date” means each of: (a) the last Business Days of the second and fourth calendar weeks of each consecutive calendar month; and (b) the first Business Day after three (3) Business Days prior written notice from either the Administrative Agent or M&T Bank to the other Lenders requesting thereon the scheduling of settlement on account of Floor Plan Loans among the Lenders and M&T Bank.

“Floor Plan Loan Advance Limit” means with respect to any (a) Eligible New Floor Plan Unit, 100% of the New Unit Invoiced Amount of such Eligible New Floor Plan Unit; (b) Eligible Rental Floor Plan Unit, 100% of the New Unit Invoiced Amount of such Eligible Rental Floor Plan Unit, (c) Permitted Company Vehicle, 100% of the New Unit Invoiced Amount of such Vehicle, (d) Eligible Used Floor Plan Unit that is (i) of the then current model year or any of the previous seven (7) model years, 80% of the Used Unit Book Value of such Unit, (ii) from eight (8) to ten (10) model years old, 65% of Used Unit Book Value of such Unit, and (iii) eleven (11) to twelve (12) model years old, 40% of Used Unit Book Value of such Unit. For the avoidance of doubt, no advances will be permitted for Units in excess of twelve (12) model years old.

“Floor Plan Loan Commitment” means, as to any Lender, the amount initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Floor Plan Loan Commitment,” and thereafter on any relevant Lender Addendum Assignment And Assumption, or as otherwise thereafter modified in accordance with the terms set forth in this Agreement, and “Floor Plan Loan Commitments” means the aggregate Floor Plan Loan Commitments of all of the Lenders.

“Floor Plan Loan Commitment Percentage” means, as to any Lender, the percentage initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Floor Plan Loan Commitment Percentage” and thereafter on any relevant Lender Addendum Assignment And Assumption, or as otherwise modified in accordance with the terms set forth in this Agreement.

“Floor Plan Loan Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of such Lender’s outstanding Floor Plan Loans and such Lender’s participation in, and obligation to participate in, M&T Advances at such time.

“Floor Plan Loan Notes” means, collectively, the promissory notes of the Borrowers evidencing the Floor Plan Loans in the form of Exhibit C attached hereto, together with all amendments and replacements thereof.

“Floor Plan Loans” means collectively the revolving credit loans extended from time to time by the Lenders to the Borrowers as joint and several obligors in accordance with the provisions of Section 2.01 of this Agreement, including the M&T Advances pursuant to Section 2.02 of this Agreement.

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“Floor Plan Units” means inventory of the Borrowers consisting of recreational vehicles and/or towables sold or leased by the Borrowers in the ordinary course of their businesses. Floor Plan Units do not include supplies or spare parts inventory.

“Floor Plan Unused Commitment Fee” has the meaning given to such term in Section 2.01.15 of this Agreement.

“Floor Plan Vehicle or Unit” means any Floor Plan Unit or Permitted Company Vehicle.

“Foreign Lender” means (a) if the Borrowers are U.S. Persons, a Lender that is not a U.S. Person, and (b) if the Borrowers are not U.S. Persons, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof, and (c) with respect to M&T, such Defaulting Lender’s Floor Plan Loan Commitment Percentage of outstanding M&T Advances other than M&T Advances as to which such Defaulting lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be recognized by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governing State” means the State of New York.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, collectively, Pubco Guarantor, Parent Guarantor, and Lazydays Land Holdings, LLC, a Delaware limited liability company, and all of the Subsidiaries from time to time of Pubco Guarantor other than Domestic Subsidiaries that join into this Agreement as a Borrower, and Foreign Subsidiaries.

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“Guaranty Agreements” mean each of the guaranty agreements of the Guarantors guaranteeing the repayment and performance of the Obligations.

“Guaranty Obligation” or “Guarantee” (or “guaranty” or “guarantee”) means any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment of another Person’s obligations, including but not limited to (a) endorsements of negotiable instruments, (b) discounts with recourse, (c) agreements to pay upon a second Person’s failure to pay, (d) agreements to maintain the capital, working capital solvency or general financial condition of a second Person, and (e) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the nondelivery of such products, materials or supplies or the non-furnishing of such services.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IEEPA” means the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) net obligations of such Person under any Swap Agreement, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than one hundred eighty (180) days after the date on which such trade account payable was created), (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (f) obligations under any leases which are “Capital Leases” under GAAP as in effect at the time such lease becomes effective (even if such lease is subsequently determined as a result of a Change In Law or a change in GAAP not to be a “Capital Lease”), but not including any operating lease which, subsequently to the time such lease becomes a “Capital Lease” as a result of a Change in Law or a change in GAAP, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantees of such Person in respect of any of the foregoing, (i) all obligations secured by any Lien on the assets of such Person, (j) all payments required of such Person under any “non-compete” or similar agreements, (k) all Synthetic Lease Obligations of such Person, (l) all other obligations of such Persons that are the functional equivalent of the Indebtedness referred to above in clauses (a) through (k). For purposes of this definition, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided to such term in Section 10.08.2 of this Agreement.

“Information” means all information received from any Loan Party relating to the Loan Parties or any of their respective businesses, other than any such information that is available to the Credit Parties on a nonconfidential basis prior to disclosure by the Loan Parties, provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Insolvency Plan” means any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Insolvency Proceeding” means, with respect to any referenced Person, any case or proceeding commenced by or against such Person, under any provision of the Bankruptcy Code or under any other Debtor Relief Laws.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intercompany Indebtedness” means any and all claims, rights of payment, subrogation rights, rights of contribution, reimbursement or indemnity that any Loan Party may have from or against any other Loan Party.

“Interest Payment Date” means (a) with respect to any Adjusted Base Rate Borrowing, the first Business Day of each consecutive month, (b) with respect to any Adjusted Daily LIBOR Borrowing, the first Business Day of each consecutive month, and (c) with respect to any LIBOR Borrowing at the LIBOR Rate, the last day of the Interest Period applicable to such Loan and, in the case of such a LIBOR Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period. For the avoidance of doubt, in the event that consecutive Interest Periods are elected for a LIBOR Borrowing of Revolving Credit Loans (as permitted in Section 2.07.2 hereof), the last day of each such Interest Period shall be an Interest Payment Date.

“Interest Period” means, with respect to any LIBOR Borrowing at the LIBOR Rate, the period commencing on the date of such LIBOR Borrowing and ending (a) in the case of Revolving Credit Loans, on the numerically corresponding day in the calendar month that is one (1) month thereafter, and (b) in the case of Term Loans, on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6) months thereafter, as the Borrowers may elect, provided, in each case, that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (z) the Borrowers may not select any Interest Period which would end after the applicable Maturity Date. For purposes hereof, the date of a LIBOR Borrowing at the LIBOR Rate initially shall be the date on which such LIBOR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Borrowing.

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“Inventory” means any “inventory” within the meaning of that term under the Uniform Commercial Code.

“Investment” means, as to any referenced Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other Equity Interests in or securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or (d) any other investment in securities, deposits, or the obligations of other Persons. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means M&T Bank, in its capacity as the issuer of Letters of Credit hereunder, or its successors hereunder as the issuer of Letters of Credit.

“Joinder Agreement” means each Joinder Agreement and Counterpart, substantially in the form of Exhibit K (amended as required to apply to the capacities of the applicable Borrower and to the Collateral to be granted), executed and delivered by a Subsidiary or any other Person to the Administrative Agent in connection with this Agreement.

“Law” means any law (including common Law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Governmental Authority.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“L/C Commitment” means (a) the commitment of the Issuing Bank to issue Letters of Credit in an aggregate amount at any time outstanding not to exceed the Letter of Credit Sublimit, and (b) with respect to each Lender, the commitment of such Lender to purchase participation interests in the L/C Obligations up to such Lender’s Revolving Credit Commitment Percentage multiplied by the Letter of Credit Sublimit. The L/C Commitment of each Lender is included in and is part of each Lender’s Revolving Credit Commitment and is not in addition to the Lenders’ respective Revolving Credit Commitments.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

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“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit, including but not limited to the amount of any draft paid by the Issuing Bank under any Letter of Credit, and any taxes, charges, or other costs or expenses incurred by the Issuing Bank in connection with any such payment.

“L/C Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned, or (b) any collateral security for such obligations.

“L/C Expiration Date” means the day that is thirty (30) days prior to the Revolving Credit Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Obligations” means, at any time, the sum of (a) the aggregate Stated Amount of all issued and outstanding Letters of Credit, plus (b) the aggregate amount of all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Addendum” means a Lender Addendum substantially in the form of Exhibit D attached hereto pursuant to which a financial institution or Fund agrees to become a Lender holding the Commitments and Commitment Percentages set forth therein.

“Lenders” means collectively the Persons that are parties to this Agreement as of the Closing Date as a “Lender” or are parties to a Lender Addendum as a “Lender” after the Closing Date and any other Person that thereafter shall have become party hereto as a “Lender” pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a “Lender” pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender and the Issuing Bank, and M&T in connection with its funding of the M&T Advances.

“Letter of Credit” means (a) each of the Existing Letters of Credit and (b) any letter of credit issued by the Issuing Bank for the account of one or more of the Borrowers or any Affiliate thereof in accordance with the terms of this Agreement.

“Letter of Credit Application” means the Issuing Bank’s then current form of application and agreement for the issuance or amendment of a Letter of Credit.

“Letter of Credit Fees” has the meaning provided to such term in Section 2.05.9 of this Agreement.

“Letter of Credit Sublimit” means an amount equal to Five Hundred Thousand Dollars ($500,000.00).

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“LIBOR” means the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) obtained by dividing (a) the applicable London Interbank Offered Rate (in accordance with the LIBOR Rate or Daily LIBOR Rate in effect for each Loan (see definitions of “LIBOR Rate” set forth below and “Daily LIBOR Rate” set forth above) as set and administered by the ICE Benchmark Administration Limited (any successor thereof, or such other duly authorized administrator of LIBOR, if the ICE Benchmark Association is no longer making a London Interbank Offered Rate available, or any other authorized information vendor for the purpose of displaying such rates on the basis of the London interbank Eurodollar offered rates for deposits in Dollars) for United States Dollar deposits in the London Interbank Eurodollar Market, as determined by the Administrative Agent from on Reuters Screen LIBOR01 Page or any successor thereto or any broker, quoting service, or commonly available source utilized by the Administrative Agent as a basis for such quotations, at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable), by (b) a percentage equal to one hundred percent (100%) minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR rate loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of a bank to United States residents) on such date to any member bank of the Federal Reserve System. Notwithstanding the foregoing, if LIBOR, determined as provided above, would at any time otherwise be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement. If the rate as determined above is not available on any applicable interest determination date, then LIBOR shall be determined by the Administrative Agent in accordance with such other method as Administrative Agent may use to determine LIBOR for other credit facilities. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR cannot be determined.

“LIBOR Borrowing” means each unpaid principal balance of a Loan which accrues interest calculated based upon LIBOR, whether an Adjusted Daily LIBOR Borrowing or an Adjusted LIBOR Rate Borrowing.

“LIBOR Rate” means, for any LIBOR Borrowing for any Interest Period selected by the Borrower Representative, LIBOR for a term comparable to such Interest Period determined two (2) Business Days prior to the first day of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“LIFO Reserve” means, as of any date of determination, the amount by which the book value of the Inventory of the Borrowers and their Subsidiaries, as reported on the consolidated and consolidating financial statements of Pubco Guarantor and its Subsidiaries as of such date, would be lower if the first-in, first-out method, calculated in accordance with GAAP, were used to value such Inventory as of such date.

“Loan Parties” means, collectively, the Borrowers and the Guarantors (including Persons that become Borrowers or Guarantors after the Closing Date).

“Loan Request” means notice in the form of Exhibit H attached hereto from the Borrower Representative in accordance with the Loans as set forth in this Agreement. In connection with Floor Plan Loans and M&T Advances, for Floor Plan Vehicles or Units which are not new from the Manufacturer, the Loan Request shall be accompanied by a vendor invoice, certificate or statement of origin or certificate of title, as applicable and such other information as is required in this Agreement.

“Loans” means collectively the Floor Plan Loans including the M&T Advances, Revolving Credit Loans, the Swingline Loans, and the Term Loans.

“M&T Advance” has the meaning provided to such term in Section 2.02.

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“M&T Bank” means Manufacturers and Traders Trust Company, a New York banking corporation, and its successors and assigns.

“Mandatory Prepayments” has the meaning provided to such term in Section 2.06.3 of this Agreement.

“Manufacturer” means the manufacturer, vendor, or supplier of a Floor Plan Vehicle or Unit, including original equipment manufacturers (commonly referred to as “OEM”) and other vendors and suppliers of a Floor Plan Vehicle or Unit.

“Material Adverse Change” means (a) any set of circumstances or events which has or could reasonably be expected to have a material adverse effect upon the operations, businesses, properties, liabilities (actual or contingent), conditions (financial or otherwise) or prospects of any Loan Party or any Subsidiary of a Loan Party; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Credit Document to which it is a party; or (c) any circumstances or events having a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Credit Document to which it is a party.

“Maturity Dates” means collectively (a) the Floor Plan Line of Credit Termination Date, (b) the Revolving Credit Termination Date, (c) the Swingline Termination Date, and (d) the Term Loan Maturity Date.

“Measurement Period” means, as of any date of determination, the four (4) consecutive trailing Fiscal Quarters most recently ended.

“Merger Agreement” means the Agreement and Plan of Merger dated as of October 27, 2017 by Andina Acquisition Corp. II Holdco Corp., Andina II Merger Sub, Inc., Parent Guarantor and A. Lorne Weil provided to the Administrative Agent filed with the SEC on December 29, 2017 as part of the S-4 filing by Andina Holdco Corp.

“Minimum Borrowing Amount” means: (a) with respect to Floor Plan Loans, M&T Advances, and settlement among M&T Bank and the other Lenders on account of M&T Advances on a Floor Plan Loan Adjustment Date, no Minimum Borrowing Amount shall be applicable; (b) with respect to the Revolving Credit Loans (i) no Minimum Borrowing Amount shall be applicable for Adjusted Base Rate Borrowings and (ii) One Hundred Thousand Dollars ($100,000.00) for LIBOR Borrowings with minimum increments of One Hundred Thousand Dollars ($100,000.00); (c) with respect to the Term Loans, (i) no Minimum Borrowing Amount shall be applicable for Adjusted Base Rate Borrowings and (ii) Five Hundred Thousand Dollars ($500,000.00) (or such lesser amount as may be approved by the Administrative Agent) for LIBOR Borrowings with minimum increments of Fifty Thousand Dollars ($50,000.00); (d) with respect to the Swingline Loans, any whole Dollar increment.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions.

“Net Available Proceeds” means any cash payments, and the fair market cash value of any non-cash consideration, received by any Loan Party or its Subsidiaries directly or indirectly in connection with or from any transaction, event, condition or occurrence described in Section 2.06.3 hereof, including but not limited to Dispositions of assets (other than sales of Inventory subject to Section 2.01), insurance proceeds, condemnation recoveries, issuances of Indebtedness, or issuances or sales of equity, in each case net of (a) net of reasonable costs and expenses associated therewith, including reasonable legal fees and expenses (but excluding any such fees and expenses paid to an Affiliate), and (b) any repayments (including reasonable expenses in connection therewith) of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on an asset that is the subject of the transaction, and (y) the transferee of (or holder of a Lien on) such asset requires that such Indebtedness be repaid as a condition to the subject transaction.

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“Net Extraordinary Receipt Proceeds” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including as a result of litigation, settlements, judgments, tax refunds, pension plan reversions, indemnity payments, escrow releases and any purchase price adjustments, in each case, net of reasonable costs and expenses associated therewith, including reasonable legal fees and expenses (but excluding any such fees and expenses paid to an Affiliate); provided, however, Net Extraordinary Receipt Proceeds shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“New Unit Invoiced Amount” means, with respect to any Eligible New Floor Plan Unit, any Eligible Rental Floor Plan Unit, or any Permitted Company Vehicle, the amount of the Manufacturer or vendor invoice (including freight charges) as specified to the Administrative Agent from time to time by the applicable Manufacturer or vendor of such Eligible New Floor Plan Unit, Eligible Rental Floor Plan Unit, or Permitted Company Vehicle.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Financed Capital Expenditures” means, with respect to any Person for any applicable period, the Capital Expenditures of such Person made in cash during such period, excluding any Capital Expenditures paid from proceeds of Indebtedness (other than proceeds of Indebtedness arising from borrowings under any working capital line of credit or similar short term financing, such as the Revolving Credit Loans, the Swingline Loan, or the Floor Plan Loans).

“Notes” means, collectively, the Floor Plan Loan Notes, the Revolving Credit Notes, the Swingline Note, and the Term Loan Notes.

“Obligations” means, collectively, the obligations of the Borrowers or of any other Loan Party to pay to the Credit Parties or to perform for the benefit of the Credit Parties, M&T Bank or any of their Affiliates (a) sums due arising out of or in connection with the Loans or otherwise pursuant to the terms of the Notes, and the other Credit Documents, including without limitation all unpaid principal, accrued interest (including interest that accrues during any Insolvency Proceedings), fees and expenses, (b) indemnification and reimbursement duties and obligations owed in accordance with the terms of any of the Credit Documents, (c) Credit Party Expenses, (d) reimbursement, repayment or indemnity obligations owed by the Borrowers or any of the other Loan Parties to any Credit Party or to an Affiliate of a Credit Party arising out of or related to Bank Products, (e) all payment and indemnification obligations owed by the Borrowers to the Issuing Bank or to any other Credit Party which arise out of or relate to any Letters of Credit, including all of the L/C Obligations, (f) all obligations or sums due to any Swap Provider under or in connection with any Swap Obligations, (g) payments owed to the Arranger, the Administrative Agent or M&T Bank in accordance with the Fee Letter, (h) any indebtedness or liability which may exist or arise as a result of any payment made by or for the benefit of any of the Credit Parties being avoided or set aside for any reason including any payment being avoided as a preference under Sections 547 and 550 of the Bankruptcy Code, as amended, or under any other Debtor Relief Law, and (i) any interest on any portion of the Loans that accrues after the commencement of any Insolvency Proceeding.

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“OFAC” mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. For the avoidance of doubt, with respect to Pubco Guarantor, the Organization Documents include the Amended Charter and the Securities Purchase Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Out Of Balance” means with respect to any Floor Plan Vehicle or Unit, that the outstanding principal amount of the Floor Plan Loans allocable to such Floor Plan Vehicle or Unit exceeds the Floor Plan Loan Advance Limit applicable to such Floor Plan Vehicle or Unit or that the payments required pursuant to Sections 2.01.6, 2.01.7, 2.01.8 or 2.01.9 have not been paid as agreed.

“Outstanding Amount” means (a) with respect to Floor Plan Loans (including M&T Advances) on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Floor Plan Loans, as the case may be, occurring on such date, (b) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; and (c) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extensions occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements made by the Borrowers.

“PBGC” means the Pension Benefit Guaranty Corporation.

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“Parent Guarantor” means Lazy Days’ R.V. Center, Inc., a Delaware corporation.

“Participant” has the meaning provided to such term in Section 10.03 of this Agreement.

“Participant Register” has the meaning provided to such term in Section 10.03 of this Agreement.

“Participation” means an undivided participation interest sold by a Lender, in accordance with the provisions of Section 10.03, in such Lender’s Commitments, Loans and rights and obligations under this Agreement and the other Credit Documents.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Investment after the Closing Date by one (1) or more Borrowers in any Person located within the United States, whose business operations are within the same scope of business operations as the applicable Borrowers, or a similar or related line of business to the business of the applicable Borrowers or a complementary or ancillary business that allows for vertical integration by the Loan Parties, provided that (a) there are no then continuing Defaults or Events of Default and no Material Adverse Change has occurred, and immediately after giving effect to such Investment there will not be any Defaults, Events of Default or Material Adverse Change, (b) with respect to such Investment, the applicable Borrowers shall have submitted to each of the Credit Parties, not less than thirty (30) days before the Borrowers become bound under any agreement to make such Investment, (i) a description of the transaction pursuant to which such Investment is to be made, accompanied by substantially final drafts of all material definitive documents for such transaction, (ii) pro forma financial statements for the Borrowers and their Subsidiaries giving effect to such Investment, (iii) updated and revised financial projections which incorporate the Acquisition Target’s projected results of operations into the financial projections of the applicable Borrowers and their Subsidiaries then most recently submitted to the Credit Parties, projecting the compliance by the Borrowers and their Subsidiaries with all covenants of this Agreement (including financial covenants) after giving effect to the Investment, (iv) a certification given by an Authorized Officer of the Borrowers to the effect that no Default or Event of Default then exists, no Material Adverse Change has occurred, and that no Default, Event of Default or Material Adverse Change is reasonably expected to occur upon or as a result of the proposed acquisition, (c) the Acquisition Target shall be organized and domiciled in the United States, and (d) with respect to any acquisition of Capital Stock, (i) such acquisition shall have been approved or consented to by the board of directors or similar governing body of the Acquisition Target, and (ii) each new Subsidiary shall, at the time it becomes a subsidiary, execute and/or deliver all such certifications, opinions, resolutions and Credit Documents as are required pursuant to Section 5.15 hereof.

“Permitted Company Vehicles” means Vehicles purchased by a Borrower for use in its business in the ordinary course (including use by officers and employees), which Vehicles are of the then current model year or the previous model year when so purchased, and in any case, that the Administrative Agent, in its sole discretion, deems to be a Permitted Company Vehicle; provided that in no event shall any such Vehicle be deemed a Permitted Company Vehicle unless all representations and warranties set forth in the Collateral Documents with respect to such Vehicle are true and correct and such Vehicle:

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(a) is an asset to which a Borrower has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;

(b) is located at any of the Facilities listed on Schedule 1.04 or such other locations as are approved in writing by the Administrative Agent and, in the case of facilities not owned by a Borrower, that are at all times subject to landlord waiver agreements in form and substance satisfactory to the Administrative Agent;

(c) has not been owned or held by any Borrowers for more than 23 months;

(d) has an odometer reading of no greater than 45,000 miles;

(e) is not obsolete or slow moving, and is of good and merchantable quality and complies in all respects with all governmental standards applicable thereto, free from any defects that might adversely affect the market value thereof; and

(f) is not a recreational vehicle or towable.

“Permitted Encumbrances” means collectively:

(a) Liens for taxes, assessments, governmental levies or similar charges incurred in the ordinary course of business and which are not yet due and payable, or if due and payable, (i) are being contested in good faith and by appropriate and lawful proceedings diligently conducted, but only so long as such proceedings could not subject any Credit Party to any civil or criminal penalties or liabilities and (ii) for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (iii) which shall be paid in accordance with the terms of any final non-appealable judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

(b) Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions, other social security programs or similar program or to secure liability to insurance carriers under insurance or self insurance agreements or arrangement;

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, or if such Liens are due and payable, (i) are being contested in good faith and by appropriate and lawful proceedings diligently conducted and (ii) for which such reserves or other appropriate provisions, if any, as required by GAAP shall have been made and (iii) which shall be paid in accordance with the terms of any final non-appealable judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

(d) Pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amounts due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

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(e) (i) Encumbrances consisting of zoning restrictions, easements, rights-of-way, or other restrictions on the use of real property, (ii) defects in title to real property, and (iii) Liens, encumbrances, and title defects affecting real property not known by the Borrowers or their Subsidiaries, as applicable, and not discoverable by a search of the public records, none of which materially impairs the use of such property;

(f) Liens securing the Obligations;

(g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 7.05 or Section 7.06; provided such Lien is subject and subordinate to the Lien of the Security Documents;

(h) Liens existing on the Closing Date and listed on Schedule 1.05 hereof, and any renewals, modifications, replacements or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.03(b), and (iii) the direct or any contingent obligor with respect thereto is not changed;

(i) Liens upon fixed assets or equipment securing Indebtedness permitted under Section 6.03(f) (for the avoidance of doubt, subject to the monetary limitation set forth therein with respect thereto in Section 6.03 and to the limitation set forth in Section 6.14 of this Agreement); provided that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition, and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by Pubco Guarantor or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(k) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(l) Liens of sellers of goods to Borrowers or any Subsidiary arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(m) Liens, if any, in favor of the Administrative Agent on Cash Collateral delivered pursuant to Section 2.05.8;

(n) Liens in favor of Bank of America, N.A. on a designated cash collateral account securing Existing Letters of Credit; and

(o) Liens that are normal and customary contractual rights of setoff, relating to (i) the establishment of depository relationships with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, and (ii) purchase orders and other agreements entered into with customers of the Borrowers or any Subsidiary in the ordinary course of business.

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“Permitted Holder” means those direct and indirect beneficial owners of the Capital Stock of Pubco Guarantor that, as of the Closing Date, are entitled to vote in the election of the Board of Directors of Pubco Guarantor.

“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Preferred Stockholders” means the holders of Series A Preferred Stock of Pubco Guarantor which are, as of the Closing Date, the Persons listed on Schedule 1.03 attached hereto and their successors and assigns.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, in its sole discretion, as its prime lending rate of interest. Such announced rate bears no inference, implication, representation or warranty that such announced rate is charged to any particular customer or customers of Administrative Agent. The Administrative Agent’s prime lending rate of interest is but one of several interest rate bases used by the Administrative Agent. Changes in the applicable interest rate shall be made as of, and immediately upon the occurrence of, changes in the Administrative Agent’s prime rate.

“Principal Payment Date” means (a) the fifteenth (15th) day of each consecutive month (provided, however, if any such day is not a Business Day, the Business Day prior to such day) and (b) with respect to the Term Loans, the earlier of the Term Loan Maturity Date or such date upon which the repayment of the Term Loans has been accelerated for payment. The first Principal Payment Date is April 15, 2018.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property” means, any parcel of real property, whether owned in fee or leased, of any of the Loan Parties.

“Pubco Guarantor” means Lazydays Holdings, Inc., a Delaware corporation, formerly known as Andina II Holdco Corp, a Delaware corporation.

“Real Estate Support Documents” means such third party consents, landlord and mortgagee waivers and agreements, flood hazard certifications, evidence of flood insurance (if required), and subordination and nondisturbance agreements, in each case as the Administrative Agent may request.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

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“Reflooring Loan” has the meaning provided to such term in Section 2.01(b) of this Agreement.

“Register” has the meaning provided to such term in Section 10.02.4 of this Agreement.

“Regulated Substance” means any substance which, pursuant to any Environmental Law, is identified as a Hazardous Material, hazardous substance (or other term having similar import) or is otherwise subject to special requirements in connection with the use, storage, transportation, disposition or other handling thereof.

“Regulation D” means certain regulations issued by the Federal Reserve Board generally known as Regulation D and entitled “Reserve Requirements of Depository Institutions,” codified at 12 CFR § 204, et seq., as amended and in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a “release” as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended.

“Reportable Anti-Terrorism Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Laws.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Repurchase Agreement” means an agreement between the Administrative Agent and a Manufacturer providing Floor Plan Units to any Borrower (or a manufacturer or supplier of Floor Plan Units to another dealer that subsequently sold such Floor Plan Units to any Borrower) providing for such manufacturer’s or supplier’s agreement to repurchase from such Borrower the Floor Plan Units sold to such Borrower by such manufacturer, supplier or other dealer (whether such Floor Plan Units are held for sale by such Borrower or held by such Borrower as rental units).

“Required Lenders” means (a) if there are one or two Lenders, all Non-Defaulting Lenders; (b) if there are three Lenders, the Non-Defaulting Lenders who hold in the aggregate at least sixty-six and two-thirds percent (66.67%) of either (i) the total Commitments of all Non-Defaulting Lenders, or (ii) in the event the Commitments have been terminated, the aggregate outstanding Loans of all Non-Defaulting Lenders, and (c) if there are four or more Lenders, the Non-Defaulting Lenders who hold in the aggregate more than fifty percent (50%) of either (i) the total Commitments of all Non-Defaulting Lenders, or (ii) in the event the Commitments have been terminated, the aggregate outstanding Loans of all Non-Defaulting Lenders.

“Requirement of Law” means, with respect to any Person, any Law and the interpretation, implementation, application, or administration thereof by, and other rulings, determinations, directives, guidelines, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its assets or property or to which such Person or any of its assets or property is subject.

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“Restricted Payment” means collectively (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interests of any of the Borrowers or their Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interests, or on account of any return of capital to a Borrower’s stockholders, partners or members (or the equivalent Person thereof), (b) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by such Person of any Equity Interest in such Person now or hereafter outstanding, including without limitation, any redemption of the Series A Preferred Stock issued by the Borrower in accordance with the provisions of the Amended Charter, the any Securities Purchase Agreement and/or the Certificate of Designations, (c) any payment of any accrued dividends, any payments in connection with any permitted repurchases, payments of all or any portion of a redemption price, any payments of redemption interest, or any payments of any default or increased interest, or premiums upon any payments that are not paid when due, or any risk-adjusted payment or premium, due to the Preferred Stockholders under the terms of the Amended Charter, the Securities Purchase Agreement, and/or the Certificate of Designations, (d) any sinking fund or other prepayment or installment payment on account of any Capital Stock or other Equity Interests of a Borrower, (e) any payment made by such Person to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests in such Person now or hereafter outstanding, (f) any loan or advance to a shareholder or other equity holder of a Borrower on account of such Person being a shareholder or other equity holder, (g) any forgiveness or release without adequate consideration by a Borrower of any Indebtedness or other obligation owing to a Borrower by a shareholder or other equity holder of a Borrower, or (h) any payment by such Person of any management, consulting or similar fees which are not payments in amounts comparable to sums paid in the marketplace by entities comparable to the payor for similar services to unrelated employees for services actually performed.

“Restricted Subsidiary” means any Subsidiary of any Borrower which is not (and is not required by the terms of this Agreement to be) a Guarantor.

“Revolving Credit Commitment” means, as to any Lender, the amount initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Revolving Credit Commitment,” and thereafter as set forth on any relevant Lender Addendum or Assignment And Assumption, as such amount may be adjusted from time to time in accordance with this Agreement, and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Commitment Percentage” means, as to any Lender, the percentage initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Revolving Credit Commitment” and thereafter on any relevant Lender Addendum or Assignment And Assumption, if applicable, as the same may be adjusted from time to time pursuant to this Agreement.

“Revolving Credit Dollar Cap” means Five Million Dollars ($5,000,000.00), as such sum may be decreased from time to time by the operation of Section 2.03.6 of this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of such Lender’s outstanding Revolving Credit Loans and such Lender’s participation in, and obligation to participate in, L/C Obligations and Swingline Loans at such time.

“Revolving Credit Loans” means collectively, the Revolving Credit Loans made by the Lenders to the Borrowers as joint and several obligors in accordance with Section 2.03 of this Agreement.

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“Revolving Credit Notes” means, collectively, the promissory notes of the Borrowers evidencing the Revolving Credit Loans, together with all amendments or replacements thereto. The Revolving Credit Notes shall be in the form of Exhibit E attached hereto.

“Revolving Credit Termination Date” means March 15, 2021.

“Revolving Credit Unused Commitment Fee” has the meaning given to such term in Section 2.03.5 of this Agreement.

“Sale Dated” means, in connection with the sale of a Floor Plan Vehicle or Unit, that closing of the sale of such Floor Plan Vehicle or Unit is pending financing or other contingencies.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time or otherwise recognized as a specially designated, prohibited, or sanctioned Person under any Anti-Terrorism Laws, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC or under any other Anti-Terrorism Laws.

“SEC” has the meaning provided to such term in Section 5.09.11 of this Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders (including but not limited to the Swingline Lender and M&T Bank as provider of the M&T Advances), the Issuing Bank, the Swap Provider, and any other Persons the Obligations owing to which are or are purposed to be secured by the Collateral under the terms of the Security Documents.

“Securities Purchase Agreement” means collectively the Securities Purchase Agreement dated October 27, 2017 by and between the Preferred Stockholders and Pubco Guarantor.

“Security Documents” means, collectively, all security agreements, pledges, mortgages, deeds of trust, control agreements, or other agreements, instruments, documents or filings pursuant to which any of the Loan Parties, from time to time, pledges or grants Liens for the benefit of the Credit Parties in or to any of the Collateral.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or about to be engaged, as the case may be. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Stated Amount” means as to any Letter of Credit, the lesser of (a) the face amount thereof, or (b) the remaining available undrawn amount thereof (regardless of whether any conditions for drawing could then be met).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Agreement” means (a) any “Swap Agreement” as defined in §101(53B) of the Bankruptcy Code, (b) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, interest rate options, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means (a) all obligations or sums due to any Swap Provider under or in connection with any Swap or Swap Agreement.

“Swap Provider” means any Credit Party or Affiliate of a Credit Party (regardless of whether such Swap Provider ceases to be a Credit Party or Affiliate of a Credit Party after such Swap Agreement is entered into) that has entered into, or subsequently enters into a Swap Agreement from time to time with a Loan Party for Swaps with respect to the Loans, the Letters of Credit, or any of the other Obligations, but excluding, for the avoidance of doubt, any Swap Agreement entered into by a Credit Party or its Affiliates after its Commitments have been fully cancelled in accordance with the terms of this Agreement or after it has assigned all of its rights under the credit facilities established by this Agreement.

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“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements: (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means (a) the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time not to exceed the Swingline Committed Amount, and (b) with respect to each Lender, the commitment of such Lender to purchase participation interests in the Swingline Loans up to such Lender’s Revolving Credit Commitment Percentage multiplied by the Swingline Committed Amount. The Swingline Commitment is included in and is part of the Revolving Credit Commitment held by each Lender and is not in addition thereto.

“Swingline Committed Amount” means Five Hundred Thousand Dollars ($500,000.00).

“Swingline Conversion Event” means (a) an event, change, circumstance or other occurrence resulting or which could reasonably be expected to result in a Material Adverse Change, or (b) a Default or Event of Default.

“Swingline Lender” means M&T Bank, and its successors and assigns.

“Swingline Loans” has the meaning provided to such term in Section 2.04 of this Agreement.

“Swingline Note” means the promissory note of the Borrowers in favor of the Swingline Lender evidencing the Swingline Loan in the form of Exhibit F as such promissory note may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Swingline Termination Date” means that date which occurs five (5) Business Days prior to the Revolving Credit Termination Date.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means, as to any Lender, the amount initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Term Loan Commitment,” and thereafter as set forth on any relevant Lender Addendum or Assignment And Assumption, as such amount may be adjusted from time to time in accordance with this Agreement, and “Term Loan Commitments” means the aggregate Term Loan Commitments of all of the Lenders.

“Term Loan Commitment Percentage” means, as to any Lender, the percentage initially set forth opposite its name on Schedule 1.01 attached hereto in the column labeled “Term Loan Commitment” and thereafter on any relevant Lender Addendum or Assignment And Assumption, if applicable, as the same may be adjusted from time to time pursuant to this Agreement.

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“Term Loan Maturity Date” means March 15, 2021.

“Term Loan Notes” means, collectively, the promissory notes of the Borrowers evidencing the Term Loans in the form of Exhibit G attached hereto, together with all amendments and replacements thereof.

“Term Loans” means collectively the term loans extended by the Lenders to the Borrowers as joint and several obligors in accordance with the provisions of Section 2.06 of this Agreement.

“Threshold Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000.00).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, the Floor Plan Loan Exposure, the Revolving Credit Exposure, and outstanding Term Loans of such Lender at such time.

“Total Floor Plan Loan Outstandings” means the aggregate Outstanding Amount of all Floor Plan Loans including M&T Advances.

“Total Leverage Ratio” means, as of any date of determination for any Measurement Period, the ratio of (a) (i) Consolidated Funded Indebtedness (excluding Indebtedness on account of the Floor Plan Loans) as of such date of determination, plus (ii) Capitalized Rents to (b) Consolidated EBITDAR for such period.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, all Swingline Loans and all L/C Obligations.

“Trade Date” means that date an assigning Lender enters into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted and in effect from time to time in the Governing State.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.10.7(b)(ii)(C).

“Used Unit Book Value” means, with respect to any Eligible Used Floor Plan Unit, the trade-in (wholesale) value of such Eligible Used Floor Plan Unit, as determined by reference to the most recently published National Automobile Dealers Association RV Industry Appraisal Guide or such comparable report or source of information reasonably designated by the Administrative Agent.

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“Vehicle” means any automobile or truck (other than a recreational vehicle or towable), approved for highway use by any state of the United States.

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) each reference to a time shall be a reference to the prevailing Eastern U.S. time, and (g) Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 1.03. Joint and Several Liability of Borrowers. References herein and in the other Credit Documents to “Borrower” or “Borrowers” are to each Borrower signing this Agreement and each Person that may, from time to time join into this Agreement as a Borrower, and except as may be expressly stated to the contrary, each such Borrower’s liability with respect to the Obligations is joint and several. Each Borrower shall be a direct, primary and independent obligor, and no Borrower shall be deemed to be secondarily liable for the Obligations. Each Borrower represents and warrants to and covenants with the Lenders that (a) the Borrowers are engaged in operations that require financing on a joint basis and, accordingly, each Borrower will materially benefit, directly or indirectly, from the extension of the Loans by the Lenders; (b) the Loans have been offered to the Borrowers on a joint basis and would not be available to the Borrowers on an individual basis on the terms and conditions stated herein; (c) the benefits received by each Borrower are reasonably equivalent to the obligations undertaken by each Borrower, and (d) the delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers for the purpose of binding them and their respective assets for the payment, performance and satisfaction of the Obligations.

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Section 1.04. Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. In the event GAAP changes after the date hereof in a manner that causes noncompliance with the covenants hereof, the parties hereto shall agree in good faith to modify the covenants and the related defined terms to compensate for such change in GAAP. Notwithstanding the foregoing, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 5.09 hereof; provided that, the financial statements required under Section 5.09 of this Agreement shall set forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE 2

CREDIT FACILITIES

Section 2.01. Floor Plan Loans. (a) Subject to the terms and conditions of this Agreement and the other Credit Documents, each of the Lenders severally agrees to make revolving credit loans (the “Floor Plan Loans”) to the Borrowers as joint and several obligors from time to time on any Borrowing Date during the Commitment Period until the Floor Plan Line of Credit Termination Date; provided, however, that (i) with regard to each Lender, the Floor Plan Loan Exposure of such Lender shall not at any time exceed the amount of such Lender’s Floor Plan Loan Commitment, (ii) the Total Floor Plan Loan Outstandings shall not at any time exceed the Floor Plan Line of Credit Dollar Cap, (iii) the aggregate outstanding principal amount of advances of proceeds of the Floor Plan Loans (including M&T Advances) used to finance (A) Used Floor Plan Units shall not exceed Forty-Five Million Dollars ($45,000,000.00), (B) Eligible Rental Floor Plan Units shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000.00), and (C) Permitted Company Vehicles shall not exceed One Million Dollars ($1,000,000.00); (iv) each Floor Plan Loan (including M&T Advances) shall be advanced against an individual Floor Plan Vehicle or Unit, subject, in each case, to the applicable Floor Plan Loan Advance Limit applicable to such Floor Plan Vehicle or Unit; (v) the aggregate principal amount of each advance of proceeds of the Floor Plan Loans (including M&T Advances) requested in each Loan Request shall not exceed the sum of the Floor Plan Loan Advance Limit amounts for each Floor Plan Vehicle or Unit to be financed on such Loan Request, and (vi) the Total Floor Plan Loan Outstandings shall not, at any time, exceed any of the limitations set forth in the Certificate of Designations. The Administrative Agent may at any time in its sole and absolute discretion establish limits on the aggregate outstanding amount of any Floor Plan Loans available to be used by the Borrowers to finance purchases of Eligible New Floor Plan Units from a particular Manufacturer, supplier or dealer. The Borrowers shall not request any advances of proceeds of the Floor Plan Loans which would cause the aggregate unpaid principal balances of the Floor Plan Loans (including M&T Advances) to exceed the above-stated limitations. In the event that the aggregate unpaid principal balances of the Floor Plan Loans (including M&T Advances) exceed the above-stated limitations in any respect, the Borrowers shall immediately make such payments to the Administrative Agent as will be sufficient to reduce the aggregate unpaid principal balances of the Floor Plan Loans to an aggregate amount which will not be in excess of such limitations. Subject to the application and satisfaction of the terms and conditions of this Agreement and of the other Credit Documents, the Borrowers may borrow, prepay, and reborrow the Floor Plan Loans in whole or in part until the Floor Plan Line of Credit Termination Date.

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(b) The Borrowers may request to reborrow any Floor Plan Loan against an individual Eligible Floor Plan Vehicle or Unit originally financed as an Eligible New Floor Plan Unit, Eligible Rental Floor Plan Unit, or Permitted Company Vehicle that is repaid in full before its scheduled maturity (based on mandatory curtailment payments due under Sections 2.01.7, 2.01.8, and 2.01.9) (any such reborrowed Floor Plan Loan hereinafter called a “Reflooring Loan”). Reflooring Loans shall be at the sole discretion of the Administrative Agent, and in such amounts, at such advance rates, and subject to such conditions precedent (including without limitation, the absence of any Default, Event of Default or Material Adverse Change, and each of the other Conditions Precedent to funding of Floor Plan Loans under this Agreement and under the other Credit Documents) as the Administrative Agent may determine.

(c) Each Floor Plan Loan extended by a Lender shall be in a principal amount equal to the Lender’s Floor Plan Loan Commitment Percentage of the aggregate principal amount of the Floor Plan Loans requested on such occasion.

2.01.1 Floor Plan Loan Promissory Notes. The joint and several obligations of the Borrowers to repay the Floor Plan Loans to each Lender shall be evidenced by a Floor Plan Loan Note. On the Closing Date, the Borrowers shall deliver a Floor Plan Loan Note executed by an Authorized Officer of each Borrower to each of the Lenders, with the face amount of such Floor Plan Loan Notes to be in the amount of the Floor Plan Loan Commitment of the respective Lender.

2.01.2 Procedure For Floor Plan Loan Borrowings. (a) The Borrowers may borrow proceeds of the Floor Plan Loans until (but not including) the Floor Plan Line of Credit Termination Date, provided, that the Borrower Representative on behalf of the Borrowers delivers to the Administrative Agent or causes to be delivered to the Administrative Agent an irrevocable, written, fully completed Loan Request. Loan Requests must be received by the Administrative Agent prior to 10:00 a.m. Eastern Time one (1) Business Day prior to the requested Borrowing Date for any Floor Plan Vehicles or Units. Any Loan Request delivered to the Administrative Agent by the Borrower Representative on behalf of the Borrowers shall be in the form approved by the Administrative Agent executed by an Authorized Officer of the Borrower Representative. Each Loan Request shall specify: (a) the aggregate amount to be borrowed, (b) the requested Borrowing Date, (c) whether the borrowing is to be a LIBOR Borrowing at the Adjusted Daily LIBOR Rate or an Adjusted Base Rate Borrowing, and (d) the required information and calculations evidencing compliance with the limitations set forth in Section 2.01 above, and shall be accompanied by the Borrowers’ inventory worksheet and a copy of the title to any Eligible Used Floor Plan Unit. Loan Requests may be delivered to the Administrative Agent via facsimile or by other electronic transmission, it being agreed that the Administrative Agent may rely on the authority of the Person making any such request without receipt of any other confirmation. Unless M&T Bank elects to fund a submitted Loan Request as an M&T Advance in accordance with Section 2.02 of this Agreement, the Administrative Agent shall promptly notify each Lender of the Administrative Agent’s receipt of each notice and the contents thereof. Each Lender shall make the amount of its pro rata share (calculated in accordance with its respective Floor Plan Loan Commitment Percentage) of each requested borrowing available to the Administrative Agent for the accounts of the Borrowers at the offices of the Administrative Agent specified in this Agreement prior to 2:00 pm (Eastern Time) on the Borrowing Date requested by the Borrower Representative in U.S. Dollars and in funds immediately available to the Administrative Agent.

(b) With respect to financing any Borrower’s purchase of an Eligible New Floor Plan Unit, an Eligible Rental Floor Plan Unit, or a Permitted Company Vehicle, each of the Borrowers hereby authorizes the Administrative Agent and M&T Bank (with respect to M&T Advances) to receive and receive and process funding requests directly from Manufacturers, compile such requests into a spreadsheet on the Lender’s standard form and forward same to the Borrower Representative for approval. Upon such approval, the Borrower authorizes the Administrative Agent (and M&T Bank with respect to M&T Advances) to pay the New Unit Invoiced Amount on account of the relevant relevant Eligible New Floor Plan Unit, Eligible Rental Floor Plan Unit, or Permitted Company Vehicle directly to the applicable Manufacturer or vendor. In the case of any other borrowing of Floor Plan Loans, including a Reflooring Loan, such borrowing will be made available thereafter by the Administrative Agent crediting the Commercial Account with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

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2.01.3 Overadvances. If any Loan Request otherwise in compliance with the conditions set forth in this Agreement is presented as the basis for an advance of proceeds on account of the Floor Plan Loans which advance would cause (a) the aggregate principal amount of all Floor Plan Loans (including any M&T Advances) then outstanding, plus (b) the aggregate principal amount of such Loan Request together with all other pending unfunded Loan Requests as of such day to exceed the Floor Plan Line of Credit Dollar Cap or any sublimits thereunder as applicable to each respective Borrower as set forth in Section 2.01 hereof, then, in such event, the Borrowers shall either immediately reduce the amount of any pending Loan Requests (which are not invoices for Eligible New Floor Plan Units, Eligible Rental Floor Plan Units, or Permitted Company Vehicles) or make a payment of principal on the unpaid principal balances of the Floor Plan Loans in an amount which would prevent the aggregate amounts described in (a) and (b) above from exceeding the aggregate Floor Plan Line of Credit Dollar Cap or such sublimits. If such Loan Request is pursuant to an invoice for an Eligible New Floor Plan Unit, Eligible Rental Floor Plan Unit, or Permitted Company Vehicle, such invoice shall be funded at such time as sufficient availability exists under the Floor Plan Loan Commitments.

2.01.4 Settlement Of Floor Plan Loans Among Lenders. It is agreed that each Lender’s funded portion of the aggregate outstanding principal balances of Floor Plan Loans is intended by the Lenders to be equal at all times to such Lender’s respective Floor Plan Loan Commitment Percentage of the aggregate outstanding principal balances of the Floor Plan Loans. Notwithstanding such agreement, the several and not joint obligation of each Lender to extend Floor Plan Loans in accordance with the terms of this Agreement ratably in accordance with such Lender’s Floor Plan Loan Commitment Percentage and each Lender’s right to receive its ratable share of principal payments upon the Floor Plan Loans in accordance with its Floor Plan Loan Commitment Percentage, the Lenders agree that in order to facilitate the administration of this Agreement and the Credit Documents, settlement among the Lenders may take place periodically on Floor Plan Loan Adjustment Dates. On each Floor Plan Loan Adjustment Date payments shall be made by or to M&T Bank on account of the M&T Advances and by or to the other Lenders so that as of each Floor Plan Loan Adjustment Date, and after giving effect to the transactions to take place on such Floor Plan Loan Adjustment Date, each Lender’s funded portion of the aggregate outstanding principal balance of the Floor Plan Loans shall equal such Lender’s Floor Plan Loan Commitment Percentage of such aggregate balance.

2.01.5 Repayment Of Floor Plan Loans. The Borrowers unconditionally, jointly and severally, promise to pay to the Administrative Agent for the accounts of the Lenders the then aggregate unpaid principal balances of each Floor Plan Loan of the Lenders on or before the Floor Plan Termination Date (or on any earlier date on which the Floor Plan Loans become due and payable as required by the stated provisions of this Agreement). The Borrowers unconditionally, jointly and severally, promise to pay to the Administrative Agent for the ratable accounts of the Lenders all interest which has accrued upon the unpaid principal balances of the Floor Plan Loans from time to time outstanding from the date of Closing until the date of payment in full of the Floor Plan Loans at the rates per annum and on the dates set forth in Section 2.07 of this Agreement. All sums due to the Lenders in connection with the Floor Plan Loans shall be paid in full on or before the Floor Plan Line of Credit Termination Date.

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2.01.6 Payments Due Upon Sale or Ineligibility Of Floor Plan Vehicles or Units. Upon the sale or other disposition of any Floor Plan Vehicle or Unit by any of the Borrowers, the Borrowers shall pay in full the Floor Plan Loans made with respect to such sold Floor Plan Vehicle or Unit immediately upon the earliest to occur of: (a) with respect to any Floor Plan Vehicle or Unit for which cash has been received upon the sale or disposition thereof, within three (3) Business Days from receipt of payment, and (b) with respect to each Sale Dated Floor Plan Vehicle or Unit, within ten (10) days of the date such Floor Plan Vehicle or Unit was sold or otherwise disposed of. The Borrowers shall pay in full the Floor Plan Loans made with respect to any Floor Plan Vehicle or Unit within one (1) Business Day after such Floor Plan Vehicle or Unit ceases to qualify as an Eligible New Floor Plan Unit, Eligible Used Floor Plan Unit, Eligible Rental Floor Plan Unit, or Permitted Company Vehicle, as the case may be, as initially identified and financed under the Floor Plan Loans. Floor Plan Vehicles or Units shall also be subject to curtailment as set forth below.

2.01.7 Eligible New Floor Plan Unit Curtailment. If not previously sold or otherwise disposed of, each Eligible New Floor Plan Unit shall be paid in full on or before Applicable Curtailment Date 730, and the Borrowers promise to pay to the Administrative Agent for the accounts of the Lenders (a) 10% of the original principal amount of the Floor Plan Loans made as to such Floor Plan Unit on the Principal Payment Date in the 12th month following the Applicable Starting Date for such Floor Plan Unit, (b) 3% of the original principal amount of the Floor Plan Loans made as to such Floor Plan Unit on the Principal Payment Date in each of the 13th through 23rd months following the Applicable Starting Date, and (c) the full remaining balance of the original principal amount of the Floor Plan Loans made as to such Floor Plan Unit on the Principal Payment Due in the 24th month following the Applicable Starting Date.

2.01.8 Eligible Used Floor Plan Unit Curtailment. If not previously sold or otherwise disposed of, each Eligible Used Floor Plan Unit shall be paid in full on or before Applicable Curtailment Date 365, and the Borrowers promise to pay to the Administrative Agent for the accounts of the Lenders (a) 5% of the original principal amount of the Floor Plan Loans made as to such Floor Plan Unit on the Principal Payment Date in the 6th month following the Applicable Starting Date for such Floor Plan Unit, (b) 5% of the original principal amount of the Floor Plan Loans made as to such Floor Plan Unit on the Principal Payment Date in each of the 7th through 11th months following the Applicable Starting Date, and (c) the full remaining balance of the original principal amount of the Floor Plan Loans made as to such Floor Plan Unit on the Principal Payment Due in the 12th month following the Applicable Starting Date.

2.01.9 Eligible Rental Floor Plan Unit and Permitted Company Vehicle Curtailment. If not previously sold or otherwise disposed of, each Eligible Rental Floor Plan Unit and each Permitted Company Vehicle shall be paid in full on or before Applicable Curtailment Date 730, and the Borrowers promise to pay to the Administrative Agent for the accounts of the Lenders (a) 2% of the original principal amount of the Floor Plan Loans made as to such Floor Plan Vehicle or Unit on the Principal Payment Date in each month beginning with the Payment Due Date in the first month following the Applicable Starting Date and continuing thereafter on each Payment Due Date through and including the 23rd month following the Applicable Starting Date for such Floor Plan Unit, and (b) the full remaining balance of the original principal amount of the Floor Plan Loans made as to such Floor Plan Unit on the Principal Payment Due in the 24th month following the Applicable Starting Date.

2.01.10 Out Of Balance Floor Plan Vehicles or Units. To the extent that any Floor Plan Vehicle or Unit is Out Of Balance, the Borrowers shall immediately pay to the Administrative Agent for the accounts of the Lenders such sums as are necessary so that the outstanding balance of the Floor Plan Loans allocable to each such Floor Plan Vehicle or Unit is paid in accordance with Sections 2.01.6, 2.01.7, 2.01.8, and 2.01.9.

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2.01.11 Deposit And Application Of Payment. All payments required to be made by the Borrowers as required in Sections 2.01.6, 2.01.7, 2.01.8, 2.01.9, and 2.01.10 shall be promptly delivered to the Administrative Agent in payment of the Floor Plan Loans, and shall be applied to the then outstanding principal balances of the Floor Plan Loans then allocated to the subject Floor Plan Vehicles or Units.

2.01.12 Permitted Purposes Of Floor Plan Loans. The proceeds of the Floor Plan Loans shall be used by the Borrowers solely to finance the purchase and holding by the Borrowers of Floor Plan Vehicles or Units as set forth above in this Section 2.01 and subsections thereof.

2.01.13 Title Documents. All original Manufacturer’s or vendor’s invoices and title documents evidencing the ownership of each Borrower of Floor Plan Vehicles or Units financed by the Floor Plan Loans, including, without limitation, the applicable Manufacturer’s Certificates, shall be maintained in safekeeping by the respective Borrowers in a manner and location acceptable to the Administrative Agent, unless and until an Event Of Default has occurred and is continuing. After the occurrence and during the continuance of an Event Of Default, the Administrative Agent may request and the Borrowers shall deliver or cause to be delivered within two (2) Business Days of such request, all such original Manufacturer’s Certificates and Manufacturer’s and vendor’s invoices and title documents being maintained by the Borrowers at the time of such request and, immediately, all such original Manufacturer’s Certificates and Manufacturer’s and vendor’s invoices and title documents that later come into the possession of any of the Borrowers, to the Administrative Agent, and the Administrative Agent shall retain or hold all such original Manufacturer’s Certificates and Manufacturer’s and vendor’s invoices and title documents so received. Thereafter, for so long as such Event Of Default shall be continuing, all such original Manufacturer’s Certificates, Manufacturer’s and vendor’s invoices and title documents shall remain in the Administrative Agent’s possession until the Floor Plan Loan advances in connection therewith or such ratable portion thereof in respect of a Floor Plan Vehicle or Unit sold by the Borrowers have been paid in full; provided that, upon the occurrence of an Event Of Default and during the continuance thereof, the Administrative Agent may transfer, as applicable, Manufacturer’s Certificates and title documents delivered to facilitate the sale of Floor Plan Vehicles or Units.

2.01.14 Power of Attorney. For the purpose of expediting the financing of Floor Plan Units and Permitted Company Vehicles in accordance with the terms of this Agreement and for other purposes relating to such financing transactions, each Borrower irrevocably constitutes and appoints the Administrative Agent and any of its officers, and each of them, severally, as its true and lawful attorneys-in-fact or attorney-in-fact with full authority to act on behalf of it, and in the name of, place, and stead of it, upon the occurrence and during the continuance of an Event Of Default, to prepare, execute, and deliver any and all instruments, documents, and agreements required to be executed and delivered by such Borrowers necessary to evidence borrowings of proceeds of the Floor Plan Loans hereunder and/or to evidence, perfect, or realize upon the Liens granted by this Agreement and/or any of the Credit Documents. The foregoing power of attorney shall be deemed to be coupled with an interest, and shall be irrevocable so long as this Agreement remains in effect or any Obligations remain outstanding. Each of said attorneys-in-fact shall have the power to act hereunder with or without the other. The Administrative Agent may, but shall not be obligated to, notify the Borrowers of any such instruments or documents the Administrative Agent has executed on behalf of any of the Borrowers prior to such execution

2.01.15 Floor Plan Unused Commitment Fees. For each Fiscal Quarter until the termination of the Floor Plan Loan Commitments, the Borrowers jointly and severally promise to pay to the Administrative Agent for the ratable accounts of the Lenders (in proportion to such Lender’s Floor Plan Loan Commitment) a per annum fee (the “Floor Plan Unused Commitment Fee”) equal to (a) an amount equal to the average daily unused portion of the Floor Plan Loan Commitments (calculated as (i) the amount of the Aggregate Floor Plan Loan Commitments less (ii) the sum of the average daily aggregate principal amount drawn under the Floor Plan Loans), multiplied by (b) the Applicable Margin then in effect, calculated on the basis of the actual number of days elapsed in a year of 360 days. Loan balances outstanding as M&T Advances shall be deemed usage with respect to the Floor Plan Commitments of M&T Bank. The Floor Plan Unused Commitment Fee shall be payable in arrears on the first Business Day of each succeeding Fiscal Quarter with the first of such payments to be scheduled for payment on July 1, 2018.

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2.01.16 Permanent Reduction Of Floor Plan Line of Credit Dollar Cap. The Borrowers shall have the right at any time, upon not less than ten (10) Business Days prior written notice to the Administrative Agent, to permanently reduce, in whole or in part, without premium or penalty, the Floor Plan Line of Credit Dollar Cap, provided that (a) each reduction shall be in an amount of not less than Ten Million Dollars ($10,000,000.00), and (b) no reduction shall be permitted if, after giving effect thereto, and to any repayments of the Floor Plan Loans made on the effective date thereof, the sum of the aggregate principal balances of the Floor Plan Loans then unpaid and outstanding plus the aggregate unpaid balances of M&T Advances would exceed the Floor Plan Line of Credit Dollar Cap then in effect.

2.01.17 Floor Plan Equity Offset Arrangement. (a) In connection with the Floor Plan Line of Credit and at the Borrowers’ request, the Administrative Agent and the Borrowers hereby enter into the equity offset account arrangement set forth in this Section (the “Floor Plan Equity Offset Arrangement”), on the terms and subject to the conditions set forth in this Section, as a basis for potential reductions in interest payable on account of the Floor Plan Loans. Under the Floor Plan Equity Offset Arrangement, the Borrowers may, at their election, deliver cash, checks or other good funds instruments to the Administrative Agent (“Equity Transaction”) to be held as Collateral and security for the Obligations for the pro-rata benefit of the Lenders, and the Administrative Agent agrees to account to the Borrowers for the total of such deliveries (such deliveries, the “Equity Balance”). The Equity Balance shall not exceed 25% of the aggregate balances outstanding under the Floor Plan Loans.

(b) Absent any Default, Event of Default, or Material Adverse Change, the Borrowers may complete an Equity Transaction on any Business Day. Equity Transactions received by the Administrative Agent in immediately available funds at or prior to 3:00 p.m. shall be added to the Equity Balance on the same Business Day. Equity Transactions received by the Administrative Agent in immediately available funds after 3:00 p.m. will be added to the Equity Balance on the following Business Day. In the event that the Administrative Agent is notified of an insufficient funds transaction, the Administrative Agent shall reverse the respective Equity Transaction.

(c) Each monthly billing period for which an interest payment is due under the Floor Plan Line of Credit on account of the Floor Plan Loans, the Administrative Agent shall afford the Borrowers the benefit of a setoff against such interest due to the Lenders on account of the Floor Plan Loans (calculated on a pro-rata basis). Interest upon the Equity Balance shall be accrued on a daily basis based upon end of day cash balances and a rate equal to (x) the interest rate then applicable to the Floor Plan Loans, minus (y) seventy-five (75) Basis Points (“Equity Offset”). At the end of each month (or, at the election of the Administrative Agent, on the Floor Plan Loan Adjustment Date occurring in the fourth calendar week of any calendar month), the Equity Offset interest accrued shall be applied to accrued and unpaid interest on account of the Floor Plan Loans as billed by the Administrative Agent, reducing, pro-rata, the interest receivable of each Lender. Interest accrued in the Equity Offset shall not exceed the aggregate Loan interest receivable of the Lenders at any given time, and Equity Offset excess balances shall automatically transfer to a secondary non-interest bearing Equity Offset.

(d) The Administrative Agent on behalf of the Lenders shall have the use of any Equity Balance in its possession and may commingle any Equity Balance with other funds of the Administrative Agent.

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(e) Each of the Borrowers hereby grants to the Administrative Agent for the benefit of the Lenders a continuing security interest in the Equity Balance and all accrued interest thereon and proceeds thereof, and acknowledges and agrees that the Equity Balance shall constitute Collateral under this Agreement and the Security Documents. The Administrative Agent shall have such rights to the Equity Balance as may be afforded by the Security Agreement and by applicable Law. The security interest in the Equity Balance and accrued interest and proceeds hereby granted by each of the Borrowers is in addition to any other rights of the M&T, as Administrative Agent and otherwise, against any or all of the Borrowers, and shall be and remain under the exclusive possession, use, and control, and subject to rights of setoff, of M&T in its various capacities hereunder and under the Security Documents.

(f) This Floor Plan Equity Offset Arrangement may be terminated (i) by the Administrative Agent, (A) upon ten (10) days prior written notice to the Borrower Representative, and (B) in its sole discretion, without prior notice upon the occurrence of any Default, Event of Default, or Material Adverse Change, or a determination by the Administrative Agent that this Floor Plan Equity Offset Arrangement would have an adverse effect on the Administrative Agent or any Lender, and (ii) by the Borrowers upon ten (10) days prior written notice from the Borrower Representative to the Administrative Agent. Upon any termination of the Floor Plan Equity Offset Arrangement in the absence of any Default, Event of Default, or Material Adverse Change, the amounts on deposit therein shall be applied to the payment of accrued and unpaid interest on account of the Floor Plan Loans, or, at the option of the Borrower Representative remitted to the Borrowers by deposit to the Commercial Account, and upon any termination of the Floor Plan Equity Offset Arrangement upon the occurrence and/or during the continuance of any Default, Event of Default, or Material Adverse Change, the amounts on deposit therein shall be applied to any balances of principal and/or interest due on account of the Floor Plan Loans or to any other Obligations, as the Administrative Agent shall determine, and in accordance with Section 8.05 of this Agreement. This Floor Plan Equity Offset Arrangement, the Equity Balances and Equity Offset, and funds therein shall not, in any event, affect curtailments or other principal payments due on account of the Floor Plan Loans or reduce the outstanding amount of the Floor Plan Loans for purposes of determining availability under the Floor Plan Line of Credit.

(g) In order to induce the Administrative Agent to enter into the Floor Plan Equity Offset Arrangement on the terms set forth above, each of the Borrowers hereby represents and warrants to the Administrative Agent and the Lenders that each of them is directly obligated for repayment of all amounts due under the Floor Plan Credit Facility and all of the other Obligations, and has a substantial interest in the satisfactory performance of the Floor Plan Credit Facility, the other Loans, and the Credit Documents.

Section 2.02. M&T Advances.

2.02.1. Advances. Between Floor Plan Loan Adjustment Dates, M&T Bank may (but shall not be obligated to) fund to the Borrowers solely out of M&T Bank’s own funds the entire principal amount of any Loan Request (any such funding being referred to as an “M&T Advance”). Each Lender shall purchase an irrevocable and unconditional participation in each M&T Advance, in an amount equal to each Lender’s respective Floor Plan Loan Commitment Percentage of the principal amount of such M&T Advance, effective immediately upon the funding of each M&T Advance. Each Lender shall have the unconditional and irrevocable obligation to pay, and does hereby agree to pay, to M&T Bank, on each Floor Plan Loan Adjustment Date, an amount equal to such Lender’s Floor Plan Loan Commitment Percentage of each M&T Advance, and settlement shall occur between M&T Bank and all other Lenders on each Floor Plan Loan Adjustment Date such that after each such settlement, the Lenders shall each hold that percentage of the then aggregate outstanding principal balances of the Floor Plan Loans equal to each Lender’s respective Floor Plan Loan Commitment Percentage. Each Lender acknowledges and agrees that its obligation to acquire participations in M&T Advances and make payments to M&T Bank on account of such participations pursuant to this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default (including, without limitation, the commencement of a proceeding under the Bankruptcy Code or other Debtor Relief Laws with respect to any of Borrowers) or the reduction or termination of the Floor Plan Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. All payments of principal, interest and any other amount with respect to each outstanding M&T Advance shall be payable to and received by the Administrative Agent for the account of M&T Bank. Any payments received by the Administrative Agent between Floor Plan Loan Adjustment Dates that in accordance with the terms of this Agreement are to be applied to the reduction of the outstanding aggregate principal balances of the Floor Plan Loans, shall be paid over to and retained by M&T Bank for such application to the outstanding M&T Advances and credited against the Lenders’ respective purchases of participation interests in the respective M&T Advances, subject to the provisions of Section 2.14.

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2.02.2. Automated Sweep Program. M&T Bank may elect to process M&T Advances under any automated sweep program in effect at M&T Bank from time to time to facilitate automatic M&T Advances to cover submitted Loan Requests.

2.02.3. Repayment Obligations of Borrowers. For the avoidance of doubt, the Borrowers hereby jointly and severally and unconditionally promise to pay to the Administrative Agent for the account of M&T Bank all amounts outstanding on account of the M&T Advances, together with accrued interest thereon, on the terms and subject to the conditions applicable to the Floor Plan Loans and the Floor Plan Loan Notes. Nothing in this Section 2.02, including but not limited to the purchase of participations in an M&T Advance pursuant to this Section 2.02, shall relieve the Borrowers of any obligation for payments under the Floor Plan Loans and Floor Plan Loan Notes, or under the M&T Advances, or for any default by the Borrowers in the payment thereof. The Borrowers hereby authorize the Administrative Agent, in its discretion, to apply the Equity Offset to payments due to M&T under the M&T Advances.

Section 2.03. Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Credit Documents, each of the Lenders severally agrees to make revolving credit loans (the “Revolving Credit Loans”) to the Borrowers as joint and several obligors from time to time during the Commitment Period until the Revolving Credit Termination Date; provided, however, that (a) the Total Revolving Credit Outstandings shall not at any time exceed the Revolving Credit Dollar Cap, and (b) with regard to each Lender, the Revolving Credit Exposure of such Lender shall not exceed the amount of such Lender’s Revolving Credit Commitment. The Borrowers shall not request any advances of proceeds of the Revolving Credit Loans which would cause the aggregate unpaid principal balances of the Revolving Credit Loans to exceed the above-stated limitations. In the event that the aggregate unpaid principal balances of the Revolving Credit Loans exceed the above-stated limitations, the Borrowers shall immediately make such payments to the Administrative Agent as will be sufficient to reduce the aggregate unpaid principal balances of the Revolving Credit Loans to an aggregate amount which will not be in excess of such limitations. Each Revolving Credit Loan extended by a Lender shall be in a principal amount equal to the Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of the Revolving Credit Loans requested on such occasion. Subject to the application and satisfaction of the terms and conditions of this Agreement and of the other Credit Documents, the Borrowers may borrow, prepay, and reborrow the Revolving Credit Loans in whole or in part until the Revolving Credit Termination Date. Revolving Credit Loans may consist of Adjusted Base Rate Borrowings or a LIBOR Borrowing at the Adjusted LIBOR Rate, or a combination thereof, as the Borrowers may request in accordance with the terms hereof.

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2.03.1 Revolving Credit Loan Promissory Notes. The joint and several obligations of the Borrowers to repay the Revolving Credit Loans to each Lender shall be evidenced by a Revolving Credit Note. The Borrowers shall deliver a Revolving Credit Note on the date of Closing to each of the Lenders executed by an Authorized Officer of each Borrower, with the face amount of each of such Revolving Credit Notes to be in the amount of the Revolving Credit Commitment of the respective Lender.

2.03.2 Procedure For Revolving Credit Loan Borrowings. The Borrowers may borrow proceeds of the Revolving Credit Loans until (but not including) the Revolving Credit Termination Date, provided, that the Borrower Representative on behalf of the Borrowers delivers to the Administrative Agent an irrevocable, written, fully completed Loan Request executed by an Authorized Officer of the Borrower Representative (which Loan Request must be received by the Administrative Agent prior to 11:00 a.m. Eastern Time) (a) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested advances of proceeds of the Revolving Credit Loans are to be initially LIBOR Borrowings at the Adjusted LIBOR Rate, or (b) one (1) Business Day prior to the requested Borrowing Date if all of the requested advances of proceeds of the Revolving Credit Loans are to be initially Adjusted Base Rate Borrowings. Each Loan Request shall specify: (i) the aggregate amount to be borrowed, (ii) the requested Borrowing Date, and (iii) whether the borrowing is to be a LIBOR Borrowing, an Adjusted Base Rate Borrowing, or a combination thereof. The Loan Requests may be delivered to the Administrative Agent via facsimile or by other electronic transmission it being agreed that the Administrative Agent may rely on the authority of the Person making any such request without receipt of any other confirmation. The Administrative Agent shall promptly notify each Lender of the Administrative Agent’s receipt of each notice and the contents thereof. Each Lender shall make the amount of its pro rata share (calculated in accordance with its respective Revolving Credit Commitment Percentage) of each requested borrowing available to the Administrative Agent for the accounts of the Borrowers at the offices of the Administrative Agent specified in this Agreement prior to 1:00 pm (Eastern Time) on the Borrowing Date requested by the Borrowers in U.S. Dollars and in funds immediately available to the Administrative Agent. Such borrowing will be made available thereafter by the Administrative Agent crediting the Commercial Account with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.03.3 Repayment Of Revolving Credit Loans. The Borrowers unconditionally, jointly and severally, promise to pay to the Administrative Agent for the accounts of the Lenders the then unpaid principal amount of each Revolving Credit Loan of the Lenders on or before the Revolving Credit Termination Date (or on any earlier date on which the Revolving Credit Loans become due and payable as required by the stated provisions of this Agreement). The Borrowers unconditionally, jointly and severally, promise to pay to the Administrative Agent for the ratable accounts of the Lenders all interest which has accrued upon the unpaid principal amounts of the Revolving Credit Loans from time to time outstanding from the date of Closing until the date of payment in full of the Revolving Credit Loans at the rates per annum and on the dates set forth in Section 2.07 of this Agreement. All sums due to the Lenders in connection with the Revolving Credit Loans shall be paid in full on or before the Revolving Credit Termination Date.

2.03.4 Permitted Purposes Of Revolving Credit Loans. The proceeds of the Revolving Credit Loans shall be used by the Borrowers solely for the general working capital needs and for the general corporate purposes of the Borrowers and their Subsidiaries.

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2.03.5 Revolving Credit Unused Commitment Fees. For each Fiscal Quarter until the termination of the Revolving Credit Commitments, the Borrowers jointly and severally promise to pay to the Administrative Agent for the ratable accounts of the Lenders a per annum fee (the “Revolving Credit Unused Commitment Fee”) (calculated on the basis of the actual number of days elapsed in a year of 360 days) equal to (a) the Applicable Margin then in effect times (b) the average daily unused portion of the Revolving Credit Commitments. In calculating the Revolving Credit Unused Commitment Fees, (x) the aggregate Stated Amount of L/C Obligations (but excluding any L/C Obligations on account of the Existing Letters of Credit) shall be deemed usage of Revolving Credit Commitments, but (y) Swingline Loans shall not be deemed usage of Revolving Credit Commitments other than with respect to Revolving Credit Unused Commitment Fees owing to the Lender which is the Swingline Lender. The Revolving Credit Unused Commitment Fee shall be payable in arrears on the first Business Day of each succeeding Fiscal Quarter with the first of such payments to be scheduled for payment on July 1, 2018.

2.03.6 Permanent Reduction Of Revolving Credit Dollar Cap. The Borrowers shall have the right at any time, upon not less than ten (10) Business Days prior written notice to the Administrative Agent, to permanently reduce, in whole or in part, without premium or penalty, the Revolving Credit Dollar Cap, provided that (a) each reduction shall be in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000.00) or, if greater, a multiple of Fifty Thousand Dollars ($50,000.00), and (b) no reduction shall be permitted if, after giving effect thereto, and to any repayments of the Revolving Credit Loans made on the effective date thereof, the sum of the aggregate principal balances of the Revolving Credit Loans then unpaid and outstanding plus the aggregate unpaid balances of Swingline Loans plus the aggregate amount of L/C Obligations outstanding would exceed the Revolving Credit Dollar Cap then in effect.

Section 2.04. Swingline Loan Subfacility. During the Commitment Period, subject to the terms and conditions set forth herein, the Swingline Lender agrees to make certain revolving credit loans (each, a “Swingline Loan” and collectively, the “Swingline Loans”) to the Borrowers in Dollars from time to time on any Business Day provided that, (a) the aggregate amount of Swingline Loans outstanding at any time shall not exceed the Swingline Committed Amount, and (b) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Dollar Cap. Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. Notwithstanding the foregoing, the Swingline Lender shall not be required to make a Swingline Loan if any Credit Party shall have notified the Swingline Lender and the Borrowers in writing at least one (1) Business Day prior to the Borrowing Date with respect to such Swingline Loan, that the conditions set forth in Section 4.02 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making such Swingline Loan. Each Swingline Loan shall be due and payable in full on the earlier of (a) the Swingline Termination Date, or (b) such earlier maturity date as may be agreed to by the Swingline Lender and the Borrowers. Swingline Loans may only be Adjusted Base Rate Borrowings and may not be LIBOR Borrowings.

2.04.1. Advances. The Borrowers shall request each Swingline Loan by a notification from an Authorized Officer of the Borrower Representative to the Administrative Agent and to the Swingline Lender by telephone (confirmed electronically) or electronically not later than 11:00 a.m. Eastern Time on the proposed Borrowing Date. Each such notice shall be irrevocable and shall specify (a) the aggregate principal amount to be borrowed, (b) the requested Borrowing Date, and (c) the requested maturity date of the requested Swingline Loan. The Swingline Lender will make the requested amount available promptly on the Borrowing Date, to the Administrative Agent (for the accounts of the Borrowers) who, thereupon, will promptly make such amount available to the Borrowers on such Borrowing Date in like funds as provided therein. Each Swingline Loan shall be in an amount not less than the applicable Minimum Borrowing Amount.

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2.04.2. Repayment of Swingline Loans Upon Swingline Conversion Event. The Swingline Lender may, at any time, upon the occurrence and during the continuance of a Swingline Conversion Event, by written notice to the Borrowers and the Lenders, demand repayment of all outstanding Swingline Loans with the proceeds of Revolving Credit Loans, in which case the Borrowers shall be deemed to have requested a Revolving Credit Loan borrowing in the amount of the unpaid balances of the Swingline Loans comprised solely of Revolving Credit Loans bearing interest at the Adjusted Base Rate (or at the Default Rate if there is a continuing Event of Default). Each Lender irrevocably agrees to extend its pro rata share of the requested Revolving Credit Loans notwithstanding (a) that the amount of the borrowing may not satisfy the Minimum Borrowing Amount for Revolving Credit Loans, (b) that a Default or Event of Default may exist, (c) the failure of any request or deemed request for the Revolving Credit Loans to be timely made, (d) that the date of such borrowing is not a date on which Revolving Credit Loans are otherwise permitted to be made, or (e) any reduction or termination of the Revolving Credit Commitments.

2.04.3. Participations. In the event that outstanding Swingline Loans cannot be repaid upon the occurrence of a Swingline Conversion Event with the proceeds of Revolving Credit Loans pursuant to Section 2.04.2 for any reason (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code or other Debtor Relief Laws with respect to the Borrowers), the Swingline Lender may by written notice given to the Administrative Agent and the other Lenders not later than 10:00 a.m. on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s pro rata percentage of the unused Revolving Credit Commitments of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Credit Commitment Percentage of such Swingline Loan or Swingline Loans. Each applicable Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or the reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each applicable Lender shall comply with its obligations under this Section by wire transfer of immediately available funds to the Administrative Agent, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this Section, and thereafter payments in respect of such Swingline Loan or Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender. All interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as to which the participations have been purchased. Any amounts received by the Swingline Lender from the Borrowers (or from any other Person on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Lenders that shall have made their payments pursuant to this Section and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section shall not relieve the Borrowers of any default by the Borrowers in the payment thereof.

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Section 2.05. Letter of Credit Subfacility. Subject to the terms and conditions set forth in this Agreement, an Authorized Officer of the Borrower Representative may request on behalf of the Borrowers the issuance of, and the Issuing Bank in reliance upon the agreements of the Lenders set forth in Section 2.05.3 agrees to issue, Letters of Credit for the accounts of the Borrowers or any of its Subsidiaries, in a form acceptable to the Issuing Bank, at any time and from time to time on any Business Day from the Closing Date through, but not including the L/C Expiration Date, provided, however, that (a) no Default or Event of Default has occurred and is then continuing, (b) the aggregate amount of L/C Obligations (after giving effect to any requested issuance) shall not at any time exceed the Letter of Credit Sublimit, (c) the Total Revolving Credit Outstandings (after giving effect to any requested issuance) shall not exceed the Revolving Credit Dollar Cap, (d) all Letters of Credit shall be denominated in Dollars, and not in any other currency, (e) Letters of Credit shall be issued for lawful corporate purposes and shall be issued as standby letters of credit, (f) the issuance of any Letter of Credit shall not violate any policies of the Issuing Bank, and (g) no Letter of Credit shall contain any provision for automatic reinstatement of the stated amount after any drawing thereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other L/C Document submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

2.05.1. Request for Issuance; Amendment; Renewal; Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an Authorized Officer of the Borrower Representative on behalf of the applicable Borrower or Borrowers shall deliver to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended together with a Letter of Credit Application, and specifying the proposed date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05.2), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such written notice may be transmitted electronically or by facsimile, if arrangements for doing so have been approved by the Issuing Bank. Upon receipt of the Letter of Credit Application executed by an Authorized Officer of the Borrower Representative, the Issuing Bank shall process such Letter of Credit Application and issue the Letter of Credit requested thereby, provided all fees and expenses in connection with such Letter of Credit have been paid and all other conditions precedent to the issuance of Letters of Credit have been satisfied and, provided further, the Issuing Bank shall not be required to issue any Letter of Credit earlier than three (3) Business Days after receipt by the Issuing Bank of the Letter of Credit Application and of all of the certificates, documents and other papers and information required by the Issuing Bank which relate thereto. The Issuing Bank shall promptly furnish a copy of each Letter of Credit to the Administrative Agent and to the Borrower Representative. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the provisos set forth in Section 2.05(a) through (g) are satisfied. The Issuing Bank shall not be obligated to amend any Letter of Credit if the Issuing Bank would not be required at such time to issue such Letter of Credit in its amended form under the terms of this Agreement.

2.05.2. Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (a) the date that is 365 days after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days after such renewal or extension) and (b) the L/C Expiration Date, provided that any Letter of Credit may provide for the automatic renewal thereof for additional 365-day periods (which shall in no event extend beyond the L/C Expiration Date).

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2.05.3. Agreement of Lenders To Purchase Proportionate Share of Letters of Credit. In order to induce the Issuing Bank to issue Letters of Credit for the accounts of the Borrowers in accordance with the terms of this Agreement, each Lender unconditionally and irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest equal to such Lender’s Revolving Credit Commitment Percentage in the Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each L/C Disbursement of the Issuing Bank. Each Lender unconditionally and irrevocably covenants to the Issuing Bank that, if an L/C Disbursement is made by the Issuing Bank with respect to any Letter of Credit for which the Issuing Bank is not immediately reimbursed in full by the Borrowers, such Lender shall pay to the Administrative Agent, for the account of the Issuing Bank, upon the demand by the Administrative Agent, an amount equal to such Lender’s Revolving Credit Commitment Percentage of the unreimbursed amount of such L/C Disbursement not later than 1:00 p.m. Eastern Time on the Business Day specified by the Administrative Agent in its demand for payment. Any payment made by a Lender pursuant to this Section 2.05.3 to reimburse the Issuing Bank for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrowers of their joint and several obligations to reimburse such L/C Disbursement.

2.05.4. Reimbursement Obligations of the Borrowers. The Borrowers jointly and severally, unconditionally and irrevocably promise to reimburse the Issuing Bank on each date on which either the Issuing Bank or the Administrative Agent notifies the Borrowers of an L/C Disbursement for the amount of the L/C Disbursement, including but not limited to the amount of any draft so paid and any taxes, charges, or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each drawing under any Letter of Credit shall be deemed to automatically constitute a request by the Borrowers to the Administrative Agent for an Adjusted Base Rate Borrowing of proceeds of the Revolving Credit Loans in the amount of such drawing to be made on the date on which either the Issuing Bank or the Administrative Agent notifies the Borrowers of the drawing, and the proceeds of such Adjusted Base Rate Borrowing shall be advanced directly by the Administrative Agent to the Issuing Bank for application to the Borrowers’ reimbursement obligations set forth in this Section.

2.05.5. Borrowers’ Reimbursement Obligations Are Absolute. The Borrowers’ joint and several reimbursement obligations hereunder shall be absolute and unconditional under all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers may have or have had against the Administrative Agent, the Issuing Bank, any of the Lenders, any beneficiary of a Letter of Credit or any other Person. The Borrowers agree and acknowledge that none of the Administrative Agent, the Issuing Bank, or the Lenders shall be responsible for, nor shall the Borrowers’ duties and obligations hereunder under the Credit Documents be affected by, among other things (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents or of any endorsements thereon presented in connection with any draft upon a Letter of Credit, even though such documents shall in fact prove to be invalid, fraudulent or forged, (b) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or (c) any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. None of the Administrative Agent, the Issuing Bank, or any of the Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the issuance, administration, or payment of any drafts presented against any Letter of Credit. The Borrowers agree and acknowledge that any action taken or omitted by the Administrative Agent, the Issuing Bank, or the Lenders under or in connection with any Letter of Credit or the related drafts or documents shall be binding on the Borrowers and shall not result in any liability of any of the Administrative Agent, the Issuing Bank, or the Lenders to the Borrowers, absent gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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2.05.6. Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and the Borrowers, when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit.

2.05.7. Interim Interest. If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrowers reimburse such L/C Disbursement at the Adjusted Base Rate then applicable to Revolving Credit Loans; provided that the Default Rate shall apply during any continuing Event of Default. Interest accrued pursuant to this Section shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05.3 to purchase a participation from the Issuing Bank shall be for the account of such purchasing Lender to the extent of such payment.

2.05.8. Cash Collateralization. Upon the request of the Administrative Agent (a) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing (unless such L/C Borrowing has been reimbursed by the proceeds of a Revolving Credit Loan in accordance with Section 2.05.4), or (b) if, as of the L/C Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, or (c) a continuing Event of Default exists and the Loans have been accelerated and have become due and payable in accordance with Section 8.01 of this Agreement, the Borrowers shall immediately Cash Collateralize all then outstanding L/C Obligations (in an amount determined as of the date of such L/C Borrowing or the L/C Expiration Date or the date of acceleration of the Loans, as the case may be), but an amount not less than 110% of the outstanding L/C Obligations, unless otherwise agreed by the Issuing Bank and the Required Lenders.

2.05.9. Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent, for the ratable accounts of the Lenders, letter of credit fees (the “Letter of Credit Fees”) on the aggregate daily Stated Amount of each outstanding Letters of Credit at the rate equal to the Applicable Margin then in effect, provided, that upon the implementation of the Default Rate and for so long as the same shall continue, the Letter of Credit Fees shall be increased to the Default Rate. Letter of Credit Fees shall be payable (a) quarterly in arrears on the last Business Day of each Fiscal Quarter occurring during the term of this Agreement, and (b) on the Revolving Credit Termination Date or any other date on which the Revolving Credit Commitments are terminated. The Borrowers shall pay to the Administrative Agent, for the sole account of the Issuing Bank, those fees specified in the Fee Letter, plus such fronting fees and customary issuance, presentation, amendment and processing fees and all standard costs or charges of the Issuing Bank relating to letters of credit, as are from time to time in effect. Such fees and costs and charges shall be due and payable on demand and shall be nonrefundable.

2.05.10. Letters of Credit Issued for Other Loan Parties or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of another Loan Party or a Subsidiary of a Borrower or of another Loan Party, each Borrower shall be jointly and severally obligated with all other Borrowers to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the accounts of other Loan Parties and Subsidiaries of such Borrower and any other Loan Party inures to the benefit of such Borrower, and that its business derives substantial benefits from the businesses of such other Loan Parties and Subsidiaries.

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Section 2.06. Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to extend a term loan (each such term loan, a “Term Loan”) in a single advance to the Borrowers as joint and several obligors in the initially stated principal amount of each Lender’s respective Term Loan Commitment. The Term Loans of all Lenders on the Closing Date shall be in the aggregate principal amount of Twenty Million Dollars ($20,000,000.00). Term Loans may be either Adjusted Base Rate Borrowings, or LIBOR Borrowings at the Adjusted LIBOR Rate, or a combination thereof.

2.06.1. Term Loan Notes. The joint and several obligations of the Borrowers to repay the Term Loans to each of the Lenders shall be evidenced by a Term Loan Note to be issued to each Lender in the stated principal amount of each Lender’s respective Term Loan Commitment.

2.06.2. Payment. The aggregate unpaid principal balances of the Term Loans shall be paid to the Administrative Agent for the ratable accounts of the Lenders in consecutive monthly installments in the principal amount of Two Hundred Forty-One Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($241,666.67) payable on the Principal Payment Dates of each consecutive month beginning on April 15, 2018 and continuing until the Term Loan Maturity Date. All remaining unpaid balances of the Term Loans, including all unpaid principal, unpaid and accrued interest and fees, shall be paid in full on the Term Loan Maturity Date.

The Borrowers, jointly and severally, unconditionally promise to pay interest to the Administrative Agent for the accounts of the Lenders on the unpaid principal balances of the Term Loans from time to time outstanding from the date of Closing until the date of the payment in full of the Term Loans at the rates per annum, and on the dates set forth in Section 2.07 of this Agreement.

2.06.3. Mandatory Prepayments. The Borrowers, jointly and severally, promise to pay, or cause to be paid, to the Administrative Agent for the accounts of the Lenders the following payments (collectively, “Mandatory Prepayments”):

a. 100% of Net Available Proceeds of a Disposition of assets (other than sales of Inventory which shall be applied to payment of the Floor Plan Line of Credit pursuant to Section 2.01 hereof) in excess of Two Hundred Thousand Dollars ($200,000.00) per Fiscal Year arising on account of any Disposition or Series of Disposition by the Loan Parties, unless, in the absence of any continuing Default or Event of Default, the proceeds are utilized by the Loan Parties for acquisition of similar or replacement property and equipment within 270 days from the date of receipt, and pending such reinvestment held on the balance sheet of the relevant Loan Party, and provided same shall not be invested in any business outside of the ordinary course of business of the Borrowers as presently conducted, or distributed, directly or indirectly, to any holders (other than the Borrowers) of Equity Interests in any Loan Party, or otherwise disbursed as a Restricted Payment;

b. Insurance proceeds and condemnation recoveries in excess of One Million Dollars ($1,000,000.00) per Fiscal Year;

c. 100% of Net Available Proceeds with respect to issuances of Indebtedness (excluding Indebtedness permitted to be issued pursuant to Section 6.03 hereof);

d. 100% of Net Available Proceeds with respect to any issuance or sale of equity of any of the Loan Parties, other than cash proceeds of an issuance or sale of equity for an identified acquisition that is a Permitted Acquisition; and

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e. 100% of Net Extraordinary Receipt Proceeds received by any of the Loan Parties or any of their Subsidiaries, directly or indirectly.

Mandatory Prepayments shall be due and payable within one (1) Business Day of the receipt thereof by any Loan Party or any Subsidiary of any Loan Party. The provisions of this Section 2.06.3 shall not be deemed a waiver of or constitute the implied consent of the Credit Parties to any transactions which are either prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of any or all of the Credit Parties. All Mandatory Prepayments shall be applied first, to outstanding amounts under the Term Loans to reduce the applicable remaining amortization payments in inverse order of maturity until such outstandings have been reduced to zero; second, to outstanding Revolving Credit Loans without a concurrent reduction in Revolving Credit Commitments, and third, to cash collateralize outstanding Letters of Credit.

For the avoidance of doubt, neither the creation and disbursement of the escrow accounts created at or around the time of closing and held and disbursed pursuant to Section 1.10 of the Merger Agreement for the administrative expense account created at or around the time of closing and held and disbursed pursuant to Section 1.15 of the Merger Agreement, nor any cash disbursed to the Borrowers at or around the time of closing pursuant to the transactions consummated pursuant to the Merger Agreement, shall be the subject of a Mandatory Prepayment.

2.06.4. Voluntary Prepayments. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of LIBOR Borrowings, and (ii) on the date of prepayment of Adjusted Base Rate Borrowings; and (b) any voluntary prepayment of the Term Loan shall be in a principal amount of not less than One Million Dollars ($1,000,000). Each such notice shall specify the date and amount of such prepayment and, if LIBOR Borrowings at the Adjusted LIBOR Rate are to be prepaid, the Interest Period(s) of such LIBOR Borrowings. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Term Loan Commitment Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Borrowing at the Adjusted LIBOR Rate shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.07.3. Each such prepayment shall be applied to the Term Loan in accordance with the Term Loan Commitment Percentages of the Lenders.

2.06.5. Permitted Purposes Of Term Loan. The proceeds of the Term Loans shall be used by the Borrowers solely to refinance existing indebtedness currently held by Bank of America N.A., provide new funds to assist Pubco Guarantor with the purchase of Parent Guarantor from Wayzata Investment Partners, and to provide cash to the balance sheet for general corporate purposes.

Section 2.07. Interest Terms Applicable To The Loans. Interest shall accrue upon the unpaid principal balances of the Loans until the Loans have been repaid in full at the rate or rates described below in this Section 2.07. The Borrowers promise to pay to the Administrative Agent for the ratable benefit of the Lenders all accrued interest in arrears on the applicable Interest Payment Dates.

2.07.1. Adjusted Base Rate. Absent a timely election by the Borrower Representative of a LIBOR Borrowing in accordance with Section 2.07.2 of this Agreement, the unpaid balances of the Loans, including any balances of any Adjusted LIBOR Rate Borrowings for which the applicable Interest Period has expired without an effective continuation, shall be deemed automatically to bear interest at the Adjusted Base Rate. Changes in the Adjusted Base Rate shall be made when and as changes in the Base Rate occur. Each election by the Borrower Representative of an Adjusted Base Rate Borrowing shall be in the Minimum Borrowing Amount, or any multiple thereof. Payments on account of Adjusted Base Rate Borrowings shall be due and payable in arrears monthly on the Interest Payment Date in each consecutive month.

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2.07.2. LIBOR Borrowing Option. Subject to the terms of this Section, interest may accrue at the election of the Borrower Representative (a) with respect to Term Loans, at the Adjusted LIBOR Rate for Interest Periods and on portions of the unpaid principal balances of the Term Loans, as selected by the Borrower Representative, (b) with respect to Revolving Credit Loans, at the Adjusted LIBOR Rate for Interest Periods and on portions of the unpaid principal balances of the Revolving Credit Loans, as selected by the Borrower Representative; and (c) with respect to Floor Plan Loans, at the Adjusted Daily LIBOR Rate on the principal balances outstanding of the Floor Plan Loans. With respect to the Revolving Credit Loans, the Borrower shall have the option to elect a series of consecutive Interest Periods applicable to portions of the unpaid principal balances of Revolving Credit Loans to be designated at the time of an initial election for LIBOR Borrowings; provided that LIBOR shall be redetermined on the terms set forth in this Agreement for each Interest Period and interest payments shall be made at the end of each Interest Period. For the avoidance of doubt, the LIBOR Borrowing option shall not be available for Swingline Loans.

(a) Election of Adjusted LIBOR Rate Borrowing. Any election for an Adjusted LIBOR Rate Borrowing shall be subject to the following additional terms and conditions:

i. Notice Of Election. With respect to the Term Loans, an Authorized Officer of the Borrower Representative shall deliver by 11:00 a.m. Eastern Time on that Business Day which occurs three (3) Business Days prior to the Business Day on which the Borrowers desire that an Interest Period commence, a written fully completed and executed Notice of Election in the form attached hereto as Exhibit IA (which Notice of Election may be transmitted electronically or by facsimile) specifying: (A) the commencement date of and length of the relevant Interest Period, (B) the Dollar amount of that portion of the total aggregate principal amount of the Term Loans identified by the Borrower Representative, which are to bear interest at the Adjusted LIBOR Rate, which amount (1) shall not be less than the Minimum Borrowing Amount, and (2) in a principal amount greater than that sum obtained by deducting the aggregate amount of principal payments upon the Term Loans which are scheduled for payment on Principal Payment Dates occurring prior to the end of the subject Interest Period from the aggregate unpaid principal balances of the Term Loans. With respect to the Revolving Credit Loans, an Authorized Officer of the Borrower Representative shall deliver by 11:00 a.m. Eastern Time on that Business Day which occurs three (3) Business Days prior to the Business Day on which the Borrowers desire that an Interest Period commence, a written fully completed and executed Notice of Election in the form attached hereto as Exhibit IB (which Notice of Election may be transmitted electronically or by facsimile) specifying: (A) the commencement date of the relevant Interest Period, (B) the number of consecutive Interest Periods, (B) the Dollar amount of that portion of the total aggregate principal amount of the Revolving Credit Loans identified by the Borrower Representative, which are to bear interest at the Adjusted LIBOR Rate, which amount shall not be less than the Minimum Borrowing Amount.

ii. Effect Of Election. Subject to clause “B” below and to the operation and effect of Sections 2.07.4 and 2.07.5, interest shall accrue from and including the first day of each Interest Period selected by the Borrower Representative to (but not including) the last day of such Interest Period at the Adjusted LIBOR Rate determined as applicable to such Interest Period upon the amount of the unpaid principal balances of the Term Loans or Revolving Credit Loans, as the case may be, identified by the Borrower Representative in the Borrower Representative’s written election. Adjusted LIBOR Rate Borrowings shall be due and payable in arrears on each applicable Interest Payment Date.

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A. Interest Periods. There shall be no more than ten (10) Interest Periods outstanding at any one time. No Interest Period may expire after the Maturity Date.

B. Availability. If prior to the commencement of any Interest Period for a LIBOR Borrowing: (1) the Administrative Agent is advised that the Required Lenders have determined that a Change In Law or a change in market conditions has made it impractical for the Lenders to offer pricing based on the Adjusted LIBOR Rate; or (2) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or (3) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate applicable to such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the proposed LIBOR Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request to convert any borrowing to, or continue any borrowing as, a LIBOR Borrowing shall be ineffective and (y) any requested LIBOR Borrowing shall bear interest at the Adjusted Base Rate.

(b) Election of Adjusted Daily LIBOR Borrowing. Any election for an Adjusted Daily LIBOR Borrowing shall be subject to the following additional terms and conditions:

i. Notice Of Election. An Authorized Officer of the Borrower Representative shall deliver by 11:00 a.m. Eastern Time on that Business Day which occurs three (3) Business Days prior to the Business Day on which the Borrowers desire the principal balances outstanding under the Floor Plan Loans begin to accrue interest at the Adjusted Daily LIBOR Rate, a written fully completed and executed Notice of Election in the form attached hereto as Exhibit IC (which Notice of Election may be transmitted electronically or by facsimile) specifying the commencement date of the election of LIBOR. Such election shall continue in effect until a subsequent election to change the applicable rate has been made by the Borrower Representative, and each election to change the applicable rate of interest shall be made not later than three (3) Business Days prior to Business Day the Borrowers desire the election to take effect. With respect to the Floor Plan Loans, there shall only be one (1) applicable interest rate in effect for all of the Floor Plan Loans at any time and each interest rate election shall apply to the entire aggregate unpaid principal balances of the Floor Plan Loans. Payments on account of interest applicable to Floor Plan Loans shall be applied by the Administrative Agent to outstanding balances of such Loans accruing or having accrued interest at the Adjusted Daily LIBOR Rate and balances of such Loans accruing or having accrued interest at the Adjusted Base Rate, in such order or proportion as the Administrative Agent, in its sole discretion, shall determine.

ii. Effect Of Election. Subject to clause “B” below and to the operation and effect of Sections 2.07.4 and 2.07.5 hereof, upon such election:

A. Floor Plan Loans. All principal balances advanced and outstanding under the Floor Plan Loans shall thereafter bear interest at the Adjusted Daily LIBOR Rate until the Borrower Representative provides to the Administrative Agent a Notice of Election three (3) Business Days prior to the Business Day on which the Borrowers desire that the principal balances outstanding under the Floor Plan Loans accrue interest at the Adjusted Base Rate. A single of interest, whether the Adjusted Daily LIBOR Rate or the Adjusted Base Rate, shall be applicable at any given time to the Floor Plan Loans. Adjusted Daily LIBOR Borrowings on account of Floor Plan Loans shall be due and payable monthly in arrears on the Interest Payment Date in each consecutive month.

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B. Availability. If at any time: (1) the Administrative Agent is advised that the Required Lenders have determined that a Change In Law or a change in market conditions has made it impractical for the Lenders to offer pricing based on the Adjusted Daily LIBOR Rate; or (2) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR at such time; or (3) the Administrative Agent is advised by the Required Lenders that the Adjusted Daily LIBOR Rate applicable to the Floor Plan Loans will not adequately and fairly reflect the cost to the Lenders of making or maintaining the LIBOR Borrowings under the Floor Plan Loans at the Adjusted Daily LIBOR Rate; then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request to convert any borrowing to, or continue any borrowing as, a LIBOR Borrowing shall be ineffective and (y) any requested Adjusted Daily LIBOR Borrowing with respect to the Floor Plan Loans shall bear interest at the Adjusted Base Rate.

2.07.3. Breakage Costs. The Borrowers jointly and severally promise to compensate the Lenders from time to time, upon demand from any Lender through the Administrative Agent, for all losses, expenses, lost earnings, costs and liabilities (including all interest paid to lenders of funds borrowed by the Lenders to carry LIBOR Borrowings) which any of the Lenders sustains if: (1) any repayment or prepayment of any LIBOR Borrowings (including any payment resulting from the acceleration of the Loans in accordance with the terms of this Agreement or from an assignment required by Section 2.11 of this Agreement) or any conversion of LIBOR Borrowings for any reason occurs on a date which is not a Business Day and, with respect to any LIBOR Borrowing on account of a Revolving Credit Loan or Term Loan, is not the last day of an Interest Period; or (2) any failure by the Borrowers to borrow a LIBOR Borrowing or convert an Adjusted Base Rate Borrowing to a LIBOR Borrowing on the date for such borrowing or conversion specified in the relevant notice of election given by the Borrower Representative to the Administrative Agent in accordance with the terms of this Agreement.

2.07.4. Illegality.If the Administrative Agent or the Required Lenders shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for any of the Lenders to make Loans at the LIBOR Rate and/or the Daily LIBOR Rate, then, on notice thereof by the Administrative Agent to the Borrower Representative, the Administrative Agent may suspend the making of Loans at the LIBOR Rate and the Daily LIBOR Rate until the Administrative Agent shall have notified the Borrower Representative that the circumstances giving rise to such determination shall no longer exist. If the Administrative Agent or the Required Lenders shall determine that it is unlawful to maintain any Loans at the LIBOR Rate and/or the Daily LIBOR Rate, the Borrower shall immediately convert all outstanding Adjusted LIBOR Rate Borrowings and/or Adjusted Daily LIBOR Borrowings, as applicable, to Adjusted Base Rate Borrowings or pay to the Administrative Agent for the benefit of the Lenders the aggregate principal amount of all affected Loans then outstanding at the LIBOR Rate or Daily LIBOR Rate, together with accrued interest and related Credit Party Expenses.

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2.07.5. Termination Of Right To Elect LIBOR Borrowings. Notwithstanding anything to the contrary set forth in this Agreement, and without limiting any other rights and remedies of the Lenders, the Required Lenders during any continuing Default or Event of Default may suspend the right of the Borrowers to elect any new LIBOR Borrowing or to convert any Adjusted Base Rate Borrowing into a LIBOR Borrowing, to permit any LIBOR Borrowing at the Adjusted LIBOR Rate to be renewed as a LIBOR Borrowing, or to permit any LIBOR Borrowing at the Adjusted Daily LIBOR Rate to continue as a LIBOR Borrowing, in which case, all LIBOR Borrowings, other than LIBOR Borrowings at the Adjusted Daily LIBOR Rate, shall be converted on the last days of the respective Interest Periods therefor or continued, as the case may be, as Adjusted Base Rate Borrowings, and all LIBOR Borrowings at the Adjusted Daily LIBOR Rate shall be converted to Adjusted Base Rate Borrowings on the date selected by the Required Lenders.

2.07.6. Calculation Of Interest. Interest shall be calculated upon Adjusted Base Borrowings on the basis of a 365 or 366 days per year factor applied to the actual days on which there exists an unpaid balance of the Adjusted Base Rate Borrowings. Interest shall be calculated upon LIBOR Borrowing on the basis of a 360 day per year factor applied to the actual days on which there exists an unpaid balance of the LIBOR Borrowing.

2.07.7. Default Interest. The interest rates payable upon the Loans (including M&T Advances) may be increased to the Default Rate during any continuing Event of Default upon the election of the Required Lenders until the Event of Default has been cured to the satisfaction of the Required Lenders or waived by the Administrative Agent upon the authorization of the Required Lenders.

2.07.8. Maximum Rate Of Interest. Any provision contained in the Credit Documents to the contrary notwithstanding, the Lenders shall not be entitled to receive or collect, nor shall the Borrowers be obligated to pay, interest, fees, or charges thereunder in excess of the maximum rate of interest permitted by any applicable Law, and if any provision of this Agreement, the Notes or any of the other Credit Documents is construed or held by any court of law or Governmental Authority having jurisdiction to permit or require the charging, collection or payment of any amount of interest in excess of that permitted by such Laws, the provisions of this Section shall control and shall override any contrary or inconsistent provision. The intention of the parties is to at all times conform strictly with all applicable usury requirements and other Laws limiting the maximum rates of interest which may be lawfully charged upon the Loans. The interest to be paid pursuant to the Notes shall be held subject to reduction to the amount allowed under said usury or other Laws as now or hereafter construed by the courts having jurisdiction, and any sums of money paid in excess of the interest rate allowed by applicable Law shall be applied in reduction of the principal amount owing pursuant to the Notes.

2.07.9. Late Payment Charges. Any payment of principal, interest or fees due upon any of the Loans (including any final payment) which is received by the Administrative Agent more than fifteen (15) calendar days after its due date shall incur a late payment charge equal to five percent (5%) of the amount of the payment due, which charge shall be immediately due and payable. The existence of the right by the Lenders to receive a late payment charge shall not be deemed to constitute a grace period or provide any right to the Borrowers to make a payment other than on such payment’s scheduled due date.

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Section 2.08. Pro Rata Treatment And Payments.

2.08.1. Distribution Of Payments To Lenders. Except as otherwise expressly provided to the contrary by the terms of this Agreement, all payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon on the due date thereof to the Administrative Agent for the accounts of the Lenders at the Administrative Agent’s offices in Buffalo, New York in Dollars and in immediately available funds. The Administrative Agent shall promptly distribute to each Lender by wire transfer such Lender’s pro rata share of each of such payments in like funds as received. The Administrative Agent may assume that the Borrowers have made such payments on the applicable date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or to the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payments, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry customs and rules on interbank compensation.

2.08.2. Funding Of Loans. The Lenders agree that the Administrative Agent may assume that each Lender will fund timely its pro rata portion of each borrowing requested by the Borrowers in accordance with the terms of this Agreement and that the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry customs and rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (b) in the case of a payment to be made by the Borrowers, the interest rate applicable to Adjusted Base Rate Borrowings. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such share included in the subject borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.08.3. Ratable Sharing. Each borrowing by the Borrowers shall be made ratably from the Lenders in accordance with their applicable respective Commitment Percentages. Any reduction in the Floor Plan Line of Credit Dollar Cap and the Revolving Credit Dollar Cap shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitment Percentages. Each payment (including each prepayment) by the Borrowers on account of principal and interest on the Loans shall be shared pro rata by the Lenders in accordance with their respective balances of the Loans which are being paid.

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2.08.4. Setoffs, Counterclaims, Other Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender receiving payment greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value in Dollars) participations in the Loans and participations in the L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiaries thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.09. Application Of Payments. Except as expressly required to the contrary by the terms of this Agreement, all payments received upon the Loans may be applied first to Credit Party Expenses, next to late payment charges, then to accrued interest and the unpaid principal balances of the Loans, or in such other order as elected by the Required Lenders.

Section 2.10. Increased Costs.

2.10.1. Increased Costs Generally. If any Change In Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(b) subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or the Issuing Bank or the London Interbank Market any other condition, cost or expense affecting this Agreement or any LIBOR Borrowing made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank, or such other Recipient of making, converting to or continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank, or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank, or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon the request of such Lender, the Issuing Bank, or such other Recipient, the Borrowers agree to pay to such Lender, the Issuing Bank, or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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2.10.2. Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers agree to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

2.10.3. Certificate for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in this Section 2.10 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers promise to pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.10.4. Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than twelve (12) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the twelve (12) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11. Taxes.

2.11.1. Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

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2.11.2. Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.11.3. Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

2.11.4. Indemnification. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

2.11.5. Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03 relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.11.5.

2.11.6. Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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2.11.7. Status of Lenders.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing, in the event that the Borrowers are U.S. Borrowers,

(i) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

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(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

2.11.8. Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.11 of this Agreement (including by the payment of additional amounts pursuant to Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.11.8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.11.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amount with respect to such Tax had never been paid. This Section shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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2.11.9. Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.12. Mitigation Obligations; Replacement of Lenders.

2.12.1. Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.12.2. Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.02), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.11) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrowers shall have paid to the Administrative Agent the administrative fee (if any) specified in Section 10.02;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.07.3) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

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(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Section 2.13. Cash Collateral.

2.13.1. Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Bank (a) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (b) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, the Borrowers shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.14.1(d) and any Cash Collateral provided by the Defaulting Lender).

2.13.2. Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts maintained at M&T Bank. Each Borrower, and to the extent provided by any Lender, such Lender, hereby each grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the Obligations to be applied in accordance with Sections 2.13.3 and 2.13.4. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the applicable Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

2.13.3. Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any provisions of this Agreement shall be held and first applied to the satisfaction of the specific Obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be otherwise provided for herein.

2.13.4. Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or with respect to any other obligations shall be released promptly following (a) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its Eligible Assignee following compliance with Section 10.02) or (b) the Administrative Agent’s and the Issuing Bank’s and Swingline Lender’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in Section 2.13.3 may be otherwise applied in accordance with Section 8.05), and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

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Section 2.14. Defaulting Lenders.

2.14.1. Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable credit facility without giving effect to Section 2.14.1(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.13 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive a Floor Plan Unused Commitment Fee or a Revolving Credit Unused Commitment Fee for any period during which that Lender is a Defaulting Lender.

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(ii) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the limited extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13.

(iii) With respect to any Floor Plan Unused Commitment Fee, Revolving Credit Unused Commitment Fee, or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clauses (i) or (ii) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fees.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentage (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 2.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available hereunder or under Law, (i) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (ii) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.13.

2.14.2. Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Bank each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable credit facility (without giving effect to Section 2.14.1(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.14.3. New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (a) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (b) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

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Section 2.15. Fees. The Borrowers promise to pay to M&T Bank for M&T Bank’s own account such fees as are required by the terms of the Fee Letter.

Section 2.16. Payments. All payments received by the Credit Parties which are to be applied to reduce the Obligations shall be provisional and shall not be considered final unless and until such payment is not subject to avoidance under any provision of the Bankruptcy Code, as amended, including Sections 547 and 550, or any other Debtor Relief Law. If any payment is avoided or set aside under any provision of the Bankruptcy Code, including Sections 547 and 550 thereof, or any other Debtor Relief Law, the payment shall be considered not to have been made for all purposes of this Agreement and the Credit Parties shall adjust their respective records to reflect the fact that the avoided payment was not made and has not been credited against the Obligations.

Section 2.17. Advancements. If the Borrowers or any other Loan Party fail to perform any of their respective agreements or covenants contained in the Credit Documents or if the Borrowers or any other Loan Party fails to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations, the Administrative Agent for the account of the Lenders may make advances to perform the same on behalf of the Borrowers or other Loan Party to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations, and all sums so advanced shall immediately upon such advance become secured by the Liens granted in the Credit Documents and any other security for the Obligations, and shall become part of the principal amount owed to the Lenders with interest to be assessed at the Default Rate. The Borrowers promise to repay on demand all sums so advanced on the Borrowers’ behalf, plus all expenses or costs incurred by the Administrative Agent, on account of the Lenders, including reasonable legal fees, with interest thereon. The provisions of this Section shall not be construed to prevent the institution of the rights and remedies of the Administrative Agent upon the occurrence of an Event of Default. The authorization contained in this Section is not intended to impose any duty or obligation on the Administrative Agent or any other Credit Party to perform any action or make any advancement on behalf of the Borrowers and is intended to be for the sole benefit and protection of the Credit Parties.

Section 2.18. Co-Borrower Provisions.

2.18.1. Borrower Representative. To facilitate administration of the Loans, the Borrower Representative (a) is designated and appointed by each of the other Borrowers as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case and with full power and authority to issue, execute, deliver and acknowledge as appropriate, Loan Requests, notices of election and make the interest rate elections set forth therein, and certificates including Compliance Certificates, and to give instructions with respect to the disbursement of the proceeds of the Loans, give and receive all other notices and consents hereunder or under any of the other Credit Documents and take all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Credit Documents. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Credit Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of any Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Required Lenders. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Credit Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

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2.18.2. Subordination. Each Borrower hereby subordinates all Intercompany Indebtedness that it may have from or against any other Borrower or other Loan Party, and any successor or assign of any other Borrower or other Loan Party, including, without limitation, any trustee, receiver or debtor-in-possession, howsoever arising, due or owing and whether heretofore, now or hereafter existing, to all of the Obligations of the other Borrower or the other Loan Parties owed to the Credit Parties.

2.18.3. Postponement of Subrogation. Until all of the Obligations are paid in full, no Borrower shall have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the Obligations, and nothing shall discharge or satisfy the liability of a Borrower hereunder, until the full, final and absolute payment and performance of all of the Obligations at any time after all Commitments of the Lenders under this Agreement are terminated. All present and future debts and obligations of each Borrower to any other Loan Party are hereby waived and postponed in favor of and subordinated to the full payment and performance of all present and future Obligations.

2.18.4. No Discharge. No Obligation of any Borrower or other Loan Party shall be affected, discharged or impaired by any of the following: (a) bankruptcy, disability, dissolution, incompetence, death, insolvency, liquidation, or reorganization of any other Borrower or any Loan Party; (b) any defense of any other Borrower or Loan Party to payment or performance of any or all of the Obligations or enforcement of any or all rights of the Administrative Agent and the Lenders in the Collateral; (c) discharge, modification of the terms of, reduction in the amount of, or stay of enforcement of any or all liens and encumbrances in the Collateral or any or all Obligations in any bankruptcy, insolvency, reorganization, or other legal proceeding or by application of any applicable Laws; (d) any claim or dispute by any other Borrower or other Loan Party concerning the occurrence of an Event of Default, performance of any Obligations, or any other matter; (e) any waiver or modification of any provision of the Credit Documents that affects any other Borrower or other Loan Party, whether or not such waiver or modification affects all Borrowers and/or all Loan Parties; (f) the cessation of liability, release or discharge of any other Borrower or any other Loan Party or other obligor for any reason; (g) the perfection or failure to perfect, release or discharge of any Collateral or other security; (h) the exercise or failure to exercise any rights or remedies pursuant to the Credit Documents by the Administrative Agent or the Required Lenders or any election of remedies by the Administrative Agent or the Required Lenders; (i) any invalidity, irregularity or unenforceability in whole or in part of any of the Credit Documents or any limitation of the liability of any Borrower or any other Loan Party under the Credit Documents, including any claim that the Credit Documents were not duly authorized, executed, or delivered on behalf of any Borrower or any other Loan Party; (j) any other acts or omissions by the Administrative Agent or any Lender that result in or could result in the release or discharge of any other Borrower or any other Loan Party; or (k) the occurrence of any other event or the existence of any other condition that by operation of law or otherwise could result in the release or discharge of a surety, guarantor, or other persons secondarily liable on an obligation.

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2.18.5. Waivers. Each Borrower unconditionally waives: (a) any requirement that the Administrative Agent or the Required Lenders first make demand upon, or seek to enforce or exhaust remedies against any (i) other Borrower or any other Loan Party; (ii) the Collateral or other property of any Borrower or any other Loan Party; or (iii) other Person, before demanding payment from or seeking to enforce the Obligations against such Borrower; (b) any requirement of applicable Law that might operate to limit any Borrower’s liability under, or the enforcement of, the Obligations; (c) diligence, presentment, protest, demand for performance, notice of acceptance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of extension, renewal, alteration or amendment, notice of acceptance of the Credit Documents, notice of default under any of the Credit Documents (except as provided in the Credit Documents), and all other notices whatsoever, except for notices specifically required pursuant to other provisions of the Credit Documents; (d) any obligation of the Administrative Agent or any Lender to provide any Borrower any information, including any information concerning any other Borrower or any other Loan Party or any Collateral; and (e) any other claim or defense that otherwise would be available based on principles of suretyship or guarantee or otherwise governing secondary obligations.

2.18.6. Cross-Guaranty. Each Borrower guarantees to the Credit Parties the payment in full of all of the Obligations owned by each of the other Borrowers and further guarantees the due performance by each of the other Borrowers of its respective duties and covenants made in favor of the Credit Parties in this Agreement and in the other Credit Documents. Each Borrower agrees that neither this cross guaranty nor the joint and several liability of the Borrowers provided in this Agreement nor the Credit Parties’ liens and rights in any of the Collateral shall be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which the parties hereto may hereafter agree, nor by any modification, release or other alteration of any of the rights of the Credit Parties with respect to any of the Collateral, nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or the Lenders with respect to any of the Obligations, nor by any other agreements or arrangements whatever with the other Borrowers or with any other Person, each Borrower hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectively as if it had expressly agreed thereto in advance. Except as may be expressly stated in this Agreement to the contrary, the liability of each Borrower hereunder is direct and unconditional as to all of the Obligations (except as may be expressly stated in this Agreement to the contrary), and may be enforced without requiring the Credit Parties first to resort to any other right, remedy or security.

2.18.7. Obligations Among Loan Parties. NOTHING IN THIS SUBSECTION SHALL LIMIT THE OBLIGATIONS OF ANY BORROWER TO THE ADMINISTRATIVE AGENT OR TO ANY OTHER CREDIT PARTY OR OTHERWISE LIMIT THE JOINT AND SEVERAL NATURE OF THE OBLIGATIONS. EACH BORROWER SHALL BE FULLY, JOINTLY AND SEVERALLY LIABLE TO THE ADMINISTRATIVE AGENT AND THE OTHER CREDIT PARTIES IN ACCORDANCE WITH THE TERMS OF THE CREDIT DOCUMENTS WITHOUT REGARD TO ANY ALLOCATION OF LOSSES AND LIABILITIES PURSUANT TO THIS SUBSECTION OR OTHERWISE AND, NOTWITHSTANDING ANY SUCH ALLOCATION, EACH BORROWER HAS EXPRESSLY ASSUMED THE RISK THAT SUCH BORROWER’S ACTUAL LIABILITY MAY EXCEED SUCH BORROWER’S PRO RATA SHARE AND THAT OVERPAYMENTS MAY NOT ACTUALLY BE REIMBURSED OR INDEMNIFIED. Subject to the foregoing, the Borrowers agree that the provisions of this subsection are intended to provide for an allocation of the Obligations among Borrowers. Accordingly, as among the Borrowers, if any Borrower (the “Overpaying Borrower”) pays (whether directly or by application of Collateral), or is otherwise held liable for, obligations in excess of the Borrower Pro Rata Share for the Overpaying Borrower, the other Borrowers will pay the amount of such excess to the Overpaying Borrower and will indemnify the Overpaying Borrower for, from and against any claims, damages, loss or liability arising from or related to such overpayment. The Borrowers agree to maintain books and records accurately reflecting each Borrower Pro Rata Share. This Section is only intended to allocate payments, losses, and liabilities among the Borrowers only in order that (a) as solely between the Borrowers, each Borrower is ultimately liable for its Borrower Pro Rata Share; and (b) the value to each Borrower of the resulting rights and claims against other Borrowers pursuant to this Section will assure that no Borrower is rendered “insolvent” by virtue of the Obligations for purposes of any applicable Law. The rights and obligations among Borrowers pursuant to this subsection shall survive the payment and performance of the Obligations, shall be considered as Intercompany Indebtedness, and shall be subject to the other provisions of Section 2.18, including those set forth above relating to the subordination of Intercompany Indebtedness.

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Section 2.19. Swap Obligations; Keepwell. Notwithstanding anything to the contrary contained in this Agreement or any of the other Credit Documents, Swap Obligations of any Loan Party that is not an Eligible Contract Participant shall not include any Excluded Swap Liabilities; provided however, to the extent that a Loan Party is an Eligible Contract Participant, such Loan Party (in addition to its other Obligations and agreements hereunder), hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in respect of the Swap Obligations. The obligations of each Loan Party, to the extent that it is an Eligible Contract Participant, under this Section 2.19 shall remain in full force and effect until indefeasible payment in full in cash of all of the Obligations and termination of this Agreement and the other Credit Documents. Each Loan Party , to the extent that such Loan Party is an Eligible Contract Participant, intends that this Section 2.19 constitute, and this Section 2.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

Section 2.20. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrowers make the following representations and warranties to the Credit Parties as of the Closing Date and, as of each date on which any Floor Plan Loans, M&T Advance, Revolving Credit Loans, or Swingline Loan is requested or made or any Letter of Credit is requested or issued (for purposes hereof, each extension or other amendment of a Letter of Credit shall constitute an issuance thereof), and as of each date on which any Loan or portion of a Loan is converted to or continued as a LIBOR Borrowing:

Section 3.01. Organization and Qualification. Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation or limited liability company duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the state of incorporation or organization of such Loan Party or Subsidiary, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in all jurisdictions where the property owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary (except to the extent that the failure to be licensed, qualified or in good standing is not likely to cause a Material Adverse Change). No Subsidiary of any Loan Party is a Foreign Subsidiary.

Section 3.02. Capitalization and Ownership. As of the Closing Date, the authorized Capital Stock and the issued and outstanding Capital Stock of the respective Loan Parties consists of those shares of common stock or other interests described in the Collateral Information Certificate given as of the Closing Date, having such par value as may be indicated therein, of which that number of shares or other interests indicated therein as issued and outstanding are in fact issued and outstanding. All of the Capital Stock of the Loan Parties indicated as issued and outstanding has been validly issued and is fully paid and nonassessable. As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any Capital Stock of any Loan Party, except as disclosed by the Collateral Information Certificate.

Section 3.03. Subsidiaries. No Loan Party nor any Subsidiary of a Loan Party has any Subsidiaries as of the Closing Date, except as otherwise set forth in the Collateral Information Certificate given as of the Closing Date. Each Loan Party has good and marketable title to all the Capital Stock of any Subsidiary which such Loan Party owns, free and clear of any Lien other than Permitted Encumbrances. All of the issued and outstanding shares of Capital Stock of each Subsidiary of the respective Loan Parties are fully paid and non-assessable. There are no options, warrants or other rights outstanding to purchase any shares of Capital Stock of any Subsidiary of any Loan Party or, to the best of the Borrowers’ knowledge, any Restricted Subsidiary, nor are any securities or Equity Interests of any Subsidiary or, to the best of the Borrowers’ knowledge, any Restricted Subsidiary, convertible into or exchangeable for their Capital Stock. Except for any investments in such assets permitted under the provisions of this Agreement, no Loan Party or, to the best of the Borrowers’ knowledge, Restricted Subsidiary, owns directly or indirectly any Capital Stock of any other Person, no Loan Party or, to the best of the Borrowers’ knowledge, Restricted Subsidiary, is a partner (general or limited) of any partnership, and no Loan Party or, to the best of the Borrowers’ knowledge, Restricted Subsidiary is a party to any joint venture and or otherwise owns (beneficially or of record) any Equity Interest or similar interest in any other Person.

Section 3.04. Power and Authority. Each of the Loan Parties has the full power to enter into, execute, deliver, carry out and perform this Agreement and the Credit Documents to which it is a party, to incur the Indebtedness contemplated by the Credit Documents and to perform its respective obligations under the Credit Documents to which it is a party and all of such actions have been duly authorized in each instance by all necessary corporate or other organizational proceedings.

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Section 3.05. Validity and Binding Effect. This Agreement has been, and each Credit Document, when executed and delivered by the respective Loan Parties, will have been, duly and validly executed and delivered by the Loan Parties which are signatories thereto. This Agreement and each of the other Credit Documents executed and delivered by the respective Loan Parties will, upon such execution and delivery, constitute the legal, valid and binding obligations of such Loan Parties, enforceable against the respective Loan Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization moratorium or similar Laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of Law or equity.

Section 3.06. No Conflict. Neither the execution and delivery by the Borrowers of this Agreement nor the execution and delivery by any other Loan Party of any Credit Documents to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof by the Borrowers or the other Loan Parties will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organization Documents of any Loan Party, including but not limited to the Amended Charter and the Certificate of Designations) or (ii) any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, which conflict, default or breach would cause a Material Adverse Change, or (b) result in the creation or enforcement of any Lien upon any property (now or hereafter acquired) of any of the Loan Parties (other than Liens securing the Obligations and the Permitted Encumbrances). For the avoidance of doubt, the Loan Parties have given all notices and obtained all consents required under the Organization Documents of Pubco Guarantor in connection with this Agreement and the transactions contemplated hereby.

Section 3.07. Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrowers, threatened against any Loan Party or any Restricted Subsidiary, at law or in equity, before any Governmental Authority which individually or in the aggregate, could be reasonably expected to result in any Material Adverse Change; and (b) no Loan Party or Restricted Subsidiary is in violation of any order, writ, injunction or decree of any Governmental Authority, the violation of which could reasonably be expected to result in any Material Adverse Change.

Section 3.08. Financial Statements; Financial Projections.

3.08.1. Financial Statements. The Borrowers have previously delivered to the Credit Parties correct and complete copies of (a) the audited consolidated and consolidating balance sheet and statements of income, retained earnings and cash flows of the Parent Guarantor and its Subsidiaries as of and for its Fiscal Year ended December 31, 2016, including the footnotes thereto, and (b) the unaudited management-prepared consolidated and consolidating interim balance sheet and statements of income, retained earnings and cash flows of Parent Guarantor and its Subsidiaries as of and for the Fiscal Year ended December 31, 2017, and (c) the unaudited management-prepared consolidated and consolidating interim balance sheet and statements of income, retained earnings and cash flows of Parent Guarantor and its Subsidiaries as of and for the fiscal month ended February 28, 2018. Such financial statements fairly present, in all material respects, the financial condition of Parent Guarantor’s and its Subsidiaries as at the end of the periods covered thereby and the results of Parent Guarantor and its Subsidiaries’ operations and the changes in Parent Guarantor’s and its Subsidiaries’ financial positions for the periods covered thereby, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby subject, (x) in the case of the above described unaudited management-prepared financial statements for the Fiscal Year ended December 31, 2017, to the lack of footnotes and other presentation items, and (y) in the case of the above-described management-prepared interim financial statements, to year-end audit adjustments (which will not be material) and the lack of footnotes and other presentation items.

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3.08.2. Books and Records. (a) The books of account and other financial records of the Borrowers and their Subsidiaries as in effect on the Closing Date are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices; and (b) as of the Closing Date, the Borrowers and their Subsidiaries maintain an adequate system of internal accounting controls and does not engage in or maintain any off-the-books accounts or transactions.

3.08.3. Absence of Material Liability. As of the Closing Date, the Borrowers and their Subsidiaries do not have any Indebtedness or material liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise which is not disclosed upon the most recent consolidated and consolidating financial statements of the Parent Guarantor and its Subsidiaries which have been provided to the Credit Parties; other than executory obligations under contracts, leases, or other agreements which GAAP would not require to be set forth in the consolidated and consolidating financial statements of the Parent Guarantor and its Subsidiaries.

3.08.4. Financial Projections. The Borrowers have delivered to the Credit Parties financial projections of the Borrowers and their Subsidiaries for the period commencing January 1, 2018 and ending December 31, 2018. Such projections set forth in the judgment of the Borrowers a reasonable range of possible results in light of the history of the businesses of the Borrowers and their Subsidiaries, and present reasonably foreseeable conditions and the intentions of the management of the Borrowers and their Subsidiaries. In the reasonable judgment of the Borrower, such projections accurately reflect the liabilities of the Borrowers and their Subsidiaries on the Closing Date, after giving effect to the transactions contemplated by that Agreement. No events have occurred since the preparation of the projections which would cause the projections, taken as a whole, not to be reasonably attainable.

Section 3.09. Margin Stock. No Borrower and no Subsidiary of a Borrower engages or intends to engage principally, or as one of its important activities, in the business of incurring Indebtedness or extending credit to others for the purpose, immediately, incidentally or ultimately, of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Federal Reserve Board). No part of the proceeds of any Loan or other extension of credit hereunder has been or will be used, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund or retire Indebtedness originally incurred for such purpose. As of the Closing Date no Borrower and no Subsidiary of a Borrower intends to hold any margin stock.

Section 3.10. Full Disclosure. Neither this Agreement nor any Credit Document, nor any certificate, statement, agreement or other document furnished to the Credit Parties by the Loan Parties, contains any misstatement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrowers which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrowers and their Subsidiaries, taken as a whole, which has not been set forth in this Agreement or the Credit Documents or in the certificates, statements, agreements or other documents furnished in writing to the Credit Parties before or at the date hereof in connection with the transactions contemplated hereby and thereby.

Section 3.11. Tax Returns and Payments. All federal and state tax returns that are required by applicable Law to be filed by the Borrowers and their Subsidiaries have been filed or properly extended. All taxes, assessments and other governmental charges levied upon the Borrowers and their Subsidiaries, or any of their respective properties, assets, income or franchises which are due and payable have been paid in full other than (a) those presently payable without penalty or interest, (b) those which are being contested in good faith by appropriate proceedings, and (c) those which, if not paid, would not, in the aggregate, constitute a Material Adverse Change; and as to each of items (a), (b) and (c) the Borrowers and their Subsidiaries have established reserves for such claims as have been determined to be adequate by application of GAAP consistently applied. There are no agreements or waivers extending the statutory period of limitations applicable to any consolidated federal income tax returns of the Borrowers and their Subsidiaries for any period.

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Section 3.12. Consents and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with any Governmental Authority or any other Person (including but not limited to Coliseum or any other Preferred Stockholder) is required by any Law or any agreement (other than the Credit Documents) in connection with the execution, delivery and carrying out of this Agreement and the Credit Documents to which any Loan Party is a party.

Section 3.13. No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the Loans which constitutes an Event of Default or a Default. No Loan Party or Subsidiary of a Loan Party is in violation of any term of its Organization Documents.

Section 3.14. Compliance with Laws. Each of the Loan Parties and their respective Subsidiaries are in compliance in all material respects with all applicable Laws in all jurisdictions in which any of the Loan Parties or their Subsidiaries are presently or will be doing business, the non-compliance with which would be likely to cause a Material Adverse Change.

Section 3.15. ERISA Compliance.

3.15.1. Plans and Contributions. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

3.15.2. Pending Claims. There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

3.15.3. ERISA Events. (a) No ERISA Event has occurred or is reasonably expected to occur, (b) no Pension Plan has any Unfunded Pension Liability, (c) no Loan Party and no ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (d) no Borrower and no ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (e) no Borrower and no ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

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Section 3.16. Title to Properties. The Loan Parties and their Subsidiaries have good title to, or a valid leasehold interest in, all their respective real and personal property, except for Permitted Encumbrances.

Section 3.17. Insurance. There are in full force and effect for the benefit of the Loan Parties and their Subsidiaries insurance policies and bonds providing adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Loan Parties and their Subsidiaries in accordance with prudent business practices in the respective industries of the Loan Parties and their Subsidiaries. As of the Closing Date, and, as of each subsequent reaffirmation of this representation and warranty, except as otherwise previously disclosed in writing to the Administrative Agent, no notice has been given or claim made and to the knowledge of the Loan Parties, no grounds exist, to cancel or void any of such policies or bonds or to reduce the coverage provided thereby.

Section 3.18. Employment Matters. Each Loan Party and each Subsidiary of a Loan Party is in material compliance with all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts and all Laws applicable thereto. There are no outstanding grievances, arbitration awards or appeals relating to any of the foregoing plans, agreements or contracts, or, to the knowledge of the Borrowers, threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any Loan Party or any Subsidiary of a Loan Party which could reasonably be expected to result in any Material Adverse Change. All payments due or to become due from any Loan Party or the Subsidiary of the Loan Party on account of obligations in respect of employee health and welfare insurance which could reasonably be expected to result in any Material Adverse Change if not paid have been paid or, in the case of such amounts not yet due, have been recorded as liabilities on the books of the Borrowers and their Subsidiaries.

Section 3.19. Solvency. As of the Closing Date, and as of the date of each advance of the proceeds of any Loan and each issuance or renewal of any Letter of Credit, as the case may be, and after giving effect to such advances or issuances or renewals, each of the Loan Parties and each Subsidiary of a Loan Party, taken as a whole is, and will remain, Solvent.

Section 3.20. Material Contracts; Burdensome Restrictions. Except as otherwise disclosed on Schedule 3.20 and, in each instance in which the representations and warranties of this Section are given or deemed given on a date subsequent to the Closing Date, as theretofore otherwise disclosed to the Credit Parties in writing, all material contracts relating to the business operations of the Loan Parties and their Subsidiaries, are valid, binding and enforceable upon the Loan Parties and their Subsidiaries, and to the knowledge of the Borrowers, the other parties thereto, without any material defaults thereunder.

Section 3.21. Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of a Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights, including but not limited to agreements with Manufacturers and other suppliers of Floor Plan Units, and other vendors which are materially necessary to own and operate its assets and to carry on its business as presently conducted and as planned to be conducted by such Loan Party, without known possible, alleged or actual conflict with the rights of others.

Section 3.22. Liens. The Liens in the Collateral granted to the Credit Parties pursuant to the Credit Documents constitute and will continue to constitute valid and enforceable Liens under all applicable Laws, having the priorities required herein and in the other Credit Documents, and are entitled to all the rights, benefits and priorities provided by applicable Law. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrowers.

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Section 3.23. Environmental Compliance. Each Borrower has conducted a review of the effect of existing Environmental Laws on the businesses, operations and properties of itself and of each of the other Loan Parties, and of the potential for it or the other Loan Parties to incur any Environmental Liabilities, and as a result thereof each Borrower in conjunction with the other Loan Parties has reasonably concluded that the application of any such Environmental Laws and potential Environmental Liabilities could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 3.24. Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party: (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions to Closing. The obligations of each Lender to make any advances of proceeds of the Loans, the obligations of M&T to make M&T Advances, and the obligations of the Issuing Bank to issue any Letters of Credit hereunder are subject to the satisfaction on or before the Closing Date of the following conditions precedent:

4.01.1. Closing Submissions. The Administrative Agent’s receipt of the following, each properly executed by an Authorized Officer of the signing Loan Party, each dated either the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its counsel:

(a) executed counterparts of this Agreement and the other Credit Documents;

(b) Notes executed by the Borrowers in favor of each Lender;

(c) one or more Guaranty Agreements executed by each of the Guarantors;

(d) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as a Authorized Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party;

(e) such documents and certifications (including certified copies of the Organization Documents of the Loan Parties) as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

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(f) a favorable opinion of counsel to the Loan Parties, including matters as to New York, Delaware, and Florida law, addressed to the Administrative Agent and the Lenders in form and substance customary for similar credit transactions, subject only to customary qualifications and conditions;

(g) a certificate of an Authorized Officer of each Loan Party stating that all notices, consents, licenses, approvals, and agreements required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Credit Documents to which it is a party, including notices to, and consents, and approvals required from Manufacturers, OEM and other vendors and suppliers of Floor Plan Vehicles and Units and a statement identifying all of such Manufacturers, OEM, vendors and suppliers of Floor Plan Vehicles, and shall have been duly given or received, and that any such consents, licenses, approvals, and agreements shall be in full force and effect upon giving effect to the Credit Documents and the transactions contemplated by this Agreement;

(h) a certificate signed by an Authorized Officer of the Loan Parties or the Borrower Representative certifying (i) the absence of any continuing Defaults or Events of Default, (ii) satisfaction of all conditions precedent to Closing hereunder, (iii) solvency, (iv) all shareholder and corporate consents and approvals (including any consents required under the Amended Charter and compliance with all requirements with respect to the Loans and other credit accommodations set forth in the Certificate of Designations), and all material governmental and third party consents and approvals required in connection with the merger and capitalization transactions described in clauses (i) and (j) below (all of which shall be final with no waiting period to expire or ongoing governmental inquiry or investigation) shall have been received and there does not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that challenges the credit facilities or any other transaction involving any of the Loan Parties, (v) such other matters as are reasonably required by the Administrative Agent or the Lenders;

(i) A certificate signed by an Authorized Officer of the Loan Parties reasonably satisfactory to the Administrative Agent attaching the Merger Agreement, and flow of funds in connection therewith, and certifying that that the merger transactions between (i) Pubco Guarantor and Andina Acquisition Corp. II, a publicly-traded Cayman Islands exempted company, with Pubco Guarantor as the survivor thereof, and (ii) Andina II Merger Sub Inc., a Delaware corporation, and wholly – owned subsidiary of Pubco Guarantor with Parent Guarantor, with Parent Guarantor as the survivor thereof have closed prior to or contemporaneously herewith pursuant to, and in accordance with the terms of, the Merger Agreement, including (u) receipt of cash proceeds contributed by the ANDA Trust as described in the Merger Agreement in a minimum amount of $4,640,000, (v) receipt of Parent Guarantor’s “rollover equity” in the amount of $15,000,000, (w) receipt of payment for a new common stock issuance in Pubco Guarantor in a minimum amount of $28,500,000, (x) confirmation of submission to NASDAQ of Pubco Guarantor’s application to list its common stock on NASDAQ, (y) satisfaction of the cash tangible net assets requirement under the Merger Agreement, and (z) completion of the sale of Capital Stock in Parent Guarantor by Wayzata Opportunities Fund, II, L.P.;

(j) A certificate signed by an Authorized Officer of the Loan Parties reasonably satisfactory to the Administrative Agent attaching the Securities Purchase Agreement, the Amended Charter of Pubco Guarantor, and the Certificate of Designations), and certifying that the Series A Preferred Stock in a minimum amount of $60,000,000 has been issued and payment for same received in accordance with the Securities Purchase Agreement, together with a copy of the flow of funds in connection with same;

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(k) A certificate signed by an Authorized Officer of the Loan Parties reasonably satisfactory to the Administrative Agent, that the cash equity capitalization of Pubco Guarantor shall not be less than at least 45% of the total pro forma consolidated debt and equity capitalization of Pubco Guarantor and its Subsidiaries on the Closing Date, together with calculations satisfactory to the Administrative Agent demonstrating same;

(l) a duly completed Compliance Certificate, including calculations of the financial covenants set forth therein in a manner reasonably satisfactory to the Administrative Agent, signed by an Authorized Officer of the Loan Parties in form and substance satisfactory to the Administrative Agent evidencing, as of the as of the last day of the most recently completed month ending at least 30 days prior to the Closing Date, (i) a Total Leverage Ratio not be greater than 2.00:1.00 giving pro forma effect to all transactions contemplated by this Agreement, including the transactions described in clauses “(i),” “(j),” and (k) above, and the credit accommodations provided in this Agreement, and (ii) Consolidated EBITDAR of the Loan Parties of not less than Thirty Million Dollars ($30,000,000.00);

(m) each of the following which shall be reasonably satisfactory to the Administrative Agent, (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent Guarantor and its Subsidiaries for the twelve-month period ended December 31, 2016 and for each subsequent Fiscal Year ended at least 45 days prior to the Closing Date, (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent Guarantor and its Subsidiaries for each fiscal month ended after December 31, 2016 and at least 30 days prior to the Closing Date, (iii) pro forma consolidated balance sheets of Pubco Guarantor and its Subsidiaries (including, for the avoidance of doubt, the Borrowers) as of and for the twelve-month period ending on the last day of the most recently completed month ending at least 30 days prior to the Closing Date, prepared giving effect to the credit facilities and other transactions described herein as if the Closing Date had occurred and otherwise prepared on a basis consistent with financial statements provided to the Administrative Agent prior to the delivery of the commitment letter, and (iv) projections including balance sheets, income statements and cash flow statements of Borrowers and their Subsidiaries;

(n) a payoff and termination letter (i) from Bank of America N.A., in form and substance satisfactory to the Administrative Agent, including satisfactory arrangements for Cash Collateralization of the Existing Letters of Credit, and (ii) any other creditors intended to be paid at Closing and all guaranties and Liens released (including liens perfected pursuant to control agreements) to achieve the required Lien priority position in the Collateral and Indebtedness limitations required pursuant to this Agreement and the Security Documents;

(o) all sale-leaseback documents, and operating leases, and real estate mortgages, and delivery to the Administrative Agent of such Real Estate Support Documents as are reasonably required by the Administrative Agent; provided, however, nothing herein shall require delivery to the Administrative Agent of any Real Estate Support Document for premises occupied temporarily by a Borrower in connection with participation at a trade show or similar temporary sales location;

(p) such deposit account control agreements as are required pursuant to the Security Documents;

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(q) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Bank Secrecy Act, and other applicable Laws, as reasonably requested by Administrative Agent and by any of the Lenders, including copies of all Organization Documents of the Loan Parties and IRS W-9 Forms completed and executed by the Loan Parties;

(r) evidence that all insurance and endorsements thereto required to be maintained by the terms of the Credit Documents is in effect;

(s) an inspection, inventory, and audit of all Eligible Floor Plan Vehicles and Units shall have been completed prior to Closing, and

(t) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Issuing Bank, or the Required Lenders reasonably may require.

4.01.2. Fees. Any fees required to be paid on or before the Closing Date shall have been paid.

4.01.3. Credit Party Expenses. The Borrowers shall have paid in full all Credit Party Expenses to the extent invoiced prior to or on the Closing Date.

4.01.4. No Material Adverse Change. No material adverse change shall have occurred in the business, condition (financial or otherwise), prospects, assets, operations, liabilities (contingent or otherwise) or properties of Pubco Guarantor, Parent Guarantor, or the Borrowers and their respective Subsidiaries, taken as a whole since December 31, 2016.

Without limiting the generality of the provisions of Section 9.02.4 of this Agreement, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved, accepted and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections thereto.

Section 4.02. Conditions To Advances Of Proceeds Of Loans And Issuances Of Letters Of Credit After Closing Date. The obligations of each Lender and of the Issuing Bank to honor any request for the advance of any proceeds of the Loans or the issuance or reissuance of any Letters of Credit after the Closing Date or request to renew or amend any Letter of Credit after the Closing Date, shall be subject to the satisfaction of the following conditions precedent:

4.02.1. Representations And Warranties. The representations and warranties of the Loan Parties contained in Article 3 of this Agreement or in any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of any such advance of proceeds of the Loans or issuance of Letters of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

4.02.2. Absence Of Defaults And Events Of Default. No continuing Default or Event of Default shall exist, or would result from such requested advance or issuance.

4.02.3. No Material Adverse Changes. No Material Adverse Changes shall have occurred since the Closing Date and be continuing.

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Each request for the advance of proceeds of the Loans or for the issuance or reissuance of any Letters of Credit shall be deemed automatically to be a representation and warranty of the Borrowers that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the request.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each Borrower agrees that until the payment and satisfaction in full of all of the Obligations, it will comply with and cause the other Loan Parties to comply with the covenants set forth in this Article 5.

Section 5.01. Payment and Performance. Each Borrower promises that all Obligations shall be paid and performed in full when and as due.

Section 5.02. Insurance. The Borrowers and each Loan Party shall obtain and maintain and shall cause their respective Subsidiaries to obtain and maintain such insurance coverages as are reasonable, customary and prudent for businesses engaged in activities similar to the business activities in which it is engaged. Without limitation to the foregoing, the Borrowers and the other Loan Parties shall each maintain fire and extended coverage casualty insurance covering the Collateral and their respective assets in amounts satisfactory to the Administrative Agent consistent with prudent practices and sufficient to prevent any co-insurance liability (which amount shall be the full insurable value of the assets and properties insured unless the Administrative Agent in writing agrees to a lesser amount), naming the Administrative Agent for the benefit of the Credit Parties as sole lender loss payee and/or additional insured with respect to the Collateral and such assets, with insurance companies and upon policy forms which are acceptable to and approved by the Administrative Agent. The Loan Parties shall submit to the Administrative Agent originals or certified copies of the casualty insurance policies and paid receipts evidencing payment of the premiums due on the same. The casualty insurance policies shall be endorsed so as to make them noncancellable unless thirty (30) days prior notice of cancellation is provided to the Administrative Agent. The proceeds of any insured loss shall be applied as a Mandatory Prepayment to the extent required pursuant to Section 2.06.3, unless the Required Lenders approve the use thereof to repair or replace damaged or destroyed Collateral.

Section 5.03. Collection Of Accounts; Sale Of Inventory. The Loan Parties shall collect their respective Accounts and sell their respective Inventory only in the ordinary course of their respective businesses, subject to customary credit and collection policies.

Section 5.04. Notice Of Litigation And Proceedings. The Borrowers and each other Loan Party shall give prompt notice to the Administrative Agent of any action, suit, citation, violation, direction, notice or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting such Loan Party, or the assets or properties thereof, which, if determined adversely to such Loan Party (a) could require it to pay over more than the Threshold Amount or deliver assets the value of which exceeds that sum, or (b) could reasonably be expected to cause a Material Adverse Change.

Section 5.05. Payment Of Liabilities To Third Persons. Each Borrower and each other Loan Party shall pay when and as due, or within applicable grace periods, all liabilities due to third persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside by it.

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Section 5.06. Notice Of Change Of Business Location Or Of Jurisdiction of Organization; Notice of Name Change. Each Borrower and each of the other Loan Parties shall notify the Administrative Agent thirty (30) days in advance of, (a) any change in the location of its existing offices or places of business or of the jurisdiction in which it is organized, (b) the establishment of any new, or the discontinuation of any existing, places of business, and (c) any change in or addition to the locations at which any material portion of the Collateral (or other property securing the Obligations) is kept. Prior to moving any Collateral (or other property securing the Obligations) to any location not owned by a Loan Party (other than deliveries to Account Debtors of sold or leased goods and premises occupied temporarily by a Borrower in connection with participation at a trade show or similar temporary sales location), each Loan Party shall obtain and deliver to the Administrative Agent an agreement, in form and substance acceptable to the Administrative Agent, pursuant to which the owner of such location shall: (i) subordinate any rights which it may have, or thereafter may obtain, in any of the Collateral or other property to the rights and security interests of the Credit Parties; and (ii) allow the Administrative Agent access to the Collateral or other property in order to remove the Collateral or other property from such location. Each Borrower and each other Loan Party shall notify the Administrative Agent thirty (30) days in advance of any changes to its name.

Section 5.07. Payment of Taxes. Each of the Borrowers and each of the other Loan Parties shall pay or cause to be paid when and as due all Taxes imposed upon it or on any of its property or which it is required to withhold and pay over to the taxing authority or which it must pay on its income, except where contested in good faith, by appropriate proceedings and at its own cost and expense; provided, however, that no Loan Party shall be deemed to be contesting in good faith by appropriate proceedings unless, (a) such proceedings operate to prevent the taxing authority from attempting to collect the Taxes, (b) the Collateral is not subject to sale, forfeiture or loss during such proceedings, (c) the applicable Loan Party’s contest does not subject the Credit Parties to any liabilities owed to or claims from the taxing authority or any other person, (d) the applicable Loan Party establishes appropriate reserves for the payment of all Taxes, court costs and other expenses for which such Loan Party would be liable if unsuccessful in the contest, (e) the applicable Loan Party prosecutes the contest continuously to its final conclusion, and (f) at the conclusion of the proceedings, the applicable Loan Party promptly pays all amounts determined to be payable, including but not limited to all taxes, legal fees and court costs.

Section 5.08. Notice Of Events Affecting Collateral; Compromise Of Receivables; Returned Or Repossessed Goods. Each Borrower and each of the other Loan Parties shall promptly report to the Administrative Agent (a) any reclamation, return or repossession of Goods, (b) all claims or disputes and (c) all other matters materially affecting the value, enforceability or collectability of any of the Collateral.

Section 5.09. Reporting Requirements. The Borrowers shall submit the following items to each of the Credit Parties:

5.09.1. Dealership Financial Statements. Within twenty (20) calendar days after the end of each calendar month, the Borrowers shall deliver to the Credit Parties internally prepared individual dealership financial statements (individual and combined) in form satisfactory to the Administrative Agent.

5.09.2. Monthly Financial Statements. As soon as available and in any event within thirty (30) calendar days after the end of each Fiscal Quarter, the Borrowers shall submit to the Credit Parties a consolidated and consolidating balance sheet of Pubco Guarantor and its Subsidiaries as of the end of such month and a consolidated and consolidating statement of income and retained earnings of Pubco Guarantor and its Subsidiaries for such month, and a consolidated and consolidating statement of cash flow of Pubco Guarantor and its Subsidiaries for such month, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the previous Fiscal Year and all prepared in accordance with GAAP and certified by an Authorized Officer of the Borrower Representative (subject to year-end adjustments).

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5.09.3. Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) calendar days after the end of each Fiscal Year, the Borrowers shall submit to the Credit Parties a consolidated and consolidating balance sheet of Pubco Guarantor and its Subsidiaries as of the end of such Fiscal Year and a consolidated and consolidating statement of income and retained earnings of Pubco Guarantor and its Subsidiaries for such Fiscal Year, and a consolidated and consolidating statement of cash flow of Pubco Guarantor and its Subsidiaries for such Fiscal Year, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior Fiscal Year and all prepared in accordance with GAAP and accompanied by an audited opinion thereon issued by independent certified public accountants selected by Pubco Guarantor and reasonably acceptable to the Required Lenders.

5.09.4. Management Letters. Promptly upon receipt thereof, each Borrower shall submit to the Credit Parties copies of any reports submitted to it or to any Loan Party by independent certified public accountants in connection with the examination of the financial statements of Pubco and its Subsidiaries made by such accountants.

5.09.5. Compliance Certificate. The Borrowers shall submit a Compliance Certificate to the Credit Parties, within thirty (30) calendar days after the end of each Fiscal Quarter (in conjunction with the monthly financial statement for the last month in each such Fiscal Quarter) for the first three (3) Fiscal Quarters of each year and with the submission of the submission of each annual audited financial statements pursuant to Section 5.09.3 hereof. The Compliance Certificates shall include calculations of the financial covenants set forth in Sections 6.12, 6.13, and 6.14 hereof for the relevant period.

5.09.6. Reports To Other Creditors. Promptly after the furnishing thereof, the Borrowers shall submit to the Credit Parties copies of any statement or report furnished to any other Person pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to any other provisions of this Agreement.

5.09.7. Management Changes. The Borrowers shall notify the Credit Parties immediately of any changes in the personnel holding the positions of Chairperson, President, Chief Executive Officer or Chief Financial Officer of any of the Borrowers.

5.09.8. Projections. The Borrowers shall deliver to the Credit Parties within sixty (60) days prior to the end of each Fiscal Year, an annual operating budget for the Borrowers and their Subsidiaries for the next Fiscal Year. The operating budget shall include a balance sheet, income statement, statement of cash flows, and assumptions relating to the budget.

5.09.9. Notice of Defaults and Events of Default. The Borrowers shall promptly give written notice to the Credit Parties of the occurrence of any event, occurrence or condition (which is known to an executive officer of any Loan Party) which constitutes or is reasonably foreseeable to constitute either an Event of Default or a Default or which could be reasonably expected to result in a Material Adverse Change.

5.09.10. ERISA Event. The Borrowers shall promptly give written notice to the Credit Parties of the occurrence of any ERISA Event.

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5.09.11. SEC Filings. Promptly upon receipt or transmission thereof, (a) all letters of comment or material correspondence sent to Pubco Guarantor or any of its Subsidiaries by any securities exchange or the Securities and Exchange Commission (“SEC”) in relation to the affairs of Pubco Guarantor or any of its Subsidiaries, (b) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Pubco Guarantor or any of its Subsidiaries with any securities exchange or with the SEC or any governmental authority succeeding to any of its functions, (c) all financial statements, reports, notices and proxy statements sent or made available generally by Pubco Guarantor or any of its Subsidiaries to other lenders to such Persons (if any) and their other respective bondholders or security holders (or any trustee or other representative of any of the foregoing) and any non-routine notices or other non-routine correspondence from such lenders, bondholders or security holders (or trustee or other representative of such Persons); and (d) all press releases and other statements made available by Pubco Guarantor or any of its Subsidiaries to the public concerning material developments in their respective businesses. Any information or document described in clauses (a) through (d) of this Subsection 5.09.11 that is filed with the SEC via the EDGAR filing system shall be deemed to be delivered upon the receipt by the Credit Parties of notice (including any notice received via e-mail) from Borrower Representative that such information or document has been filed and is available on EDGAR provided, further, however, that no such notice need be delivered in connection with the regularly filed Annual Reports of Pubco Guarantor on Form 10-K or Quarterly Reports of Pubco Guarantor on Form 10-Q.

5.09.12. Reportable Anti-Terrorism Compliance Event. The Borrowers shall promptly notify the Credit Parties upon the occurrence of a Reportable Anti-Terrorism Compliance Event.

5.09.13. General Information. In addition to the items set forth in subsections 5.09.1 through 5.09.12 above, the Borrowers agree to submit, and cause the other Loan Parties to submit, to the Credit Parties such other information respecting the condition or operations, financial or otherwise, of the Loan Parties as the Credit Parties may reasonably request from time to time.

Section 5.10. Preservation of Existence, Etc. Each Borrower and each of the other Loan Parties shall each (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Change, and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to cause a Material Adverse Change.

Section 5.11. Maintenance of Assets and Properties. Each of the Borrowers and each of the other Loan Parties shall maintain, preserve and protect all of its material assets and properties necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.12. Compliance with Laws. Each of the Borrowers and each of the other Loan Parties shall comply in all material respects with all Laws applicable to it, and obtain or maintain all permits, franchises and other governmental authorizations and approvals necessary for the ownership, acquisition and disposition of its properties and the conduct of its business. Without limiting the generality of the foregoing, the Borrowers shall be in compliance with all orders, rules, regulations issued by, and recommendations of, the U.S. Department of the Treasury and OFAC pursuant to IEEPA, the USA Patriot Act and with all, other legal requirements relating to money laundering or terrorism and any executive orders related thereto, which at the time apply to them.

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Section 5.13. Inspection Rights. Each of the Borrowers and each of the other Loan Parties shall permit representatives and independent contractors of the Credit Parties to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired (which inventory and Collateral inspections are expected to be conducted not less than twelve (12) times per Fiscal Year), upon reasonable advance notice to the Loan Parties; provided, however, that when a continuing Default or Event of Default exists any Credit Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

Section 5.14. Environmental Matters and Indemnification. Each of the Borrowers and each of the other Loan Parties shall comply, and shall cause its respective Subsidiaries to comply with all Environmental Laws, the non-compliance with which could reasonably be expected to result in a Material Adverse Change. The Loan Parties shall investigate any circumstances which give the Loan Parties reason to believe or suspect the Contamination of any of the Properties. The Loan Parties shall promptly perform any remediation of such Contamination required under applicable Laws.

Section 5.15. Additional Subsidiaries

5.15.1. Domestic Subsidiaries. If any Domestic Subsidiary is formed or acquired after the Closing Date, the Borrowers shall notify the Administrative Agent and the Lenders in writing thereof within ten (10) Business Days after the date on which such Domestic Subsidiary is formed or acquired and, within thirty (30) Business Days after the Administrative Agent’s request therefor, (i) the Borrowers shall cause such Domestic Subsidiary to (A) duly execute and deliver, or join and become a party to, a Guaranty Agreement, and the other applicable Credit Documents in the manner provided therein, and (B) promptly take such actions to create and perfect first priority Liens on such Domestic Subsidiary’s assets as security for the Obligations as the Administrative Agent or Required Lenders shall reasonably request, (ii) 100% of the Capital Stock issued by any such Domestic Subsidiary shall be pledged as security for the Obligations pursuant to such Credit Documents in form and substance satisfactory to the Administrative Agent, as may be required under the applicable Laws to effectuate a fully enforceable first priority pledge of such Capital Stock; and (iii) if any loans, advances or other debt is owed or owing by any such Domestic Subsidiary to the Borrowers or any Guarantor, the Borrowers or Guarantor shall cause all promissory notes and other instruments evidencing such loans, advances and other debt to be pledged as security for the Obligations pursuant to the Credit Documents.

5.15.2. Requirements For All Additional Subsidiaries. With respect to each such additional Subsidiary, the Borrowers shall deliver or cause to be delivered to the Administrative Agent (i) a complete copy of the Organization Documents of such Subsidiary, together with a certificate of status or good standing if such certificates are issued by the jurisdiction of formation, (ii) the original certificates for the Capital Stock of such Subsidiary, together with undated stock powers for such certificates, executed in blank, or if any shares of Capital Stock are uncertificated, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been granted to and perfected by the Administrative Agent for the benefit of the Credit Parties, in accordance with the applicable sections under Articles 8 and 9 of the UCC or other similar or local or foreign Law that may be applicable, and (iii) an opinion of counsel satisfactory to the Administrative Agent opining as to matters in connection with such Subsidiary, the pledge of Capital Stock described in this section, the enforceability of the Credit Documents executed or joined by such Subsidiary, and such other matters as may be reasonably requested by the Administrative Agent or the Required Lenders.

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5.15.3. Joinder of Additional Borrowers. With respect to any Domestic Subsidiary of any Loan Party which is formed or acquired after the Closing Date, in addition to the execution and delivery of all documents (including but not limited to Security Documents), granting of security interests and other Liens, and satisfaction of all conditions set forth in Sections 5.15.1 and 5.15.2 above, (a) if such entity engages in the sale or leasing of Floor Plan Vehicles or Units, the Borrower Representative may (or at the election of the Required Lenders, shall) designate such entity as an additional or (b) if such entity owns or acquires Property which is used in the conduct of the business of the Borrowers, the Borrower Representative may designate such entity as an additional Borrower (in each case, an “Additional Borrower”), and in each case such Additional Borrower shall execute and deliver to the Administrative Agent a Joinder Agreement hereto. Thereafter, such Additional Borrower shall be a Borrower, as applicable, for all purposes of this Agreement, shall have all of the rights, benefits, duties, and obligations of a Borrower, as applicable, party to this Agreement, enter into, execute, and deliver all Credit Documents (or counterparts or allonges thereto) as are required of a Borrower, as the case may be, be subject to all of the terms and conditions set forth herein and therein, and from time to time provide all information and documents as are required by a Borrower in such capacity pursuant to this Agreement and the other Credit Documents to which it has become a party. For the avoidance of doubt, any such Additional Borrower described in clauses “(a)” or “(b)” above shall provide all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, as reasonably requested by Administrative Agent or any Lender. The Lenders hereby authorize the Administrative Agent to accept such Credit Documents from Additional Borrowers and any Borrowers or Guarantors in connection there with, and to execute and deliver such Credit Documents as may be reasonably necessary from time to time to effectuate the joinder transactions contemplated under this Section

Section 5.16. Deposit and Operating Accounts. The Borrowers shall establish and maintain their primary deposit and operating accounts at M&T Bank.

Section 5.17. Post-Closing Deliverables. Notwithstanding the conditions precedent set forth in Section 4.01, the Loan Parties have informed the Administrative Agent and the Lenders that certain items required to be delivered as conditions precedent to the effectiveness of this Agreement will not be delivered as of the Closing Date. As an accommodation to the Loan Parties, the Administrative Agent and the Lenders have agreed to make the Loans available under this Agreement notwithstanding that such conditions have not been satisfied. In consideration of such accommodation, each applicable Loan Party hereby agrees to take each of the actions described on Schedule 5.17 attached hereto, in each case, in the manner and by the dates set forth thereon, or such later dates as may be agreed to by Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

Each Borrower agrees that until the payment and performance in full of all of the Obligations, it will not do, and it will not permit any of the other Loan Parties to do, any of the following:

Section 6.01. Liens. No Borrower and no other Loan Party shall create, incur, assume or suffer to exist any Lien upon any of its properties (real or personal), assets or revenues, whether now owned or hereafter acquired, other than Liens securing the Obligations and Permitted Encumbrances.

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Section 6.02. Investments And Loans. No Borrower and no other Loan Party shall make any Investments or extend any loans or credit facilities to any Persons, except (a) Investments in Cash Equivalents, (b) advances to its employees in the ordinary course of business for travel, entertainment, relocation and general ordinary course of business purposes, (c) extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (d) acquisitions of fixed assets, equipment and Inventory in the ordinary course of business to the extent not otherwise prohibited by the terms of this Agreement, (e) credit accommodations provided by any Loan Party to another Loan Party, (f) Permitted Acquisitions, and (g) loans and advances provided by the Borrowers to any of their Subsidiaries which are subordinated to the repayment of the Obligations and which have been assigned as collateral security to the Administrative Agent for the ratable benefit of the Lenders; provided that with respect to clauses (f) and (g) the credit accommodations, loans and advances permitted therein shall not include the assumption of debt. The entry of a Borrower or other Loan Party into a Swap Agreement shall not be deemed to be an Investment for purposes of this Section provided that such Borrower or other Loan Party is (or was) an Eligible Contract Participant as of the Eligibility Date and such Swap Agreement is (or was) entered into in connection with the Obligations or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party, or changes in the value of securities issued by such Borrower or other Loan Party, and not for purposes of speculation or taking a “market view.”

Section 6.03. Indebtedness. No Borrower and no other Loan Party shall create, incur, assume or suffer to exist any Indebtedness, except (a) the Obligations, (b) existing Indebtedness incurred prior to the Closing Date, outstanding on the Closing Date, and listed on Schedule 6.03 attached hereto, and any refinancings, renewals or extensions thereof; provided, that: (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to fees and expenses reasonably incurred, in connection with such refinancing, (ii) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, renewal or extension, (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any, it being understood that such Indebtedness shall be subordinated as to rights of payment and Liens on terms and conditions satisfactory to the Administrative Agent), and other material terms taken as a whole, of any such refinancing, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended, and (iv) the interest rate applicable to any such refinancing, renewing or extending Indebtedness does not exceed the then applicable market interest rate, (c) obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Agreements, provided that such Borrower or other Loan Party is (or was) an Eligible Contract Participant as of the Eligibility Date and such obligations are (or were) entered into in connection with the Obligations or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party, or changes in the value of securities issued by such Loan Party, and not for purposes of speculation or taking a “market view,” (d) foreign exchange hedging transactions entered into in the ordinary course of business to manage the foreign currency risks of the Loan Parties and their Subsidiaries, (e) the dividend, interest, and redemption obligations incurred by the Borrower to the Preferred Stockholders as provided by the terms of the Amended Charter, the Securities Purchase Agreement, and the Certificate of Designations (regardless of whether the same constitutes debt in accordance with GAAP), provided, however, that no payments thereof shall be made by any Loan Party in violation of the restrictions upon any such payment set forth in this Agreement or in any other Credit Document; (f) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for capital assets (within the limitations of Section 6.14 of this Agreement), and refinancings, renewals and extensions thereof; provided, that: (i) the total of all such Indebtedness taken together shall not exceed an aggregate principal amount of $15,000,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, (g) loans and investments in the ordinary course of business between the Loan Parties to the extent permitted under Section 6.02, (h) earnout obligations incurred in connection with any Permitted Acquisition to the extent constituting Indebtedness; (i) Indebtedness which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments or similar obligations in connection with a Dispositions permitted under Section 6.05, (j) Guarantees by any Loan Party or any Subsidiary with respect to (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business and (ii) workers’ compensation and similar obligations of the Loan Parties and their Subsidiaries incurred in the ordinary course of business, and (k) unsecured Indebtedness in an aggregate amount not to exceed Five Million Dollars ($5,000,000.00) at any time outstanding.

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Section 6.04. Fundamental Changes. No Borrower and no other Loan Party or Subsidiary of a Borrower or other Loan Party shall (a) merge, dissolve, liquidate, consolidate with or into another Person (whether in one transaction or in a series of transactions), except that, so long as no continuing Default or Event of Default exists and no Material Adverse Change has occurred and no Default, Event of Default or Material Adverse Change would be likely to result therefrom after giving effect thereto (i) any Subsidiary of a Borrower may merge with a Borrower provided that such Borrower is the continuing or surviving Person of such merger, or (ii) any Subsidiary of any Borrower may merge with or liquidate into any other Subsidiary of such Borrower, provided that the continuing surviving Person from such merger shall be a Guarantor, or (b) directly or indirectly form or acquire any Foreign Subsidiary without the prior written consent of the Required Lenders and on such terms and conditions as the Required Lenders may require.

Section 6.05. Dispositions. No Borrower and no other Loan Party and no Subsidiary of a Borrower or of another Loan Party shall make any Disposition or enter into any agreement to make any Disposition without the consent of the Required Lenders, except (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (b) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of similar replacement property, (c) the sale of residual ownership rights in vehicles and equipment upon the termination of operating leases, (d) Disposition of Inventory in the ordinary course of business, or (e) Dispositions not otherwise prohibited under this Section 6.05; provided that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition, (ii) no Default, Event of Default or Material Adverse Change would result from such Disposition, and (iii) the aggregate book value of all property disposed of in reliance of this subsection in any Fiscal Year shall not exceed Five Hundred Thousand Dollars ($500,000).

Section 6.06. Restricted Payments. No Borrower and no other Loan Party may declare or make, directly or indirectly, any Restricted Payments, or incur any obligation (contingent or otherwise) to do so, except that (a) each Subsidiary of a Borrower may make Restricted Payments to such Borrower, (b) LDRV may make Restricted Payments to Parent Guarantor, (c) Parent Guarantor may make Restricted Payments to Pubco Guarantor, (d) the Loan Parties may declare and make non-cash dividend payments or other non-cash distributions payable solely in their Capital Stock, and (e) Pubco Guarantor may incur the redemption and payment obligations to the Preferred Stockholders set forth in the Amended Charter, the Securities Purchase Agreement, and the Certificate of Designations respect to the Pubco Guarantor’s Series A Preferred Stock described therein, provided that no redemption of such Series A Preferred Stock, in whole or in part, or payments of the redemption price, in whole or in part, for any Capital Stock held by the Preferred Stockholders shall occur, directly or indirectly, prior to the dates for redemption set forth in Sections 7(a)(i) and 7(b) of the Certificate of Designations as in effect on the date hereof and on a non-accelerated basis, and no payment of any dividends and distributions shall be paid to the Preferred Stockholders, directly or indirectly, (i) at any time during which there is a continuing Default or Event of Default, or (ii) if after giving effect to such payment, a Default or Event of Default would exist; (f) in the absence of any continuing Defaults or Events of Default and provided that after giving immediate effect thereto, no Defaults or Events of Default would result therefrom, each Borrower and each other Loan Party may (i) repurchase Capital Stock owned by former employees of the Loan Parties or employees which are leaving the employment of such Borrower or other Loan Parties; and (ii) make other Restricted Payments; provided however, the payments set forth in clauses “(e),” and “(f)” shall not be paid more frequently than quarterly after the end of each Fiscal Quarter and upon delivery of the financial statements due to the Administrative Agent and the Lenders hereunder evidencing the ability of the Loan Parties to make such Restricted Payments in full compliance with all of the terms and conditions set forth in this Agreement, including demonstrated compliance with the financial covenants set forth in Sections 6.12 and 6.13 hereof.

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Section 6.07. Change in Nature Of Business. No Borrower and no other Loan Party and no Subsidiary of a Borrower or other Loan Party shall engage in any material line of business substantially different from (a) those lines of business conducted by it on the Closing Date or (b) any business substantially related or incidental to the lines of business conducted by it on the Closing Date.

Section 6.08. Transactions With Affiliates. No Borrower and no other Loan Party and no Subsidiary of any Borrower or other Loan Party shall enter into any transaction of any kind with any Affiliate (other than with its wholly-owned Subsidiaries), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable as would be obtainable at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Section 6.09. Burdensome Agreements; Negative Pledges. No Borrower and no other Loan Party shall enter into or grant any negative pledges or agreements restricting its ability to pledge its assets or to grant Liens against its assets, except as otherwise expressly provided for in the Credit Documents and except to the extent that any Capital Lease or purchase money facility of any of the Loan Parties prohibits the granting of Liens against the equipment that is being leased or financed, as applicable, pursuant to such Capital Lease or purchase money facility. No Subsidiary of a Borrower or any other Loan Party shall enter into any contractual obligation that limits the ability of such Subsidiary: (a) to make Restricted Payments to such Borrower or other Loan Party or to otherwise transfer property to such Borrower, or (b) to guarantee the Obligations.

Section 6.10. Use Of Proceeds. No Borrower shall use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry “margin stock” (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 6.11. Tax Consolidation. No Borrower shall file or consent to or permit the filing of any consolidated income tax return on behalf of it with any Person (other than a consolidated return of Pubco Guarantor and its Subsidiaries). No Borrower shall enter into any agreements with any Person which would cause such Borrower to bear more than the amount of taxes to which it would have been subject had it separately filed (or filed as part of a consolidated return among Pubco Guarantor and its Subsidiaries).

Section 6.12. Maximum Total Leverage Ratio. The Borrowers shall not permit the Total Leverage Ratio to exceed a ratio of 3.00 to 1.00, as measured on the last day of each Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2018.

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Section 6.13. Minimum Consolidated Fixed Charge Coverage Ratio. The Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than a ratio of 1.25 to 1.00 as measured on the last day of each Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2018.

Section 6.14. Capital Expenditures. The Borrowers and their Subsidiaries shall not make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrowers and their Subsidiaries during a given Fiscal Year, an amount equal to twenty-five percent (25%) of Consolidated EBITDA for such Fiscal Year.

Section 6.15. Anti-Money Laundering/International Trade Law Compliance. No Covered Entity shall be or become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, shall (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay the Obligations, in whole or in part, shall not be derived from any unlawful activity.

Section 6.16. Amendments to Amended Charter, Securities Purchase Agreement, or Certificate of Designations. There shall be no amendments to Section 7 (Redemption) of the Certificate of Designations, nor shall there be any other amendments to the Amended Charter, the Securities Purchase Agreement, or the Certificate of Designations, the effect of which would (a) accelerate the period during which the redemption options in respect of Series A Preferred Stock may be exercised (which period shall commence no earlier than the respective dates for redemption set forth in Sections 7(a)(i) and 7(b) of the Certificate of Designations as in effect on the date hereof and on a non-accelerated basis, or permit the cash payment of any portion of a redemption prior to such dates, (b) change the amount or method of calculation of the redemption price or any other payment on account of any redemption of the Series A Preferred Stock, (c) change the terms and amounts of payments of dividends and distributions to Preferred Stockholders thereunder, or (d) expand the consent rights of any or all of the Preferred Stockholders to amendments or refinancing of the Credit Documents or Obligations.

ARTICLE 7

EVENTS OF DEFAULT

The occurrence of any of the following events or conditions shall constitute an Event of Default.

Section 7.01. Failure To Pay. The failure or refusal of the Borrowers to pay (a) all or any amount or installment of principal due upon the Loans or upon any L/C Obligation (whether scheduled, by acceleration, or as otherwise required by the terms of the Credit Documents), or (b) any interest or fees upon any Loan or L/C Obligation within three (3) Business Days after the due date thereof, or (c) any other amount payable hereunder or under any Credit Document within five (5) Business Days after the due date thereof.

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Section 7.02. Violation Of Covenants. The failure or refusal of any Borrowers to (a) perform, observe, and comply with any covenant, agreement, or condition contained in Sections 5.04, 5.06, 5.08, 5.09.9, 5.09.11, 5.09.12, 5.09.13 (or any other Sections requiring the giving of notice by any Loan Party to any Credit Party), 5.10, 5.13 and 5.14 or in Article 6 (Negative Covenants) of this Agreement, (b) timely perform, observe and comply with any other covenant, agreement, or condition contained in this Agreement (not specified above in Section 7.01 or 7.02(a)), and such failure or refusal continues for a period of thirty (30) consecutive calendar days, or (c) timely perform, observe, or comply with any covenant, agreement or condition contained in any other Credit Document, after expiration of any cure period set forth therein.

Section 7.03. Representation Or Warranty. Any representation or warranty made by the Borrowers or by any other Loan Party herein or in any Credit Document, any Collateral Information Certificate, or in any Compliance Certificate or other document or instrument delivered from time to time to any of the Credit Parties shall be false, incorrect, or misleading in any material respect when made or deemed made.

Section 7.04. Cross-Default. (a) Any Borrower or any other Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (without regard to any existing intercreditor arrangements), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded, (iii) fails to observe or perform any covenant or agreement set forth in the Securities Purchase Agreement (including under Section 4.15 of the Securities Purchase Agreement) or the Certificate of Designations (including under Sections 5.b(vii), 5.b(viii), or 5.b(xi) thereof), or (c) there occurs a default or event of default under any Swap Agreement.

Section 7.05. Judgments. The Loan Parties shall suffer final judgments for the payment of money aggregating for all Loan Parties in excess of the Threshold Amount in excess of available insurance proceeds and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

Section 7.06. Levy By Judgment Creditor. Any judgment creditor of any of the Loan Parties shall obtain possession of any of the Collateral with a value in excess of the Threshold Amount by any means, including but not limited to levy, distraint, replevin or self-help, and the Loan Parties shall not remedy same within thirty (30) days thereof; or a writ of garnishment is served on the Administrative Agent or any other Credit Party relating to any of the accounts of the Borrowers or of any of the other Loan Parties maintained with the Administrative Agent or with any other Credit Party.

Section 7.07. Involuntary Insolvency Proceedings. The institution of involuntary Insolvency Proceedings against any Borrower or any other Loan Party and the failure of any such Insolvency Proceedings to be dismissed before the earliest to occur of (a) the date which is sixty (60) days after the institution of such Insolvency Proceedings, (b) the entry of any order for relief in the Insolvency Proceeding or any order adjudicating any Borrower or any other Loan Party insolvent, or (c) the impairment (as to validity, priority or otherwise) of any Lien of the Credit Parties in any of the Collateral.

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Section 7.08. Voluntary Insolvency Proceedings. The commencement by any Borrower or by any other Loan Party of Insolvency Proceedings.

Section 7.09. Attempt To Terminate Or Limit Guaranties. The receipt by a Credit Party of notice from a Guarantor that such Guarantor is attempting to terminate or limit any portion of its obligations under a Guaranty Agreement.

Section 7.10. ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.

Section 7.11. Injunction. The issuance of any injunction against any Borrower or against any other Loan Party which enjoins or restrains any Borrower or any other Loan Party from continuing to conduct any material part of its business affairs which continues for more than ten (10) days

Section 7.12. Invalidity of Credit Documents. Any provision of any Credit Document, or any document containing a subordination or intercreditor undertaking pertaining to any Obligation, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Credit Document or such other document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Credit Document or such other document, or purports to revoke, terminate or rescind any provision of any Credit Document

Section 7.13. Invalidity of Security Documents. Any Security Document after delivery thereof pursuant to Sections 4.01 or 5.15 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Encumbrances) on the Collateral purported to be covered thereby.

Section 7.14. Licenses and Agreements. Any agreement with any Manufacturer is revoked, terminated or suspended and, a replacement for same is not entered into within 30 days of such termination, revocation or suspension, or any license, consent, or approval which is material to the conduct of the business of any Loan Party is revoked, terminated or suspended.

Section 7.15. Change In Control. The occurrence of any Change in Control.

Section 7.16. Change in Management. The occurrence of any event or occurrence resulting in William Murnane ceasing to be the Chief Executive Officer or to hold another key management position with the Borrowers, the Parent Guarantor, and Pubco Guarantor unless replacements therefor with demonstrable commensurate management experience with companies doing business in LDRV’s industry are employed promptly (but not later than one hundred eighty (180) days) after such event or occurrence.

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ARTICLE 8

RIGHTS AND REMEDIES OF CREDIT PARTIES

ON THE OCCURRENCE OF AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default and during the continuance thereof:

Section 8.01. Credit Parties’ Specific Rights And Remedies. In addition to all other rights and remedies provided by applicable Laws and the terms of the Credit Documents, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, on behalf of the Lenders and shall, at the direction of the Required Lenders (a) declare the Commitments of each Lender to advance proceeds of the Loans and any obligation of the Issuing Bank to issue any Letters of Credit to be terminated, (b) accelerate and call immediately due and payable all or any part of the Obligations, (c) require the Loan Parties to Cash Collateralize the L/C Obligations, (d) seek specific performance or injunctive relief to enforce performance of the undertakings, duties, and agreements provided in the Credit Documents, whether or not a remedy at Law exists or is adequate, (e) exercise any rights of a secured creditor under applicable Laws against the Collateral, including (i) the right to take possession of the Collateral without the use of judicial process or hearing of any kind, (ii) the right to require the Loan Parties to assemble the Collateral at such place as the Administrative Agent may specify, and (iii) the right to sell the Collateral, in whole or in part, at either private or public sale, and (f) seek the appointment of a receiver for any or all of the Loan Parties and/or the assets of any or all of the Loan Parties. For the avoidance of doubt, the availability and exercise of default remedies and rights under any Swap Agreements shall be governed by the default provisions of such Swap Agreement.

Section 8.02. Automatic Acceleration. Upon the occurrence and during the continuance of an Event of Default as described in Sections 7.07 or 7.08 of this Agreement, the Commitments shall automatically terminate, the Obligations shall be automatically accelerated and due and payable without any notice, demand or action of any type on the part of the Credit Parties, the obligations of the Issuing Bank to issue Letters of Credit shall be automatically terminated, and the Loan Parties shall be automatically required to Cash Collateralize the L/C Obligations.

Section 8.03. Consent To Appointment Of Receiver. Each Borrower irrevocably consents to the appointment of a receiver upon the request of the Administrative Agent during any continuing Event of Default for it and for any or all of its business affairs, business operations, and assets, which receiver shall be authorized and deemed empowered to have and exercise the broadest powers permitted or available under applicable Laws to operate, manage, conserve, liquidate and sell any or all of its assets; provided, however, that such receiver shall have no authority without the prior written consent of the Required Lenders to release, discharge or otherwise negate any Liens securing the Obligations or to sell any assets of the Borrowers free and clear of any Liens securing the Obligations.

Section 8.04. Remedies Cumulative. The rights and remedies provided in this Agreement and in the other Credit Documents or otherwise under applicable Laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.

Section 8.05. Application Of Funds. After the exercise of remedies (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

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8.05.1. First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses, reimbursements, and other amounts (including Credit Party Expenses) payable to the Administrative Agent and to that part of the Obligations owed to any of the Credit Parties or to Affiliates of any of the Credit Parties for Bank Products, as described in item (d) in the definition of Obligations.

8.05.2. Second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Bank (including Credit Party Expenses), ratably among the Lenders and the Issuing Bank.

8.05.3. Third, to the payment of that portion of the Obligations constituting Letter of Credit Fees, accrued and unpaid interest on the Loans and on the L/C Borrowings and on other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them.

8.05.4. Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans and the L/C Borrowings and payment or Cash Collateralization of any obligations under any Swap Agreements, ratably among the Lenders and the Issuing Bank and the respective Swap Providers in proportion to the respective amounts described in this clause Fourth held by them.

8.05.5. Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit.

8.05.6. Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable Laws.

Amounts used to Cash Collateralize either the Swap Agreements pursuant to clause Fourth above, or the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit and payment obligations under the Swap Agreements as they occur. If any amounts remain on deposit as Cash Collateral after all Letters of Credit have been fully drawn or have expired and all Swap Agreements have been terminated, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.01. Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably designates and appoints M&T Bank as Administrative Agent under this Agreement and the other Credit Documents and each Lender and the Issuing Bank authorizes M&T Bank as its respective Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Credit Parties and no Loan Party shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Laws. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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Section 9.02. Exculpatory Provisions.

9.02.1. No Fiduciary, Discretionary or Implied Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) Shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, or that may cause a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) Shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

9.02.2. No Liability for Certain Actions. The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 10.01 or (b) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

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9.02.3. Knowledge. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or Material Adverse Change unless and until written notice describing such Default, Event of Default or Material Adverse Change is given to the Administrative Agent in writing by a Credit Party or by a Loan Party.

9.02.4. No Duty to Inquire. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.03. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.04. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.05. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Credit Parties and to the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders (the “Resignation Effective Date”)), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and the provisions of Section 10.08 of this Agreement shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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Section 9.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.07. Administrative Agent May Hold Collateral For Lenders and Others. The Lenders and the Loan Parties acknowledge that any Security Documents relating to the Loans, the Obligations, or the Collateral, including all of such documents filed in the public records in order to evidence or perfect the Liens granted in the Credit Documents, may name only the Administrative Agent, as agent for the Lenders as the secured party, mortgagee, beneficiary, or as lienholder. The Lenders and the Loan Parties authorize the Administrative Agent to hold any or all of the Liens in and to the Collateral as the agent for the benefit of the Credit Parties, M&T Bank, the Swap Providers, or any of their respective Affiliates, as applicable under this Agreement. Such Swap Providers and Affiliates which are party hereto, by their acceptance of the benefits of this Agreement and/or any other Security Documents or Credit Documents, also hereby authorize the Administrative Agent to hold the Liens in and to the Collateral as their administrative agent.

Section 9.08. The Administrative Agent In Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, including the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.01.15, 2.03.5, 2.05.9, 2.15 and 10.08) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.01.15, 2.03.5, 2.05.9, 2.15 and 10.08. Nothing contained herein shall be deemed to (a) permit the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank, (b) authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding, or (c) credit bid any Obligation held by any Lender or the Issuing Bank in any such proceeding, without the prior consent of such Lender or the Issuing Bank, as applicable.

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Section 9.10. Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon the final termination of all of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted under clause (h) of the definition of Permitted Encumbrance; and (c) to release any Guarantor from its obligations under its respective Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, its Affiliates or its agents, this Agreement, any other Credit Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

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Section 9.12. No Other Duties, Etc. Notwithstanding anything to the contrary herein, none of the Bookrunners, Arrangers listed on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in the capacity, as applicable, as the Administrative Agent, a Lender, the Issuing Bank or the Swingline Lender.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrowers or by any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (a) waive any condition set forth in Section 4.01.1 without the written consent of each Lender; (b) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01(a)) without the written consent of such Lender; (c) postpone any date fixed by this Agreement or any other Credit Document for any scheduled payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document, extend the final Maturity Date of any Loans, or extend the date of payment for reimbursement obligations in respect of Letters of Credit, without the written consent of each Lender directly affected thereby; (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees (including fees related to Letters of Credit) or other amounts payable hereunder or under any other Credit Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate; (e) change Section 8.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; (f) change any provision of this Section or reduce the aggregate commitment amount specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or (g) release all or substantially all Collateral (other than as specifically authorized by the terms of this Agreement or any other Credit Document); and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any L/C Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall amend or modify any Swap Agreements or otherwise affect the rights or duties of any Swap Providers (and no Lender or Required Lender consent or approval shall be required or permitted with respect to any such amendments or modifications to any Swap Agreements) or release any Collateral securing any obligations under any Swap Agreement without the consent of the respective Swap Provider; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

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Section 10.02. Successors and Assigns.

10.02.1. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consents of the Administrative Agent and of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 10.2.2; (b) by way of participation in accordance with the provisions of Section 10.03, or (c) by way of pledge or assignment of a security interest authorized by Section 10.04 (and any other attempted assignment, transfer or pledge by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.03 of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.02.2. Assignments By Lenders. Each Lender may assign to one or more Eligible Assignees all or any portion of such Lender’s interests, rights and obligations set forth in this Agreement or the other Credit Documents, including all or a portion of its Commitments and the Loans (including for purposes hereof, its participations in L/C Obligations and Swingline Loans) provided that (a) an administrative fee in the amount of Five Thousand ($5,000.00) is paid to the Administrative Agent by either the assigning Lender or the Eligible Assignee in connection with the assignment, (b) if less than all of the assigning Lender’s Commitments and Loans is to be assigned, the amount of the Commitments and Loans so assigned shall be for an aggregate principal amount of not less than Five Million Dollars ($5,000,000.00), (c) each partial assignment shall be made as an assignment of a proportionate amount of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and Commitments assigned (except this clause (c) shall not apply to the Swingline Lender’s rights and obligations in the Swingline Loans), (d) the parties to each such assignment shall execute and deliver an Assignment And Assumption to the Administrative Agent, for its acceptance, and (e) such Assignment And Assumption does not require the filing of a registration statement with the Securities And Exchange Commission or require the Loans or the Notes to be qualified in conformance with the requirements imposed by any blue sky Laws or other Laws of any state. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment And Assumption, which effective date is at least five (5) Business Days after the execution thereof, (a) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment And Assumption, have the rights, duties, and obligations of a Lender hereunder, and (b) the assigning Lender thereunder shall, to the extent provided in such Assignment And Assumption, be released from its duties and obligations under this Agreement but shall continue to be entitled to all indemnification and reimbursement rights provided to the Lenders by the Borrowers pursuant to any of the Credit Documents with respect to facts, events, and circumstances occurring prior to the effective date of such assignment. By executing and delivering an Assignment And Assumption, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties to this Agreement the facts and matters as set forth in such Assignment and Assumption. Lenders may only assign their interests in the Commitments, the Loans, and Credit Documents to Eligible Assignees. Any assignment or transfer by a Lender of rights or obligations under the Credit Documents that does not comply with this Section shall be treated for purposes of the Credit Documents as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.03 of this Agreement. Except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or a release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

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10.02.3. Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender pursuant to Section 10.02.2, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its respective Commitment Percentages. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

10.02.4. Register. The Administrative Agent, acting solely for this purpose as a limited fiduciary agent of the Borrowers, shall maintain a copy of each Assignment And Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or the Lenders at any reasonable time and from time to time upon reasonable prior notice.

10.02.5. Procedures for Implementing Lender Assignments. Upon the Administrative Agent’s receipt of an Assignment And Assumption executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such Assignment and Assumption and any necessary consents to such Assignment and Assumption, the Administrative Agent shall, if such Assignment and Assumption has been completed and is substantially in the form of Exhibit A (a) accept such Assignment And Assumption, (b) record the information contained therein in the Register, (c) give prompt notice thereof to the Borrowers, and (d) promptly deliver a copy of such Assignment And Assumption to the Borrowers. Within three (3) Business Days after receipt of notice, the Borrowers shall execute and deliver to the Administrative Agent, in exchange for the surrendered Notes, new Notes to the order of such Eligible Assignee in amounts equal to the Commitments and Commitment Percentages assumed by it pursuant to such Assignment And Assumption and new Notes to the order of the assigning Lender in an amount equal to the Commitments and Commitment Percentages retained by the assigning Lender. Such Notes shall be in the aggregate stated principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment And Assumption and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. The surrendered Notes shall be canceled and returned to the Borrowers. The Borrowers expressly acknowledge that the cancellation of any Note or Notes and the replacement of any Note or Notes in accordance with this provision shall not constitute or be deemed to be a refinancing or a novation of any of the Obligations.

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10.02.6. Cashless Settlements. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 10.03. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than to a Defaulting Lender, a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.11.5. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.07.3, 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11.7 (it being understood that the documentation required under Section 2.11.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02 of this Agreement; provided that such Participant (i) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under Section 10.02 of this Agreement; and (ii) shall not be entitled to receive any greater payment under Sections 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.12.2 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.08 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a limited non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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Section 10.04. Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Resignations Of Issuing Bank And Swingline Lender. Notwithstanding anything to the contrary the Issuing Bank may upon thirty (30) days’ notice to the Administrative Agent, the Borrowers and the Lenders, resign as Issuing Bank, and/or (b) the Swingline Lender may upon thirty (30) days’ notice to the Administrative Agent, the Borrowers and the Lenders, resign as Swingline Lender. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Credit Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

Section 10.06. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent the Borrowers have deemed appropriate, and (iii) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of the Borrowers or any of their Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Arranger has any obligation to any of the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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Section 10.07. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower or any other Loan Party against any and all of the Obligations of the Borrowers or any Loan Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or any of their Affiliates shall have made any demand under this Agreement or any other Credit Document and although such Obligations of the Borrowers or any Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may otherwise have under applicable Laws. The Lender and the Issuing Bank each agree to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08. Expenses; Indemnity; Damage Waiver.

10.08.1. Costs and Expenses. The Borrowers jointly and severally promise to pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank) in connection with the enforcement or protection of its rights (ii) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (d) all other Creditor Party Expenses. The agreements of the Borrowers set forth in this Section 10.08.1 shall not merge into any judgment entered in connection with this Agreement or any other Credit Documents but shall survive as separate independent contractual agreements of the Borrowers.

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10.08.2. Indemnification by the Borrowers. The Borrowers jointly and severally agree to indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and to indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if a Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.08.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.08.3. Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 10.08.1 or 10.08.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally promises to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Total Credit Exposure for all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank or the Swingline Lender solely in its capacity as such, only the holders of Revolving Credit Loans shall be required to pay such unpaid amounts, such payment to be made severally among them based on each of such Lenders’ respective Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Bank or any the Swingline Lender in connection with such capacity.

10.08.4. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, each Borrower agrees that it will not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in Section 10.08.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

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10.08.5. Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

10.08.6. Survival. Each party’s obligations under this Section 10.08 shall survive the termination of the Credit Documents and the payment of the Obligations hereunder.

Section 10.09. Course of Conduct. No failure or delay by any Credit Party in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless such waiver is made in accordance with Section 10.01 of this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No waiver or indulgence by any of the Credit Parties shall constitute a future waiver of performance or exact performance by any of the Loan Parties. No amendment or waiver shall be effective unless in writing. Without limiting the generality of the foregoing, the advance of proceeds of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or an Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time of such advance or issuance.

Section 10.10. Notices; Effectiveness; Electronic Communication.

10.10.1. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.10.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a) if to any of the Borrowers or to any other Loan Party, to it at 6130 Lazydays Blvd., Seffner, FL 33584, Attention of Maura L. Berney, Chief Financial Officer (Facsimile No. ___________; Telephone No. (813) 204-4374);

(b) if to the Administrative Agent, to Manufacturers and Traders Trust Company at One Fountain Plaza – 12th Floor, Buffalo, NY 14203, Attention of Brendan Kelly, Vice President (Facsimile No. ____________; Telephone No. (716) 848-2778; and to M&T Debt Capital Markets Group, 25 S. Charles Street, 12th Floor, Baltimore, Maryland 21201, Attention of Robert Hauver, Managing Director (Facsimile No. (410) 244-4477);

(c) if to Manufacturers and Traders Trust Company in its capacity as provider of the M&T Advances, to it at M&T Bank Dealer Commercial Services, One Fountain Plaza – 12th Floor, Buffalo, NY 14203, Attention of Brendan Kelly, Vice President (Facsimile No. (___) ___-____); Telephone No. (716) 858-2778;

(d) if to Manufacturers and Traders Trust Company in its capacity as Issuing Bank, to it at One Fountain Plaza – 12th Floor, Buffalo, NY 14203, Attention of Brendan Kelly, Vice President (Facsimile No. ___________; Telephone No. (716) 858-2778; and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrowers at the time of its appointment as an Issuing Bank hereunder;

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(e) if to a Lender, to it at its address (or facsimile number) set forth on its respective Lender Addendum or Assignment And Assumption.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.10.2 below, shall be effective as provided in said Section 10.10.2.

10.10.2. Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or any of the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

10.10.3. Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.10.4. Platform. (a) Each of the Borrowers and each other Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on the Platform; and (b) the Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or to any other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

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Section 10.11. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agree to maintain the confidentiality of the “Information” (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries; provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.12. Counterparts And Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or a Lender Addendum by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be just as effective as the delivery of a manually executed counterpart of this Agreement.

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Section 10.13. Electronic Execution. The words “execution”, “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act. Without limitation to the foregoing, signature pages to the Credit Documents delivered by electronic communication (including facsimile, e-mail and internet or intranet websites) shall be as effective, valid and enforceable and binding upon the indicated signatories as manually delivered signatures.

Section 10.14. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.15. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Credit Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Documents is outstanding and unpaid and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Sections 2.07.3, 2.09, 2.10.4, 2.10.5, Article 9 and Section 10.08 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.16. Time. Time is of the essence to this Agreement.

Section 10.17. Advertisement. The Borrowers authorize the Administrative Agent to publish the names of the Borrowers and the amount of the financing provided in accordance with this Agreement in any “tombstone” or comparable advertisement which the Administrative Agent elects to publish. The Borrowers further agree that the Administrative Agent may provide lending industry trade organizations with information necessary and customary (including, without limitation, the amount and type of facilities, the rates and counsel’s name) for inclusion in league table measurements after the Closing Date. Without limiting the generality of the foregoing, the Borrowers consent to the disclosure by the Administrative Agent after the Closing Date of information relating to the Loans to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms consisting of (a) the Borrowers’ names, (b) principal loan amounts, (c) interest rates, (d) term lengths, (e) commitment fees and other fees to the Lenders in the syndicate, and (f) the identity of their attorneys and other information customarily found in such publications.

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Section 10.18. Acknowledgments. Each Borrower hereby acknowledges that (a) it and each of the other Loan Parties has been advised and represented by counsel in the negotiation, execution and delivery of each Credit Document, (b) no Credit Party has any fiduciary relationship with or duty to it or any other Loan Party arising out of or in connection with this Agreement and the relationship between the Credit Parties, on one hand, and the Borrowers and the other Loan Parties, on the other hand, in connection herewith is solely that of creditors and debtors, and (c) no joint venture exists among any of the Credit Parties and the Borrowers or any of the other Loan Parties.

Section 10.19. Governing Law. This Agreement and the other Credit Documents and any claims, disputes or causes of action (whether in contract or tort) arising out of or related to this Agreement or any other Credit Document (except as to any other Credit Document, as expressly set forth therein) and the transaction contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the Governing State.

Section 10.20. Jurisdiction. Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in Law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrowers or any other Loan Party or its properties in the courts of any jurisdiction.

Section 10.21. Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any court referred to in Section 10.20. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.22. Service Of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.10. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 10.23. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OBLIGATIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.24. USA Patriot Act Notice. Each Credit Party that is subject to the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and address of the Borrowers and other information that will allow such Credit Party to identify the Borrowers in accordance with the USA Patriot Act.

[Signatures begin on following page.]

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Signature Page to Credit Agreement:

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Credit Agreement to be executed by their respective duly Authorized Officers as of the date first written above.

BORROWERS:

LDRV HOLDINGS CORP.,
a Delaware corporation

By:	/s/ Maura L. Berney
Maura L. Berney, Chief Financial Officer

LAZYDAYS RV AMERICA, LLC,
a Delaware limited liability company

By:	LDRV Holdings Corp.,
a Delaware limited liability company,
its Manager

By:	/s/ Maura L. Berney
Maura L. Berney, Chief Financial Officer

LAZYDAYS RV DISCOUNT, LLC,
a Delaware limited liability company

By:	LDRV Holdings Corp.,
a Delaware limited liability company,
its Manager

By:	/s/ Maura L. Berney
Maura L. Berney, Chief Financial Officer

LAZYDAYS MILE HI RV, LLC,
a Delaware limited liability company

By:	LDRV Holdings Corp.,
a Delaware limited liability company,
its Manager

By:	/s/ Maura L. Berney
Maura L. Berney, Chief Financial Officer

[Signatures continue on following page]

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Signature Page to Credit Agreement (continued):

ADMINISTRATIVE AGENT:

MANUFACTURERS AND TRADERS TRUST COMPANY,
a New York banking corporation,
in its capacity as Administrative Agent

By:	/s/ Brendan Kelly
Brendan Kelly,
Vice President

LENDER:

MANUFACTURERS AND TRADERS TRUST COMPANY,
a New York banking corporation,
in its capacity as a Lender

By:	/s/ Brendan Kelly
Brendan Kelly,
Vice President

Schedule 1.01

Lenders and Commitments

Lender	Floor Plan Loan Commitment	Floor Plan Loan Commitment Percentage	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan Commitment	Term Loan Commitment Percentage
M&T Bank	$175,000,000	100%	$5,000,000	100%	$20,000,000	100%
TOTAL	$175,000,000	100%	$5,000,000	100%	$20,000,000	100%

Schedule 1.02

Existing Letters of Credit

Issuer	Number	Date of Issuance	Stated Amount	Account Party	Beneficiary
Bank of America, N.A.	68048653	03.23.2017	$35,000	LDRV Holdings Corp.	Capitol Indemnity Corporation and/or Platte River Insurance Company ATIMA
Bank of America, N.A.	68027365	07.02.2017	$218,600	Lazy Days’ R.V. Center, Inc.	Tampa Electric Company

Schedule 1.03

Preferred Stockholders

Coliseum Capital Partners, L.P.

Blackwell Partners LLC – Series A

Park West Investors Master Fund, Limited

Park West Investors International, Limited

Schedule 1.04

Facilities

6130 Lazy Days Boulevard

Seffner, FL 33584

3200 E. Irvington Road

Tucson, AZ 85714 (main dealership)

5055 S. Sunbelt Ave.

Tucson, AZ 85714 (inventory display lot)

5043 S. Country Club Road

Tucson, AZ 85714 (service building)

5975 S. Brosius Ave.

Tucson, AZ 85706 (small residential building)

4777 Marketplace Drive

Johnstown, CO 80534

3610/3640 Chambers Road

Aurora, CO 80011

10683 W I-25 Frontage Rd.

Longmont, CO 80504

Schedule 3.20

Material Contracts

Not Applicable

Schedule 5.17

Post-Closing Deliverables

1. The Borrowers agree to obtain Repurchase Agreements satisfactory to the Administrative Agent from manufacturers, OEMs, and other suppliers of Floor Plan Units and other vendors in connection with Floor Plan Units financed as Eligible New Floor Plan Units, in each case on a best efforts basis and within a reasonable time after Closing.

2. Within 30 days from the Closing Date the Borrowers agree to deliver to the Administrative Agent the original stock certificates evidencing the Equity Interests of each of the Borrowers and the Parent Guarantor together with stock powers satisfactory to the Administrative Agent.

3. The Borrowers agree to obtain from each of the landlords and mortgagees having an interest in business premises of the Borrowers landlord’s waivers and mortgagee’s waivers, as the case may be, in each case on a best efforts basis and within 30 days from the date that forms for same are provided are by Administrative Agent’s counsel to Borrower’s counsel.

Schedule 6.03

Indebtedness

Operating Leases	Total Future Obligation
DLL Finance - Contract #101-0432957-000	$64,608.18
DLL Finance - Contract #101-0437659-000	$55,721.24
DLL Finance - Contract #101-0437641-000	$676,458.06
DLL Finance - Contract #101-0437498-000	$158,089.67
DLL Total	$954,877.15

Lasalle Systems - Schedule #6	$2,191.36
Lasalle Systems - Schedule #9	$4,750.80
Lasalle Systems - Schedule #10	$14,213.88
Lasalle Systems - Schedule #11	$35,823.60
Lasalle Systems - Schedule #12	$39,318.22
Lasalle Systems - Schedule #13	$66,286.80
Lasalle Systems - Schedule #14	$63,505.00
Lasalle Systems - Schedule #15	$317,980.42
Lasalle Systems - Schedule #15A	$8,466.91
Lasalle Systems - Schedule #16	$47,294.00
Lasalle Systems - Schedule #17	$37,237.60
Lasalle Systems - Schedule #18	$1,383.72
Lasalle Systems - Schedule #19	$54,794.70
Lasalle Systems - Schedule #20	$9,243.73
Lasalle Systems - Schedule #21	$3,772.82
Lasalle Systems - Schedule #22	$29,440.00
Lasalle Systems - Schedule #23	$24,385.30
Lasalle Systems - Schedule #24	$59,290.55
Lasalle Total	$819,379.41

Wells Fargo - 603-0076578	$25,375.30
Wells Fargo - 603-0141236	$18,811.44
Wells Fargo - 603-0138794	$435,949.14
Wells Fargo - 603-0138794-13	$10,970.08
Wells Fargo - 603-0138794-15	$14,252.66
Wells Fargo - 603-0147071	$46,208.88
Wells Fargo - 603-0149158	$15,639.12
Wells Fargo - 603-0154068	$5,310.80
Wells Fargo - 603-0161759	$55,194.24
Wells Fargo - 603-0176982	$7,164.96
Wells Fargo Total	$634,876.62

Hewlett-Packard Financial Services Company	TBD
Cisco Systems Capital Corporation	TBD